AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1999
                                                      REGISTRATION NO. 333-77235
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                              YOUNG & RUBICAM INC.
             (Exact name of Registrant as specified in its charter)



              DELAWARE                             7311                       13-1493710
  (State or other jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
   incorporation or organization)      Classification Code Number)     Identification Number)

                               285 MADISON AVENUE
                            NEW YORK, NEW YORK 10017
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)
                           STEPHANIE W. ABRAMSON, ESQ.
                    EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL
                              YOUNG & RUBICAM INC.
                               285 MADISON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 210-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   COPIES TO:

            STEPHEN H. SHALEN, ESQ.                    MARK C. SMITH, ESQ.
          CHRISTOPHER J. WALTON, ESQ.              ALLISON R. SCHNEIROV, ESQ.
     CLEARY, GOTTLIEB, STEEN & HAMILTON     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
            ONE LIBERTY PLAZA                           919 THIRD AVENUE
           NEW YORK, NEW YORK 10006                 NEW YORK, NEW YORK 10022
              (212) 225-2000                             (212) 735-3000

                               ----------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                               ----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                               EXPLANATORY NOTE


     This Registration Statement contains two forms of prospectus; one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus will be identical in all respects except for the front cover pages and the back cover pages. The form of the U.S. Prospectus is included herein; the forms of the front and back cover pages of the International Prospectus follow the back cover page of the U.S. Prospectus.

                   SUBJECT TO COMPLETION, DATED MAY 24, 1999



PROSPECTUS

                               15,000,000 SHARES

                               [GRAPHIC OMITTED]

                                 COMMON STOCK
                              -------------------
     This is an offering of 15,000,000 shares of common stock of Young & Rubicam Inc. This prospectus relates to an offering of 12,000,000 shares in the United States and Canada. In addition, 3,000,000 shares are being offered in a concurrent international offering outside the United States and Canada.

     All of the 15,000,000 shares of common stock offered by this prospectus are being sold by the selling stockholders named in this prospectus. Young & Rubicam will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.


     The last reported sale price of the common stock, which is listed on the New York Stock Exchange under the symbol "YNR", on May 21, 1999, was $40.62 per share.


     INVESTING IN COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                                                     Per
                                                    Share         Total
                                                 -----------   ----------
Public offering price ........................   $             $
Underwriting discount ........................   $             $
Proceeds to the selling stockholders .........   $             $

                             -------------------
     The U.S. underwriters may purchase up to an additional 2,250,000 shares from selling stockholders to cover over-allotments. Young & Rubicam Inc. has agreed to pay expenses incurred by the selling stockholders in connection with the offerings, other than the underwriting discount.

     The underwriters expect to deliver the shares in New York, New York on , 1999.

                              -------------------
           Joint Global Coordinators and Joint Book-Running Managers

BEAR, STEARNS & CO. INC.                            DONALDSON, LUFKIN & JENRETTE
                             -------------------
GOLDMAN, SACHS & CO.
                ING BARING FURMAN SELZ LLC
                                 MORGAN STANLEY DEAN WITTER
                                                           SALOMON SMITH BARNEY


                    The date of this prospectus is    , 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THIS PROSPECTUS IS DELIVERED IN FINAL FORM. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully, especially the risks of investing in the common stock discussed under "Risk Factors."


YOUNG & RUBICAM INC.

       Young & Rubicam Inc. is the fifth largest consolidated marketing and communications organization in the world based on 1998 revenues. Since our founding 75 years ago, we have evolved from a single New York-based advertising agency to a diversified global marketing and communications company operating in 121 cities in 76 countries worldwide as of December 31, 1998. We operate through recognized market leaders including:

       o Young & Rubicam Advertising, full-service advertising;

       o The   Bravo   Group  and  Kang  &  Lee,  multi-cultural  marketing  and
         communications;

       o Wunderman Cato Johnson, direct marketing and sales promotion;

       o Brand Dialogue, digital interactive branding and digital commerce;

       o The Media Edge, media planning, buying and placement services;

       o Burson-Marsteller, perception management and public relations;

       o Cohn & Wolfe, full-service public relations;

       o Landor Associates, branding consultation and design services; and

       o Sudler & Hennessey, healthcare communications.

       Our revenues in 1998 totaled $1.5 billion, representing a compound annual growth rate of 12.2% from 1994 to 1998.

       We are a single agency network, allowing us to centrally manage and utilize our resources. Through multi-disciplinary, client-focused teams, we provide clients with global access to fully integrated marketing and communications solutions. Among our approximately 5,500 client accounts are a number of large multinational organizations, including AT&T, Citibank, Colgate-Palmolive, Ford and Philip Morris. We have maintained long-standing relationships with many of our clients. The average length of relationship with our top 20 clients exceeds 20 years.

       Our mission is to be our clients' most valued business partner in building, leveraging, protecting and managing their brands for both short-term results and long-term growth. Consistent with our mission, we have developed an organizational and management structure designed to meet the diverse needs of our large global clients as well as the more specialized needs of our other clients. Our strategy combines this organizational and management structure with the pursuit of new business opportunities and continued investment in our business, personnel and superior consumer knowledge. As part of our strategy, we seek to provide clients with superior creative services and extensive research capabilities, including access to Y&R's proprietary research tool, BrandAsset Valuator.

       In late 1992, we created the Key Corporate Account, or KCA, program to enhance the coordination of services sought by clients from both a global coverage as well as an integrated solutions perspective. KCAs are large global client accounts that, as a group, contribute the greatest share of our revenues and profits, and are served on a multinational basis by two or more of our businesses. Revenues from the 41 client accounts designated as KCAs accounted for 48.6% of our consolidated revenues in 1998. In order to further strengthen client relationships and reward us for meeting or exceeding performance targets, we are working with KCAs to adopt incentive compensation arrangements that align our compensation with our performance and our clients' business performance.

       As part of our client focus, members of our senior management, including Peter A. Georgescu, our Chairman and Chief Executive Officer, Edward H. Vick, our Chief Operating Officer, and Thomas D. Bell, Jr., an Executive Vice President of Y&R and the Chairman and Chief Executive Officer of Young & Rubicam Advertising, retain ongoing responsibilities for individual KCAs in addition to their managerial roles.

INDUSTRY TRENDS

       The marketing and communications industry encompasses a wide range of services used to develop and deliver messages to both broad and targeted audiences through multiple communications channels. Several significant trends are changing the dynamics of the marketing and communications industry, including the following:

       o GROWTH IN UNITED STATES MARKETING AND COMMUNICATIONS MARKETS. Advertising expenditures in the United States have continued to grow, increasing from approximately $140 billion in 1993 to approximately $200 billion in 1998.

       o GROWTH IN INTERNATIONAL MARKETING AND COMMUNICATIONS MARKETS. Since 1986, non-U.S. advertising expenditures have grown more rapidly than U.S. expenditures and, according to industry sources, have increased from approximately 44% of worldwide expenditures in 1986 to approximately 52% in 1998.

       o INVESTMENT IN BRAND DEVELOPMENT. Over the last several years, advertisers have focused on the image or brand identity of their organizations, products and services in an effort to differentiate themselves from competitors and increase brand loyalty.

       o DEMAND FOR INTEGRATED SERVICE OFFERINGS. Demand has increased for globally integrated marketing and communications solutions as companies seek consistent and effective delivery of their messages through multiple communications channels and across a variety of geographic markets.

       o INCREASED EMPHASIS ON TARGETED MARKETING. The desire of companies to reach their target audiences and quantify the effectiveness of their communications has resulted in greater demand for customized direct marketing methods, such as database marketing, infomercials, in-store promotions and interactive programs.

STRATEGY

       Our strategy consists of the following key components:


       o INCREASE PENETRATION OF KEY CORPORATE ACCOUNTS. We believe that there are significant opportunities to increase our share of the marketing and communications expenditures of our KCAs by leveraging our global network to provide integrated services. In recent years, we have successfully increased our share of the marketing and communications expenditures of some KCAs. KCAs also have increased their use of multiple services offered by us over the same period. During 1998, our 20 largest KCAs used the capabilities of an average of five of our marketing and communications services.


       o DEVELOP NEW CLIENT RELATIONSHIPS. We believe that there are significant opportunities for future revenue and profit growth by providing services to new clients in targeted industry sectors and to those clients seeking to build and maintain global, regional and local brands. We have successfully used our integrated and global approach as an effective tool in winning new business.

       o LEVERAGE EXISTING GLOBAL NETWORK. With a worldwide presence in 76 countries, we believe that we are well positioned to continue to benefit from the trend toward the globalization of client marketing and communications needs and the consolidation of those needs with a single global network.

       o   CAPITALIZE  ON  EXISTING  CAPABILITIES.  We  intend to  continue  the development of our existing capabilities into more visible and accessible client services. For example, we created our Brand Dialogue unit in 1997 by combining the existing interactive capabilities of Young & Rubicam Advertising and Wunderman Cato Johnson in the United States, Latin America, Europe and the Asia/Pacific region.


       o UTILIZE SUPERIOR CONSUMER KNOWLEDGE AND BRAND INSIGHTS. To assist our clients in building, leveraging, protecting and managing their brands, we have developed and are maintaining extensive knowledge of consumer brand perceptions. For example, we have developed BrandAsset Valuator, a proprietary database that reflects the perceptions of over 95,000 consumers in 32 countries on five continents. We believe that BrandAsset Valuator is the first global consumer study that provides an empirically derived model for how brands gain and lose their strength over time.

       o CULTIVATE CREATIVE EXCELLENCE. We intend to continue emphasizing the importance of creative marketing and communications. We have created numerous memorable marketing and communications programs for clients, including "The Softer Side of Sears," "Everybody Needs a Little KFC," "It's All Within Your Reach" for AT&T, "The Document Company" for Xerox and "Be All That You Can Be" for the United States Army. We have also performed identity and design assignments, including the creation of corporate identities, for Lucent Technologies, Netscape and the 2002 Salt Lake City Olympics.

       o IMPROVE OPERATING EFFICIENCIES. We believe that opportunities exist to improve operating efficiencies in order to expand margins and increase future profitability. For example, we have implemented initiatives which have both improved productivity and reduced compensation expense as a percentage of consolidated revenues.

       o EXPAND CAPABILITIES THROUGH ACQUISITIONS AND INVESTMENTS. In order to add new capabilities, enhance our existing capabilities and expand the geographic scope of our operations, we regularly evaluate and intend to pursue appropriate acquisition and investment opportunities.

RECENT DEVELOPMENTS


       On   May   21,  1999,  we  completed  our  acquisition  of  KnowledgeBase
Marketing, Inc. for consideration consisting of Y&R common stock and cash valued at approximately $175 million. KnowledgeBase Marketing, headquartered in Chapel Hill, North Carolina, is a leading customer relationship marketing service that specializes in gathering and analyzing marketing data.


       Our principal executive office is located at 285 Madison Avenue, New York, New York 10017, and our telephone number is (212) 210-3000.

                                 THE OFFERINGS

Common stock offered:
 U.S. offering...........   12,000,000 shares
 International offering..    3,000,000 shares
                            -----------------
  Total..................   15,000,000 shares


Common stock to be
 outstanding after the common
 stock offerings ........   69,754,728 shares

                            This number excludes:

                            o 23,854,152  shares  of  common  stock reserved for
                              issuance upon the exercise of outstanding employee options at a weighted average exercise price of $9.11 per share;

                            o 2,598,105  shares  of  common  stock  reserved for
                              issuance upon the exercise of outstanding options issued to investors in Y&R at a weighted average exercise price of $7.67 per share;

                            o 3,075,000  shares  of  common  stock  reserved for
                              issuance upon the exercise of options to be granted to employees of Y&R on the date of this prospectus at an exercise price per share equal to the public offering price set forth on the cover page of this prospectus; and

                            o 275,000   shares  of  common  stock  reserved  for
                              issuance upon the exercise of options to be granted to employees of KnowledgeBase Marketing in connection with the acquisition of KnowledgeBase Marketing at an exercise price per share equal to the fair market value of the common stock on the date of grant.

                            All information in this prospectus assumes that the U.S. underwriters' over-allotment option is not exercised.



Dividend  Policy.........   On April 29, 1999,  we  announced  that our board of
                            directors declared a cash dividend of $0.025 per share of common stock, payable on June 15, 1999 to all stockholders of record as of June 1, 1999. See
                            "Price Range of Common Stock and Dividend Policy" for further information on our dividend policy.


Use  of  Proceeds........   We will not  receive  any of the  proceeds  from the
                            sale of common stock offered by this prospectus.

New York Stock Exchange
 Symbol..................   YNR


RISK FACTORS

     For a discussion of risks that you should consider before buying shares of the common stock, see "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA



                                           THREE MONTHS ENDED MARCH 31,           YEARS ENDED DECEMBER 31,
                                           ----------------------------- -------------------------------------------
                                                1999           1998           1998           1997           1996
                                           -------------- -------------- -------------- -------------- -------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues .................................  $   383,873    $   348,173    $ 1,522,464    $ 1,382,740    $1,222,139
Compensation expense, including
 employee benefits .......................      235,018        213,598        903,948        836,150       730,261
General and administrative expenses             114,297        109,242        455,578        463,936       391,617
Other operating charges (1) ..............           --             --        234,449         11,925        17,166
Recapitalization-related charges (1) .....           --             --             --             --       315,397
                                            -----------    -----------    -----------    -----------    ----------
 Operating expenses ......................      349,315        322,840      1,593,975      1,312,011     1,454,441
                                            -----------    -----------    -----------    -----------    ----------
Income (loss) from operations ............       34,558         25,333        (71,511)        70,729      (232,302)
Extraordinary charge for early
 retirement of debt (net of tax
 benefit of $2,834).......................           --             --         (4,433)            --            --
Net income (loss) ........................  $    19,701    $    12,190    $   (86,068)   $   (23,938)   $ (238,311)
EARNINGS (LOSS) PER SHARE (2):
Basic:
 Income (loss) before extraordinary
   charge ................................  $      0.30    $      0.24    $     (1.34)   $     (0.51)
 Extraordinary charge ....................           --             --          (0.08)            --
                                            -----------    -----------    -----------    -----------
 Net income (loss) .......................  $      0.30    $      0.24    $     (1.42)   $     (0.51)
                                            ===========    ===========    ===========    ===========
Diluted:
 Income (loss) before extraordinary
   charge ................................  $      0.24    $     0.19     $     (1.34)   $     (0.51)
 Extraordinary charge ....................           --            --           (0.08)            --
                                            -----------    -----------    -----------    -----------
 Net income (loss) .......................  $      0.24    $     0.19     $     (1.42)   $     (0.51)
                                            ===========    ===========    ===========    ===========
WEIGHTED AVERAGE SHARES OUTSTANDING
 USED TO COMPUTE:
Basic ....................................   66,324,420     50,762,144     60,673,994     46,949,355
Diluted ..................................   81,892,192     64,453,134     60,673,994     46,949,355
OTHER OPERATING DATA:
EBITDA (1)(3) ............................  $    50,327    $    39,513    $   223,548    $   139,375    $  147,221
Net cash (used in) provided by
 operating activities ....................     (124,470)      (122,176)       195,615        224,511       178,064
Net cash used in investing activities ....       25,047          8,580         99,683         67,142        76,094
Net cash provided by (used in)
 financing activities ....................       90,444         22,692       (136,242)       (98,667)      (12,614)
Capital expenditures .....................       14,788          7,889         76,378         51,899        51,792
International revenues as a % of total
 revenues ................................        45.7%          47.0%          49.1%          52.2%         53.3%




                                      AS OF MARCH 31,
                                           1999
                                     ----------------
BALANCE SHEET DATA:
Total assets (4) ...................    $1,622,625
Total debt (5) .....................       204,871
Total stockholders' equity .........        86,351


                                                   (footnotes on following page)

-----------
(1) For a discussion of other operating charges and recapitalization-related charges for the years ended December 31, 1998, 1997 and 1996, see notes 4, 6 and 9 to the consolidated financial statements included in this prospectus.


(2) At March 31, 1999, Y&R had outstanding options to purchase 29,455,047 shares of common stock with a weighted average exercise price of $8.55 that could potentially dilute basic earnings per share in the future. For a discussion of options outstanding, see note 3 to the unaudited interim consolidated financial statements and note 18 to the consolidated financial statements included in this prospectus.


    Earnings per share for 1996 cannot be computed because Y&R's capital structure prior to its recapitalization in December 1996 consisted of both common shares and limited partnership units in predecessor entities. For a discussion of the recapitalization, see note 6 to the consolidated financial statements included in this prospectus.


(3) EBITDA is defined as income (loss) from operations before depreciation and amortization, other non-cash charges and recapitalization-related charges. EBITDA is presented because it is a widely accepted financial indicator and is generally consistent with the definition used for covenant purposes contained in Y&R's credit facilities; however, EBITDA may not be comparable to other registrants' calculation of EBITDA or similarly titled items. You should not consider EBITDA as an alternative to net income
    (loss) as a measure of operating results in accordance with generally accepted accounting principles or as an alternative to cash flows as a measure of liquidity. EBITDA for 1998 is before $234,449 of non-cash compensation charges related to the vesting of restricted stock taken at the time of our initial public offering. EBITDA for 1997 and 1996 is before $11,925 and $11,096, respectively, of non-cash charges primarily related to impairment write-downs which are included in other operating charges. For a discussion of other operating charges and recapitalization-related charges for the years ended December 31, 1998, 1997 and 1996, see notes 4, 6 and 9 to the consolidated financial statements included in this prospectus.



(4) Total assets as of March 31, 1999 include net deferred tax assets of $197,062 consisting primarily of federal, state and foreign net operating loss carryforwards.


(5) Total debt includes current and non-current loans and installment notes, which are discussed in notes 14 and 15 to the consolidated financial statements included in this prospectus.

                                 RISK FACTORS

       An investment in the common stock involves a number of risks. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before buying shares of common stock.

WE HAVE RECENTLY INCURRED SUBSTANTIAL NET LOSSES.

       We reported net losses of $86.1 million for 1998 and $23.9 million for 1997. The net loss in 1998 includes a non-cash pre-tax compensation charge of $234.4 million recorded in connection with the vesting of restricted stock upon completion of our initial public offering, or IPO, in May 1998 and a $7.3 million pre-tax charge for unamortized deferred financing costs related to a credit facility that we replaced in connection with the IPO.

WE  MAY  HAVE  DIFFICULTY  COMPETING  IN  THE  HIGHLY  COMPETITIVE MARKETING AND
   COMMUNICATIONS INDUSTRY.

       The marketing and communications industry is highly competitive, and we expect it to remain so. Our principal competitors are large multinational marketing and communications companies, as well as numerous smaller agencies that operate in one or more countries or local markets. We must compete with these other companies and agencies to maintain existing client relationships and to obtain new clients and assignments. Some clients, such as U.S. governmental agencies, require agencies to compete for business at mandatory periodic intervals. We compete principally on the basis of the following factors:

       o creative reputation;

       o knowledge of media;

       o geographical coverage and diversity;

       o relationships with clients;

       o quality and breadth of services; and

       o financial controls.

       Recently, traditional advertising agencies also have been competing with major consulting firms, which have developed practices in marketing and communications. New competitors also include smaller companies such as systems integrators, database marketing and modeling companies and telemarketers, which offer technological solutions to marketing and communications issues faced by clients.

       When we represent a client, we do not necessarily handle all advertising or public relations for that client. In addition, the ability of agencies within marketing and communications organizations to acquire new clients or additional assignments from existing clients may be limited by the conflicts policy followed by many clients. This conflicts policy typically prohibits agencies from performing similar services for competing products or companies. Our principal international competitors are holding companies for more than one global advertising agency network. As a result, in some situations separate agency networks within these holding companies may be able to perform services for competing products or for products of competing companies. We have one global advertising agency network. Accordingly, our ability to compete for new advertising assignments and, to a lesser extent, other marketing and communications assignments, may be limited by these conflicts policies. Industry practices in other areas of the marketing and communications business reflect similar concerns with respect to client relationships. See "Business--Competition" for a further discussion of the competition we face.

WE  MAY  BE ADVERSELY AFFECTED BY A DOWNTURN IN THE MARKETING AND COMMUNICATIONS
   INDUSTRY, WHICH IS CYCLICAL.

       The marketing and communications industry is cyclical and as a result it is subject to downturns in general economic conditions and changes in client business and marketing budgets. Our prospects, business, financial condition and results of operations may be materially adversely affected by a downturn in general economic conditions in one or more markets or changes in client business and marketing budgets.

WE  MAY  LOSE  CLIENTS  DUE  TO  CONSOLIDATION  OF  ACCOUNTS  WITH  OTHER GLOBAL
   MARKETING AND COMMUNICATIONS AGENCIES.

       We believe that large multinational companies will seek to consolidate their accounts with one organization that can fulfill their marketing and communications needs worldwide. We may not continue to benefit from this trend towards consolidation of global accounts. In addition, this trend towards consolidation of global accounts requires companies seeking to compete effectively in the international marketing and communications industry to make significant investments. These investments include additional offices and personnel around the world and new and improved technology for linking these offices and people. We are required to make significant capital expenditures for maintenance, expansion and upgrades of the computer networks that link our international network of employees and offices. To the extent that our competitors may have broader geographic scope or greater financial resources to invest in additional offices, personnel or technology, they may be better able than we are to take advantage of an opportunity for the consolidation of a global account. In those circumstances, our business and results of operations could suffer.

WE  ARE  DEPENDENT  UPON,  AND  RECEIVE A SIGNIFICANT PERCENTAGE OF OUR REVENUES
   FROM, A LIMITED NUMBER OF LARGE CLIENTS.

       A significant reduction in the marketing and communications spending by, or the loss of one or more of, our largest clients could weaken our financial condition and cause our business and results of operations to suffer. A relatively small number of clients contribute a significant percentage of our consolidated revenues. In 1998, our KCAs contributed 48.6% of consolidated revenues, and our largest client account, Ford Motor Company, contributed 10.5% of consolidated revenues. Our dependence on revenues from these client accounts may increase in the future as we pursue our strategy of increasing penetration of existing large clients. In addition, clients' conflicts policies typically prohibit us from performing similar services for competing products or companies.

       These major clients, and our other clients, may not continue to use our services to the same extent, or at all, in the future. Most of our agreements with U.S.-based clients are cancelable on 90 days' notice, and our agreements with non-U.S. clients typically are cancelable on 90 to 180 days' notice. In addition, clients generally are able to reduce marketing and communications spending or cancel projects at any time for any reason.


WE  MAY  LOSE  SOME  OF  OUR EXISTING CLIENTS AND MAY NOT BE ABLE TO ATTRACT NEW
   CLIENTS FOR OUR MARKETING AND COMMUNICATIONS SERVICES.

       The loss of one or more of our largest clients could weaken our financial condition and cause our business and results of operations to suffer. Our success, like the success of other marketing and communications organizations, depends on our continuing ability to attract and retain clients. We have approximately 5,500 client accounts worldwide. Although historically we have maintained long-term relationships with many of our largest clients, clients may move their advertising and other communications assignments from agency to agency, or may divide their assignments among two or more agencies, with relative ease. In addition, in order to maintain and increase revenues, we must obtain new assignments in areas of our business that are project-based, such as the perception management and public relations business, and the branding consultation and design business. As is typical in the marketing and communications industry, we have lost or resigned client accounts and assignments, including Blockbuster Video, International Home Foods and Molson, for a variety of reasons, including conflicts with newly acquired clients. We may not be successful in replacing clients or revenues when a client significantly reduces the amount of work given to Y&R.


STRENGTHENING   OF   THE  U.S.  DOLLAR  AGAINST  OTHER  MAJOR  CURRENCIES  COULD
   MATERIALLY ADVERSELY AFFECT US.

       Our financial statements are denominated in U.S. dollars. In 1998, operations outside the United States represented 49.1% of our revenues. Currency fluctuations may give rise to translation gains or losses when financial statements of foreign operating units are translated into U.S.
dollars. Significant strengthening of the U.S. dollar against other major foreign currencies could harm our results of operations and weaken our financial position. With limited exceptions, we do not actively hedge our foreign currency exposure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Market Risk Management--
Foreign Exchange Rate Risk" for a further discussion of our exposure to currency fluctuations.


THE  MARKET  PRICE  OF  OUR  COMMON STOCK MAY DECLINE DUE TO THE LARGE NUMBER OF
   SHARES ELIGIBLE FOR FUTURE SALE.


       Following the common stock offerings, we will have 69,754,728 shares of common stock outstanding. Of these, 50,418,036 shares will be freely transferable by persons other than "affiliates" of Y&R without restriction or further registration under the Securities Act. The remaining 19,336,692 outstanding shares of common stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act.


       Following the common stock offerings and subject to the 120-day lock-up agreements described in this prospectus, Hellman & Friedman Capital Partners III, L.P., H&F Orchard Partners III, L.P. and H&F International Partners III, L.P., whom we refer to as the H&F investors, and two other investors unaffiliated with Y&R will have demand and piggyback registration rights with respect to an aggregate of 8,178,069 shares of common stock. In addition, subject to these lock-up agreements those shares will be eligible for sale in the public market without registration under the Securities Act, subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act.


       Following the common stock offerings, an aggregate of 29,454,575 shares of common stock and shares subject to vested options held by current or former employees of Y&R, whom we refer to as management investors, and by stockholders who received shares of Y&R common stock in the KnowledgeBase Marketing acquisition, will be eligible for sale in the public market without registration under the Securities Act, subject, in some instances, to compliance with the resale and volume limitations and other restrictions of Rule 144 under the Securities Act. Of this number, 28,141,753 shares and shares subject to vested options will be subject to the 120-day lock-up agreements described in this prospectus or held in a deferral trust and not transferable prior to the expiration of this 120-day period.


       Future sales of common stock, or the perception that future sales could occur, could adversely affect prevailing market prices for the common stock. See "Shares Eligible for Future Sale" and "Underwriting" for a discussion of future sales of common stock that could occur.

WE   ARE   CONTROLLED   BY  OUR  PRINCIPAL  STOCKHOLDERS,  INCLUDING  MANAGEMENT
   STOCKHOLDERS, WHOSE INTERESTS MAY DIFFER FROM THOSE OF OTHER STOCKHOLDERS.


       A substantial percentage of our common stock is owned by management investors and by the H&F investors, as described more fully in "Management." All common stock held at any time by management investors is required to be deposited in a voting trust, which we refer to as the management voting trust, that is controlled by six members of Y&R's senior management, in their capacities as voting trustees. Following the common stock offerings, this trust will hold voting power over 35.2% of the outstanding shares of common stock, assuming the exercise of all currently vested options held by the management investors. As a result, this voting trust will continue to be able to exercise substantial control over any matters requiring the vote of stockholders, including the election of directors, which could delay or prevent a change in control of Y&R. Furthermore, the vote of Peter A. Georgescu, or any other person duly elected chief executive officer of Y&R with the prior approval of the voting trust, will bind the voting trust unless he or his successor is outvoted by the five other voting trustees. As a result of the foregoing, Peter A. Georgescu or his successor will be able to exercise a significant degree of control over business decisions affecting Y&R. This voting trust will terminate no later than May 15, 2000. In the event that, following the termination of the voting trust, Y&R management continues to own collectively a significant percentage of the outstanding shares of common stock, management acting together will be able to exercise a significant degree of control over business decisions affecting Y&R.

       Following   the   common   stock   offerings,   the  H&F  investors  will
beneficially own an aggregate of 11.0% of the outstanding shares of common stock, assuming the exercise of all currently vested options that they hold. As a result of their stock ownership, the H&F investors will continue to be able to influence matters requiring the vote of stockholders, including the election of directors. In addition, pursuant to a stockholders' agreement entered into in connection with our IPO, the H&F investors have the right to nominate and have elected two members of Y&R's board of directors for so long as they continue to hold, in the aggregate, at least 10% of the outstanding shares, and one member of the board of directors for so long as they continue to hold, in the aggregate, at least 5% of the outstanding shares. Should the management voting trust and the H&F investors act together, they would be able to elect the members of the board of directors and exercise a controlling influence over the business and affairs of Y&R. In addition, the management voting trust and the H&F investors could, acting together, delay or prevent a change in control of us. See "--Our organizational documents, the provisions of Delaware law and our stockholder rights plan may delay, deter or prevent a change in control of us." and "Description of Capital Stock--The Stockholders' Agreement" for a further discussion of events that may prevent a change in control of us.



OUR  COMPETITIVE  POSITION  DEPENDS  ON  OUR  ABILITY  TO ATTRACT AND RETAIN KEY
   MARKETING AND COMMUNICATIONS PERSONNEL.

       Our ability to maintain our competitive position depends on retaining the services of our senior management. The loss of the services of key members of senior management could harm our business and results of operations. In addition,  our  success  has  been,  and  is  expected to continue to be, highly dependent upon the skills of our creative, research, media and account personnel and practice group specialists, and their relationships with our clients. Employees generally are not subject to employment contracts and are, therefore, typically able to move within the industry with relative ease. Although the agreement establishing the management voting trust and other stock option and restricted stock agreements contain non-competition and non-solicitation covenants, these covenants may not be effective in helping us retain qualified personnel. We may be adversely affected by the failure to retain qualified personnel.

       If we were unable to continue to attract and retain additional key personnel, or if we were unable to retain and motivate our existing key personnel, our prospects, business, financial condition and results of operations would be materially adversely affected.


WE ARE EXPOSED TO VARIOUS RISKS FROM OPERATING A MULTINATIONAL BUSINESS.

       If  we  were unable to remain in compliance with local laws in developing countries in which we conduct business, our prospects, business and results of operations could be harmed, and our financial condition could be weakened. We conduct business in various developing countries in Asia, Latin America, Eastern Europe and Africa, where the systems and bodies of commercial law and trade practices are evolving. Commercial laws in many of these countries are often vague, arbitrary, contradictory, inconsistently administered and retroactively applied. Under these circumstances, it is difficult for us to determine with certainty at all times the exact requirements of these local laws. In addition, the global nature of our operations poses various challenges to our management and our financial, accounting and other systems which, if not satisfactorily met, also could harm our prospects, business and results of operations and weaken our financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" for a further discussion of the risks we are exposed to from operating a multinational business.


WE  MAY  NOT  BE SUCCESSFUL IN IDENTIFYING APPROPRIATE ACQUISITION CANDIDATES OR
   INVESTMENT   OPPORTUNITIES,   COMPLETING   ACQUISITIONS   OR  INVESTMENTS  ON
   SATISFACTORY TERMS OR INTEGRATING NEWLY ACQUIRED COMPANIES.

       Our business strategy includes increasing our share of clients' marketing expenditures by adding to or enhancing our existing marketing and communications capabilities, and expanding our geographic reach. We intend to implement this strategy in part by making acquisitions and investments. We may not be successful in identifying appropriate acquisition candidates or investment opportunities or consummating acquisitions or investments on terms satisfactory to us. In addition, we may not be successful in integrating any newly acquired companies into our existing global network. We may use common stock, which could result in dilution to purchasers of common stock, incur indebtedness, which may be long-term, expend cash or use any combination of common stock, indebtedness and cash for all or part of the consideration to be paid in future acquisitions. While we regularly evaluate potential acquisition opportunities, we have no present commitments, agreements or understandings with respect to any material acquisition.


WE  ARE  EXPOSED  TO  POTENTIAL  LIABILITIES, INCLUDING LIABILITIES ARISING FROM
   ALLEGATIONS THAT OUR CLIENTS' ADVERTISING CLAIMS ARE FALSE OR MISLEADING OR OUR CLIENTS' PRODUCTS ARE DEFECTIVE.

       From time to time, we may be, or may be joined as, a defendant in litigation brought against our clients by third parties, including our clients' competitors, governmental or regulatory bodies or consumers. These litigations could include claims alleging that:

       o advertising claims made with respect to our clients' products or services are false, deceptive or misleading;

       o our clients' products are defective or injurious; or

       o marketing   and   communications  materials  created  for  our  clients
           infringe on the proprietary rights of third parties.

       If, in those circumstances, we are not insured under the terms of our insurance policies or are not indemnified under the terms of our agreements with clients or this indemnification is unavailable for these claims, then the damages, costs, expenses or attorneys' fees arising from any of these claims could have an adverse effect on our prospects, business, results of operations and financial condition. In addition, our contracts with clients generally require us to indemnify clients for claims brought by competitors or others claiming that advertisements or other communications infringe on intellectual property rights. Although we maintain an insurance program, including insurance for advertising agency liability, this insurance may not be available, or if available may not be sufficient to cover any claim, if a significant adverse claim is made.

OUR  COMPUTER  SYSTEMS,  AND  THOSE  OF  THIRD  PARTIES ON WHOM WE RELY, MAY NOT
   ACHIEVE YEAR 2000 READINESS.


       We are working to resolve the potential impact of the year 2000 on the ability of our computer systems to accurately process information with dates later than December 31, 1999, or to process date-sensitive information accurately after the turn of the century, which we refer to as the "Year 2000" issue. We have modified or replaced the majority of all affected systems and are in the process of testing these systems to fully validate their readiness for compliance with the Year 2000 issue. We are also dependent in part on third-party computer systems and applications, particularly with respect to critical tasks such as accounting, billing and buying, planning and paying for media, as well as on our own computer systems. We have performed tests of major systems in this category and have received assurances as to their readiness for compliance with the Year 2000 issue. However, we continue to monitor the adequacy of the processes and progress of other less critical vendors of systems and applications that may be affected by the Year 2000 issue and to seek assurances from these vendors that their systems are Year 2000 compliant.


       While we believe our process is designed to be successful, because of the complexity of the Year 2000 issue and the interdependence of organizations using computer systems, we may not satisfactorily complete our Year 2000 program in a timely fashion. In addition, third parties with whom we interact and on whom we rely may not satisfactorily complete their own Year 2000 programs in a timely fashion. Our failure to satisfactorily address the Year 2000 issue could harm our business and results of operations and weaken our financial condition.


       We do not expect the costs of our Year 2000 project to be material, and we have funded all identified remedial projects in connection with our program. However, we may experience cost overruns and delays as we replace or modify systems, which could harm our business and results of operations and weaken our financial condition.

       We have not yet determined the extent of contingency planning that may be required. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" for a further discussion of our exposure to the Year 2000 issue.


THE  MARKET  PRICE  OF  THE  COMMON  STOCK  WILL  FLUCTUATE, AND COULD FLUCTUATE
   SIGNIFICANTLY.

       The market price of the common stock will fluctuate, and could fluctuate significantly, in response to various factors and events, including the following:

       o the liquidity of the market for the common stock;

       o differences between Y&R's actual financial or operating results and those expected by investors and analysts;

       o changes in analysts' recommendations or projections;

       o changes in marketing and communications budgets of clients;

       o new statutes or regulations or changes in interpretations of existing statutes and regulations affecting our business;

       o changes in general economic or market conditions; and

       o broad market fluctuations.


OUR  ORGANIZATIONAL  DOCUMENTS,  PROVISIONS  OF DELAWARE LAW AND OUR STOCKHOLDER
   RIGHTS PLAN MAY DELAY, DETER OR PREVENT A CHANGE IN CONTROL OF US.

       Various provisions of organizational documents, and of the law of Delaware, where we are incorporated, may delay, deter or prevent a change in control of Y&R not approved by our board of directors. These provisions include:

       o a classified board of directors;

       o a requirement that no action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting;

       o a requirement that special meetings of stockholders be called only by the chairman of the board of directors or the board of directors;

       o advance  notice requirements for stockholder proposals and nominations;

       o limitations on the ability of stockholders to amend, alter or repeal provisions of our organizational documents;

       o authorization for the board of directors to issue without stockholder approval preferred stock with terms as the board of directors may determine; and

       o authorization for the board of directors to consider the interests of clients and other customers, creditors, employees and other constituencies of Y&R and its subsidiaries and the effect upon communities in which Y&R and its subsidiaries do business, in evaluating proposed corporate transactions.

       Section 203 of the Delaware general corporation law imposes restrictions on mergers and other business combinations between Y&R and any holder of 15% or more of the common stock. These restrictions do not apply to the H&F investors and their permitted transferees, who have been exempted from these restrictions by the board of directors.

       In addition, we have adopted a stockholder rights plan under which each holder of common stock also receives rights. Under the stockholder rights plan, if any person acquires beneficial ownership of 15% or more of the outstanding shares of common stock (with exceptions, including the management voting trust), that person will become an "acquiring person". As a result, holders of rights other than the acquiring person and some other transferees and related persons will be entitled to purchase shares of common stock at one-half their market price. In general, the H&F investors and their permitted transferees will not become an acquiring person unless they acquire beneficial ownership of additional shares of common stock under circumstances described in the stockholder rights plan. While the stockholder rights plan is designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the board of directors, could impair Y&R's ability to represent stockholder interests, the provisions of the stockholder rights plan may render an unsolicited takeover of Y&R more difficult or less likely to occur or might prevent such a takeover. See "Description of Capital Stock--Rights Plan" for a description of the rights plan.

       These provisions of our organizational documents, Delaware law and the stockholder rights plan, together with the control of 35.2% of the outstanding shares of common stock by the management voting trust upon completion of the common stock offerings (assuming the exercise of all currently vested options held by management investors) could discourage potential acquisition proposals and could delay, deter or prevent a change in control of Y&R, although a majority of Y&R's stockholders might consider these acquisition proposals, if made, to be desirable. These provisions also could make it more difficult for third parties to remove and replace the members of the board of directors. Moreover, these provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at prices above the then-current market price of the common stock, and may also inhibit increases in the market price of the common stock that could result from takeover attempts or speculation. In addition, some options issued to our employees contain change in control provisions that could have the effect of delaying, deterring or preventing a change in control of us. See "Management--Executive Compensation--1997 ICP--Acceleration of Vesting" and "Description of Capital Stock--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the By-Laws, the Rights Plan and Delaware Law" for a further discussion of how our organizational documents and provisions of Delaware law, our stockholder rights plan and some of the options that we have granted to our employees may delay, deter or prevent a change in control of us.


OUR   ACTUAL  RESULTS  COULD  DIFFER  MATERIALLY  FROM  RESULTS  ANTICIPATED  IN
   FORWARD-LOOKING STATEMENTS WE MAKE.

       Some of the statements in this prospectus are forward-looking statements. These forward-looking statements include statements in the "Business--Industry Overview," "--Industry Trends" and "--Strategy" sections of this prospectus relating to trends in the advertising and marketing and communications industries, including anticipated advertising expenditures, and the growth thereof, in the world's advertising markets. These forward-looking statements also include statements relating to Y&R's performance in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of this prospectus. In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission, and in written material, press releases and oral statements issued by or on behalf of us. Forward-looking statements include statements regarding the intent, belief or current expectations of Y&R or its officers. Forward-looking statements include statements preceded by, followed by or that include forward-looking terminology such as "may," "will," "should," "believes," "expects," "anticipates," "estimates," "continues" or similar expressions.

       It is important to note that our actual results could differ materially from those anticipated in these forward-looking statements depending on various important factors. These important factors include the following:

       o revenues received from clients, including under incentive compensation arrangements entered into by us with clients;

       o gains or losses of clients and client business and projects, as well as changes in the marketing and communications budgets of clients;

       o the overall level of economic activity in the principal markets in which we conduct business and other trends affecting our financial condition or results of operations;

       o the impact of competition in the marketing and communications industry;

       o our liquidity and financing plans; and

       o risks   associated   with  our   efforts  to  comply   with  Year  2000
         requirements.

       All forward-looking statements in this prospectus are based on information available to us on the date hereof. We do not undertake to update any forward-looking statements that may be made by or on behalf of us, in this prospectus or otherwise. In addition, the matters set forth above in this "Risk Factors" section constitute cautionary statements identifying important factors with respect to these forward-looking statements, including risks and uncertainties that could cause actual results to differ materially from those included in these forward-looking statements.

                              RECENT DEVELOPMENTS


       On May 21, 1999, we acquired KnowledgeBase Marketing, Inc. for consideration consisting of Y&R common stock and cash valued at approximately $175 million. KnowledgeBase Marketing is a leading customer relationship marketing service that specializes in gathering and analyzing marketing data. KnowledgeBase Marketing creates information marketing solutions for companies engaged in consumer and business-to-business direct marketing by creating a consolidated database and then designing, implementing and evaluating database marketing programs. KnowledgeBase Marketing is headquartered in Chapel Hill, North Carolina and has eight offices in North America.

          In connection with the acquisition, the stockholders of KnowledgeBase Marketing received a combination of Y&R common stock and cash. We issued an aggregate of 2,100,980 shares of Y&R common stock and agreed to grant options to purchase an aggregate of up to 275,000 additional shares of Y&R common stock to stockholders of KnowledgeBase Marketing. We granted registration rights to the stockholders of KnowledgeBase Marketing pursuant to which they have the right to participate in the common stock offerings. Stockholders of KnowledgeBase
Marketing have elected to sell an aggregate of 641,472 shares in the common stock offerings.


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.


                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

       The common stock has been listed on the New York Stock Exchange under the symbol "YNR" since May 12, 1998. The following table sets forth the low and high sales prices of the common stock for the fiscal quarters indicated as reported on the New York Stock Exchange Composite Tape.


                                                              LOW         HIGH
                                                           ---------   ----------
     1998
       Second Quarter (beginning May 12, 1998) .........   $261/2      $331/16
       Third Quarter ...................................   $283/8      $ 357/8
       Fourth Quarter ..................................   $193/4      $ 335/8
     1999
       First Quarter ...................................   $311/4      $435/16
       Second Quarter (through May 21, 1999) ...........   $387/8      $ 443/8


                            ------------------------


       On May 21, 1999, the closing price of the common stock as reported on the New York Stock Exchange was $40.62. As of May 21, 1999, there were approximately 1,135 holders of record of shares of common stock.

       On April 29, 1999, we announced that our board of directors declared a cash dividend of $0.025 per share of common stock, payable on June 15, 1999 to all stockholders of record as of June 1, 1999. The decision whether to apply legally available funds to the payment of additional dividends on the common stock in the future will be made at the discretion of the board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions under our credit facility. Our credit facility contains financial and operating restrictions and covenant requirements and permits the payment of cash dividends except in the event of a continuing default under the credit agreement.

                                CAPITALIZATION


       The following table sets forth Y&R's consolidated cash and cash equivalents, current portion of installment notes and loans payable and capitalization as of March 31, 1999. Common stock issued and outstanding as of March 31, 1999 excludes 29,455,047 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $8.55 at March 31, 1999. Of the shares of common stock offered by this prospectus, 1,996,486 shares will be issued upon the exercise of options with a weighted average exercise price of $2.87.




                                                                                    MARCH 31, 1999
                                                                                   ---------------
                                                                                      UNAUDITED
                                                                                    (IN THOUSANDS)
  Cash and cash equivalents ....................................................     $   63,209
                                                                                     ==========
  Current portion of installment notes and loans payable .......................     $   53,133
                                                                                     ==========
  Long-term debt:
   Installment notes payable ...................................................     $      400
   Loans payable ...............................................................        151,338
                                                                                     ----------
   Total long-term debt ........................................................        151,738
                                                                                     ----------
  Stockholders' equity:
   Money market preferred stock--cumulative variable dividend; liquidating value of $115.00 per share; one-tenth of one vote per share; 50,000 shares
     authorized; 87 shares issued and outstanding ..............................             --
   Cumulative participating junior preferred stock--minimum $1.00 dividend;
     liquidating value of $1.00 per share; 100 votes per share; 2,500,000 shares
     authorized; no shares issued and outstanding ..............................             --
   Common stock, $.01 par value per share; 250,000,000 shares authorized;
     65,886,003 shares issued and outstanding (excluding 4,322,392 shares in
     treasury) .................................................................            702
   Capital surplus .............................................................        926,840
   Accumulated deficit .........................................................       (738,592)
   Cumulative translation adjustment ...........................................        (18,024)
   Pension liability adjustment ................................................         (1,738)
   Common stock in treasury, at cost ...........................................        (82,837)
                                                                                     ----------
     Total stockholders' equity ................................................         86,351
                                                                                     ----------
     Total capitalization ......................................................     $  238,089
                                                                                     ==========


                     SELECTED CONSOLIDATED FINANCIAL DATA


      The following selected consolidated statement of operations data and consolidated balance sheet data as of and for the years 1994 through 1998 have been derived from Y&R's audited annual consolidated financial statements, including the consolidated balance sheets at December 31, 1998 and 1997 and the related consolidated statements of operations and of cash flows for the three years ended December 31, 1998 and the notes thereto included in this prospectus.

      Data for the three months ended March 31, 1999 and 1998 have been derived from Y&R's unaudited interim consolidated financial statements, including the consolidated balance sheet at March 31, 1999 and the related consolidated statements of operations and of cash flows for the three months ended March 31, 1999 and 1998 and the notes thereto included in this prospectus.



      The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements included in this prospectus and the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                     THREE MONTHS ENDED
                                                          MARCH 31,
                                                -----------------------------
                                                     1999           1998
                                                -------------- --------------
                                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues ......................................  $    383,873   $    348,173
Compensation expense, including employee
 benefits .....................................       235,018        213,598
General and administrative expenses ...........       114,297        109,242
Other operating charges (1) ...................            --             --
Recapitalization-related charges (1) ..........            --             --
                                                 ------------   ------------
 Operating expenses ...........................       349,315        322,840
                                                 ------------   ------------
Income (loss) from operations .................        34,558         25,333
Interest income ...............................         2,087          2,630
Interest expense ..............................        (3,733)        (8,205)
Other income ..................................            --            827
                                                 ------------   ------------
Income (loss) before income taxes .............        32,912         20,585
Income tax provision (benefit) ................        13,494          8,852
                                                 ------------   ------------
                                                       19,418         11,733
Equity in net (loss) income of unconsolidated
 companies ....................................           (16)           115
Minority interest in net loss (income) of
 consolidated subsidiaries ....................           299            342
                                                 ------------   ------------
Income (loss) before extraordinary charge .....        19,701         12,190
Extraordinary charge for early retirement of
 debt (net of tax benefit of $2,834)...........            --             --
                                                 ------------   ------------
Net income (loss) .............................  $     19,701   $     12,190
                                                 ============   ============
EARNINGS (LOSS) PER SHARE (2):
Basic:
 Income (loss) before extraordinary charge.....  $      0.30    $      0.24
 Extraordinary charge .........................            --             --
                                                 ------------   ------------
 Net income (loss) ............................  $      0.30    $      0.24
                                                 ============   ============
Diluted:
 Income (loss) before extraordinary charge.....  $      0.24    $      0.19
 Extraordinary charge .........................            --             --
                                                 ------------   ------------
 Net income (loss) ............................  $      0.24    $      0.19
                                                 ============   ============
WEIGHTED AVERAGE SHARES OUTSTANDING USED TO
 COMPUTE:
Basic .........................................    66,324,420     50,762,144
Diluted .......................................    81,892,192     64,453,134
OTHER OPERATING DATA:
EBITDA (1)(3) .................................  $     50,327   $     39,513
Net cash (used in) provided by operating
 activities ...................................      (124,470)      (122,176)
Net cash used in investing activities .........        25,047          8,580
Net cash provided by (used in) financing
 activities ...................................        90,444         22,692
Capital expenditures ..........................        14,788          7,889
International revenues as a % of total
 revenues .....................................         45.7  %        47.0  %

                                                                      YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------------------------
                                                     1998           1997           1996          1995         1994
                                                -------------- -------------- ------------- ------------- -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues ......................................   $1,522,464     $1,382,740    $1,222,139    $1,085,494    $ 959,275
Compensation expense, including employee
 benefits .....................................      903,948        836,150       730,261       672,026      594,322
General and administrative expenses ...........      455,578        463,936       391,617       356,523      323,087
Other operating charges (1) ...................      234,449         11,925        17,166        31,465        4,507
Recapitalization-related charges (1) ..........           --             --       315,397            --           --
                                                  ----------     ----------    ----------    ----------    ---------
 Operating expenses ...........................    1,593,975      1,312,011     1,454,441     1,060,014      921,916
                                                  ----------     ----------    ----------    ----------    ---------
Income (loss) from operations .................      (71,511)        70,729      (232,302)       25,480       37,359
Interest income ...............................        8,315          8,454        10,269         9,866       12,100
Interest expense ..............................      (26,001)       (42,879)      (28,584)      (27,441)     (23,027)
Other income ..................................        2,200             --            --            --           --
                                                  ----------     ----------    ----------    ----------    ---------
Income (loss) before income taxes .............      (86,997)        36,304      (250,617)        7,905       26,432
Income tax provision (benefit) ................       (2,644)        58,290       (20,611)        9,130       12,998
                                                  ----------     ----------    ----------    ----------    ---------
                                                     (84,353)       (21,986)     (230,006)       (1,225)      13,434
Equity in net (loss) income of unconsolidated
 companies ....................................        4,707            342        (9,837)        5,197        4,740
Minority interest in net loss (income) of
 consolidated subsidiaries ....................       (1,989)        (2,294)        1,532        (3,152)      (2,742)
                                                  ----------     ----------    ----------    ----------    ---------
Income (loss) before extraordinary charge .....      (81,635)       (23,938)     (238,311)          820       15,432
Extraordinary charge for early retirement of
 debt (net of tax benefit of $2,834)...........       (4,433)            --            --            --           --
                                                  ----------     ----------    ----------    ----------    ---------
Net income (loss) .............................   $  (86,068)    $  (23,938)   $ (238,311)   $      820    $  15,432
                                                  ==========     ==========    ==========    ==========    =========
EARNINGS (LOSS) PER SHARE (2):
Basic:
 Income (loss) before extraordinary charge.....   $    (1.34)    $    (0.51)
 Extraordinary charge .........................        (0.08)            --
                                                  ----------     ----------
 Net income (loss) ............................   $    (1.42)    $    (0.51)
                                                  ==========     ==========
Diluted:
 Income (loss) before extraordinary charge.....   $    (1.34)    $    (0.51)
 Extraordinary charge .........................        (0.08)            --
                                                  ----------     ----------
 Net income (loss) ............................   $    (1.42)    $    (0.51)
                                                  ==========     ==========
WEIGHTED AVERAGE SHARES OUTSTANDING USED TO
 COMPUTE:
Basic .........................................   60,673,994     46,949,355
Diluted .......................................   60,673,994     46,949,355
OTHER OPERATING DATA:
EBITDA (1)(3) .................................   $  223,548     $  139,375    $  147,221    $   72,972    $  77,662
Net cash (used in) provided by operating
 activities ...................................      195,615        224,511       178,064        79,809       43,314
Net cash used in investing activities .........       99,683         67,142        76,094        45,821       49,941
Net cash provided by (used in) financing
 activities ...................................     (136,242)       (98,667)      (12,614)      (50,025)     (30,705)
Capital expenditures ..........................       76,378         51,899        51,792        42,096       33,196
International revenues as a % of total
 revenues .....................................        49.1  %        52.2  %        53.3%         54.7%        53.6%

                                             AS OF MARCH 31,
                                            -----------------
                                                   1999
                                            -----------------
BALANCE SHEET DATA:
Working capital (deficit) (4) .............    $ (116,662)
Total assets (5) ..........................     1,622,625
Total debt (6) ............................       204,871
Mandatorily redeemable equity securities
 (7) ......................................            --
Total stockholders equity (deficit) .......        86,351

                                                                       AS OF DECEMBER 31,
                                            ------------------------------------------------------------------------
                                                 1998           1997           1996           1995          1994
                                            -------------- -------------- -------------- ------------- -------------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit) (4) .............   $ (216,888)    $ (106,169)    $ (196,509)   $    27,827   $    72,651
Total assets (5) ..........................    1,635,255      1,537,807      1,598,812      1,226,581     1,118,846
Total debt (6) ............................       63,959        351,051        267,238        230,831       256,032
Mandatorily redeemable equity securities
 (7) ......................................           --        508,471        363,264             --            --
Total stockholders equity (deficit) .......      114,969       (661,714)      (480,033)       (55,485)       69,982

----------
(1) For a discussion of other operating charges and recapitalization-related charges for the years ended December 31, 1998, 1997 and 1996, see notes 4, 6 and 9 to the consolidated financial statements included in this prospectus.


(2) At March 31, 1999, Y&R had outstanding options to purchase 29,455,047 shares of common stock with a weighted average exercise price of $8.55 that could potentially dilute basic earnings per share in the future. For a discussion of options outstanding, see note 3 to the unaudited interim consolidated financial statements and note 18 to the consolidated financial statements included in this prospectus.


    Earnings per share for 1996 and 1995 cannot be computed because Y&R's capital structure prior to its recapitalization in 1996 consisted of both common shares and limited partnership units in predecessor entities. For a discussion of the recapitalization, see note 6 to the consolidated financial statements included in this prospectus.

(3) EBITDA is defined as income (loss) from operations, before depreciation and amortization, other non-cash charges and recapitalization-related charges. EBITDA is presented because it is a widely accepted financial indicator and is generally consistent with the definition used for covenant purposes contained in Y&R's credit facilities; however, EBITDA may not be comparable to other registrants' calculation of EBITDA or similarly titled items. You should not consider EBITDA to be an alternative to net income
    (loss) as a measure of operating results in accordance with generally accepted accounting principles or as an alternative to cash flows as a measure of liquidity. EBITDA for 1998 is before $234,449 of non-cash compensation charges related to the vesting of restricted stock taken at the time of our initial public offering in May 1998. EBITDA for 1997 and 1996 is before $11,925 and $11,096, respectively, of non-cash charges primarily related to impairment write-downs which are included in other operating charges. For a discussion of other operating charges and recapitalization-related charges for the years ended December 31, 1998, 1997 and 1996, see notes 4, 6 and 9 to the consolidated financial statements included in this prospectus.

(4) Working capital balances are significantly impacted by the seasonal media spending patterns of advertisers, including the timing of payments made to media and other suppliers on behalf of clients as well as the timing of cash collection from clients to fund each expenditure.


(5) Total assets as of March 31, 1999 include net deferred tax assets of $197,062 consisting primarily of federal, state and foreign net operating loss carryforwards.


(6) Total debt includes current and non-current loans and installment notes, which are discussed in notes 14 and 15 to the consolidated financial statements included in this prospectus.

(7) From the date of completion of the recapitalization of Y&R in 1996 and through the date of completion of the IPO, all outstanding shares of common stock, exclusive of shares of common stock held in a restricted stock trust under our restricted stock plan, were redeemable, subject to restrictions, at the option of the stockholder. Accordingly, all of these shares of common stock were recorded at their redemption values and classified as mandatorily redeemable equity securities at December 31, 1997 and 1996. For a discussion of the mandatorily redeemable equity securities, see note 17 to the consolidated financial statements included in this prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You  should  read  the  following   discussion  in   conjunction   with  the
consolidated financial statements.

OVERVIEW


       Young & Rubicam Inc. is the fifth largest consolidated marketing and communications organization in the world based on 1998 revenues.

       Our revenues in 1998 totaled $1.5 billion, representing a compound annual growth rate of 12.2% from 1994 to 1998.

       Our revenues consist principally of commissions and fees received by us from our clients. Commissions are derived using a percentage of an advertiser's media and production spending through Y&R. Fees are based on hours spent and costs incurred by agency staff plus a mark-up. We recognize commission revenue primarily when media placements appear on television, on radio or in print, and when labor and production costs are billed. We recognize fee revenue when services are rendered.

       We have also implemented incentive compensation arrangements with several of our clients that we believe further strengthen our client relationships and reward us for superior performance. These incentive arrangements create a range of compensation that could result in either higher or lower revenues and operating margins than a more traditional commission or fee arrangement. Incentive levels are determined with reference to agreed upon operating, performance and other benchmarks, with respect to both clients' businesses as well as our performance. Although incentive arrangements have not materially impacted our revenues, we believe that additional clients may request that we institute incentive compensation arrangements in the future.


       Our revenues are diversified across geographic regions, various sectors of the economy and among many clients. In the first three months of 1999, we derived 54.3% of our revenues from our U.S. operations, with 35.1% coming from our European operations and the remainder divided among our operations in Latin America, Australia/New Zealand, Asia, Canada and Africa. In 1998, we derived 50.9% of our revenues from our U.S. operations, with 35.0% coming from our European operations. For the three months ended March 31, 1999 and the years 1998, 1997 and 1996, our revenue from any one country other than the United
States did not exceed 10% of our consolidated revenues. The United Kingdom, Germany, Brazil, France, Australia, the Netherlands, Italy, Canada and Switzerland represent the largest sources of our revenues by country, other than the United States. For information on our worldwide operations, see note 12 to the consolidated financial statements included in this prospectus.


       We represent clients in various industries, including automotive, consumer packaged goods, financial services, food and beverage, government services and telecommunications. Our revenues are diversified across our approximately 5,500 client accounts. Our largest client account, Ford Motor Company, accounted for 10.5% of our consolidated revenues in 1998. In addition, our KCAs accounted for 48.6% of our revenues in 1998.

       We have two principal categories of operating expenses: compensation expense and general and administrative expenses. Our largest expense is compensation, which includes the salaries, bonuses and benefits of all of our employees, as well as fees paid to freelance contractors. General and administrative expenses principally consist of facilities' costs, depreciation, amortization, new business costs, travel expenses and professional fees.

       From the time of our founding until 1996, we were wholly owned by our employees. As further described in note 6 to the consolidated financial statements included in this prospectus, in December 1996, we consummated a recapitalization, which resulted in the recording of a pre-tax charge of $315.4 million in 1996. In connection with the recapitalization, we allocated shares of restricted stock to employees, the vesting of which was subject to conditions. On May 15, 1998, we completed our IPO of an aggregate of 19,090,000 shares of common stock, of which 6,912,730 shares were sold by Y&R and 12,177,270 shares were sold by selling stockholders. We used the net proceeds to Y&R, which aggregated $158.6 million, together with $155 million of borrowings under a new credit facility, to repay all of the outstanding borrowings under our prior credit facilities.


       The completion of the IPO gave rise to non-recurring, non-cash, pre-tax compensation charges of $234.4 million, or $169.8 million net of the related tax benefit, from the vesting of an aggregate of 9,231,105 shares of restricted stock allocated to employees as of the date of completion of the IPO. These charges have been reflected as "other operating charges" in our consolidated statements of operations for 1998.


       Unless otherwise stated, all references to "Young & Rubicam", "Y&R", "we", "our" and "us" refer to Young & Rubicam Inc., its predecessors and its consolidated subsidiaries, including Young & Rubicam L.P.

RESULTS OF OPERATIONS


     The following table sets forth, for the periods indicated, items derived from our consolidated statements of operations and the percentages of revenue represented by these items. Totals may not add due to rounding.



                                                                           THREE MONTHS ENDED MARCH 31,
                                                              ------------------------------------------------------
                                                                                % OF                         % OF
                                                                  1999        REVENUES        1998         REVENUES
                                                              ------------   ----------   ------------   -----------
                                                                              (DOLLARS IN MILLIONS)
Revenues ..................................................   $  383.9       100.0%       $  348.2       100.0%
Compensation expense, including employee benefits .........      235.0        61.2%          213.6        61.3%
General and administrative expenses .......................      114.3        29.8%          109.2        31.4%
                                                              --------       -----        --------       -----
Income from operations ....................................       34.6         9.0%           25.3         7.3%
Net income ................................................   $   19.7         5.1%       $   12.2         3.5%
                                                              ========       =====        ========       =====

FIRST QUARTER 1999 COMPARED TO FIRST QUARTER 1998


       Revenues for the first quarter of 1999 increased by $35.7 million, or 10.3%, to $383.9 million compared to the first quarter of 1998. The increase was primarily due to net new business, including business from new clients and higher revenue from existing clients, that we generated from clients including Ford and AT&T. United States revenues increased by 13.1% to $208.6 million for the first quarter of 1999 compared to the first quarter of 1998. International revenues increased by 7.1% to $175.3 million, primarily due to strong performance in Europe, which was partially offset by declines in Latin America and the Asia/Pacific region and the impact of the overall strengthening of the U.S. dollar against foreign currencies. Organic worldwide revenue growth, excluding the effect of acquisitions and foreign currency fluctuations, was also 10.3%, with the impact of the strengthening of the U.S. dollar against foreign currencies offset by revenues from acquisitions. Excluding the effect of foreign currency fluctuations and acquisitions, international revenues increased 7.8% for the first quarter of 1999 compared to the first quarter of 1998.

       Compensation expense increased by $21.4 million to $235.0 million for the first quarter of 1999 compared to the first quarter of 1998. This increase in compensation expense was primarily due to salary increases and additional staffing to support new business growth. Compensation expense in the first quarter of 1999 decreased as a percentage of revenues to 61.2% from 61.3% in the first quarter of 1998.

       General and administrative expenses increased by $5.1 million to $114.3 million for the first quarter of 1999 compared to the first quarter of 1998. This increase was primarily due to additional operating expenses to support new business growth, offset in part by the impact of cost containment measures implemented by management. General and administrative expenses in the first quarter of 1999 decreased as a percentage of revenues to 29.8% from 31.4% in the first quarter of 1998.

       Income from operations increased by $9.3 million, or 36.8%, to $34.6 million for the first quarter of 1999 compared to the first quarter of

1998. This increase was primarily due to net new business gains in 1999 and improved operating margins.

       Net interest expense decreased by $3.9 million to $1.6 million for the first quarter of 1999 compared to the first quarter of 1998. The decline was due to lower average borrowing levels and lower average borrowing rates during the first quarter of 1999 compared to the first quarter of 1998.

       We recognized income tax expense of $13.5 million for the first quarter of 1999 compared to $8.9 million for the first quarter of 1998. The effective tax rate for the first quarter of 1999 was 41.0%, as compared to 43.0% in the first quarter of 1998. The decrease in the effective tax rate was due to a decrease in foreign income taxed at rates greater than the U.S. statutory rate and lower taxes on U.S. income.

       Net income for the first quarter of 1999 was $19.7 million compared to net income of $12.2 million for 1998. This increase was primarily the result of revenue growth, improved operating margins, lower net borrowing costs and a reduced effective tax rate.


     The following table sets forth, for the years indicated, items derived from our consolidated statements of operations and the percentages of revenue represented by these items. Totals may not add due to rounding.



                                                                        YEARS ENDED DECEMBER 31,
                                             -------------------------------------------------------------------------------
                                                               % OF                       % OF                       % OF
                                                  1998       REVENUES        1997       REVENUES        1996       REVENUES
                                             ------------- ------------ ------------- ------------ ------------- -----------
                                                                          (DOLLARS IN MILLIONS)
Revenues ................................... $ 1,522.5      100.0%      $ 1,382.7      100.0%      $ 1,222.1      100.0%
Compensation expense, including
 employee benefits .........................    903.9        59.4%         836.2        60.5%         730.3        59.8%
General and administrative expense .........    455.6        29.9%         463.9        33.6%         391.6        32.0%
                                             ---------      -----       ---------      -----       ---------      -----
Income before non-recurring
 charges (1) ...............................    162.9        10.7%          82.7         6.0%         100.3         8.2%
Other operating charges ....................    234.4        15.4%          11.9         0.9%          17.2         1.4%
Recapitalization-related charges ...........       --         0.0%            --         0.0%         315.4        25.8%
                                             ---------      -----       ---------      -----       ---------      -----
(Loss) income from operations .............. (   71.5)      ( 4.7%)         70.7         5.1%      (  232.3)      (19.0%)
Net loss ................................... $   (86.1)     ( 5.7%)     $   (23.9)     ( 1.7%)     $  (238.3)     (19.5%)
                                             =========      =====       =========      =====       =========      =====

----------------------
(1) We believe that income before non-recurring charges is an appropriate measure for evaluating our operating performance; however, it should be considered in addition to, not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with generally accepted accounting principles.

                          ----------------------------

1998 COMPARED TO 1997

       Revenues for 1998 increased by $139.8 million, or 10.1%, to $1,522.5 million compared to 1997. This increase was primarily due to net new business, including business from new clients and higher revenue from existing clients, that we generated from clients such as Citibank and Ford. United States revenues increased by 17.3% to $775.7 million for 1998 compared to 1997. International revenues increased by 3.5% to $746.8 million for 1998 compared to 1997, primarily due to strong performance in Europe, which was partially offset by declines in Latin America and the impact of the overall strengthening of the U.S. dollar against foreign currencies. Organic revenue growth, excluding acquisitions and foreign currency fluctuations, was 12.2%. Excluding the effect of foreign currency fluctuations, international revenues increased by 7.9% compared to 1997.

       Compensation expense increased by $67.7 million to $903.9 million for 1998 compared to 1997. The growth in compensation expense is primarily attributable to additional staffing to support business growth and to salary increases. Compensation expense in 1997 also included a $12.3 million charge primarily for deferred compensation awards granted to senior executives. Excluding the effect of the 1997 deferred compensation awards, compensation expense in 1998 decreased as a percentage of revenues to 59.4% from 59.6% in 1997.

       General and administrative expenses decreased by $8.3 million to $455.6 million for 1998 compared to 1997. This decrease was primarily due to a $25.5 million write-off in 1997 of accounts receivable, costs billable to clients and other capitalized costs with respect to the operations of Burson-Marsteller in Europe and Asia, which was partially offset in 1998 by additional operating expenses to support business growth. Excluding the effect of the Burson-Marsteller write-off, general and administrative expenses in 1998 decreased as a percentage of revenues to 29.9% from 31.7% in 1997.

       Income before non-recurring charges increased by $80.2 million, or 97.0%, to $162.9 million for 1998 compared to 1997. This increase was primarily due to net new business gains in 1998, improved operating margins, and the Burson-Marsteller write-off and deferred compensation charge in 1997.

       Effective upon the completion of the IPO, we recognized other operating charges of $234.4 million. These other operating charges consisted of non-recurring, non-cash compensation charges resulting from the vesting of shares of restricted stock allocated to employees. In 1997, we recognized $11.9 million of other operating charges for non-cash asset impairment write-downs principally related to operations in the United States, Africa, Latin America and Europe.

       As a result of the $234.4 million in other operating charges associated with the IPO, we reported a loss from operations of $71.5 million for 1998. Excluding the other operating charges described above for both 1998 and 1997, and the Burson-Marsteller write-off and deferred compensation charge in 1997, income from operations in 1998 increased by $42.4 million, or 35.2%, compared to 1997.

       Net interest expense decreased by $16.7 million to $17.7 million for 1998 compared to 1997. The decline was due to lower average borrowing levels and lower average borrowing rates during 1998 compared to 1997.

       We recognized an income tax benefit of $2.6 million for 1998 compared to income tax expense of $58.3 million for 1997. Included in 1998 is an income tax benefit of $64.6 million attributable to the other operating charges of $234.4 million described above, which reflects the anticipated federal, state and foreign tax effect of the other operating charges after consideration of valuation allowance amounts for non-U.S. deductions. The effective income tax rate was a benefit of 3.0% for 1998. Excluding the benefit derived from the other operating charges, the effective tax rate was 42% for 1998, a decrease from the 160.6% effective tax rate for 1997. The effective tax rate for 1997 includes the effect of incremental foreign taxes arising from losses outside the United States which provided little or no tax benefit.

       Equity in net income of unconsolidated companies was $4.7 million in 1998 compared to $0.3 million in 1997, reflecting improved worldwide operating results by advertising agency affiliates.

       Minority interest in net income of consolidated subsidiaries was $2.0 million in 1998 compared to $2.3 million in 1997, primarily due to lower earnings from a Latin American operation.

       We incurred an extraordinary charge of $4.4 million in 1998, which is net of a tax benefit of $2.8 million, due to the write-off of unamortized deferred financing costs related to a credit facility which was replaced in May 1998 in connection with the IPO.

       Net loss for 1998 was $86.1 million compared to a net loss of $23.9 million for 1997. Excluding the after-tax effect of the other operating charges associated with the IPO and the extraordinary charge in 1998, and the other operating charges, the Burson-Marsteller write-off and the deferred compensation charge in 1997, net income increased by $86.3 million in 1998 compared to 1997. This increase was primarily the result of revenue growth, improved operating margins, lower net borrowing costs and a reduced effective tax rate.


1997 COMPARED TO 1996

       Revenues for 1997 increased by $160.6 million, or 13.1%, to $1,382.7 million compared to 1996. This increase was primarily due to net new business, including business from new clients and higher revenues from existing clients, generated from clients such as Campbell's Soup, Citibank, Merck and United Airlines. United States revenues increased by 15.8% to $661.3 million for 1997 compared to 1996. International revenues for 1997 increased by 10.8% to $721.4 million for 1997 compared to 1996. Organic revenue growth was 13.6%. An additional 3.0% of the revenue increase was due to the acquisition of majority interests in investments previously accounted for under the equity method. These increases were partially offset by a 3.5% decline related to a strengthening (on average) of the U.S. dollar against foreign currencies.



       Compensation expense increased by $105.9 million to $836.2 million for 1997 compared to 1996. The growth in compensation expense was generally in line with revenue growth and also included a $12.3 million charge primarily for deferred compensation awards granted to senior executives in 1997. Excluding the effect of the 1997 deferred compensation charges, compensation expense in 1997 decreased as a percentage of revenues to 59.6% from 59.8% in 1996.

       General and administrative expenses increased by $72.3 million to $463.9 million for 1997 compared to 1996. This increase included a $25.5 million write-off in 1997 of accounts receivable, costs billable to clients and other capitalized costs with respect to the operations of Burson-Marsteller in Europe and Asia. The write-offs in Europe were primarily related to Burson-Marsteller's implementation of a new management information system in 1997 which resulted in delayed and inaccurate billing of some clients and necessitated the creation of additional reserves against accounts receivable and costs billable to clients. The write-offs in Asia were attributable to our evaluation of Burson-Marsteller's recent operating performance in Asia and the determination that Burson-Marsteller was unlikely to collect various accounts receivable and costs billable to clients. As a result of its analysis of the circumstances which led to these write-offs, we made management changes at Burson-Marsteller in Europe and Asia and implemented additional financial control and reporting requirements for these operations, including strengthening controls and procedures regarding regional billing and collection practices. Excluding the effect of the 1997 Burson-Marsteller write-off, general and administrative expenses in 1997 decreased as a percentage of revenues to 31.7% from 32.0% in 1996.

       Income before non-recurring charges decreased by $17.6 million, or 17.5%, to $82.7 million for 1997 compared to 1996. This decrease was primarily due to the inclusion of the deferred compensation charge and Burson-Marsteller write-off in 1997, offset in part by net new business gains.

       In 1997, we had income from operations of $70.7 million compared to a loss from operations of $232.3 million in 1996, primarily due to charges of $315.4 million related to our recapitalization in 1996. Income from operations in 1997 included $11.9 million of other operating charges for asset impairment write-downs principally related to operations in the United States, Africa, Latin America and Europe.

       Net interest expense increased by $16.1 million to $34.4 million for 1997 compared to 1996. The increase was primarily due to higher average borrowing levels in 1997 as a result of the recapitalization.

       We recognized income tax expense of $58.3 million for 1997 compared to an income tax benefit of $20.6 million for 1996. The effective income tax rate for 1997 was 160.6%. The primary difference between the U.S. statutory tax rate and Y&R's effective tax rate in 1997 resulted from incremental foreign taxes arising from losses outside the United States which provided little or no tax benefit. The effective income tax rate for 1996 was a benefit of 8.2%. This reflects the tax benefit from recapitalization-related charges partially offset by foreign income taxed at rates greater than the U.S. statutory rate. See Note 11 to the consolidated financial statements.

       Equity in net income of unconsolidated companies was $0.3 million in 1997 compared to a loss of $9.8 million in 1996. A $9.3 million charge to write down an Australian equity investment was recorded in 1996.

       Minority interest in net income of consolidated subsidiaries was $2.3 million in 1997 compared to minority interest in net loss of consolidated subsidiaries of $1.5 million in

1996, primarily reflecting the minority interest share of charges for asset impairment write-downs relating to an Italian operation in 1996.

       Net loss for 1997 was $23.9 million compared to a net loss of $238.3 million for 1996, primarily as a result of charges recorded in connection with the recapitalization in 1996.


LIQUIDITY AND CAPITAL RESOURCES


       We generally finance our working capital, capital expenditures, acquisitions and equity repurchases from cash generated from operations and third-party borrowings. In addition, in May 1998, we completed our IPO of an aggregate of 19,090,000 shares of common stock. Of the total number of shares, 6,912,730 shares were sold by Y&R and 12,177,270 shares were sold by selling stockholders. Net proceeds to Y&R were $158.6 million, after deducting underwriting discounts and commissions and expenses paid by Y&R in connection with the IPO. We used the net proceeds from the IPO together with $155 million of borrowings under a new $400 million credit facility to repay all of the outstanding borrowings under our then-existing $700 million senior secured credit facility.


MARCH 31, 1999

       Cash and cash equivalents were $63.2 million and $122.1 million at March 31, 1999 and December 31, 1998. Cash used in operating activities in the first quarter of 1999 was $124.5 million compared to $122.2 million in the first quarter of 1998. Quarterly operating cash flows are significantly impacted by the seasonal media spending patterns of advertisers, including the timing of payments made to media and other suppliers on behalf of clients as well as the timing of cash collections from clients to fund such expenditures. Our practice is to bill and collect from our clients in sufficient time to pay the amounts due the media.

       Cash used in investing activities in the first quarter of 1999 was $25.0 million and included $14.8 million in capital expenditures and $10.2 million for net acquisitions, investments and other investing activity. In the first quarter of 1998, cash used in investing activities was $8.6 million, principally consisting of $7.9 million in capital expenditures. The majority of capital expenditures in the first quarter of 1999 were for information technology-related purchases and leasehold improvements. These capital expenditures are estimated to be approximately $65 million for the remainder of 1999. Acquisitions and investments in the first quarter of 1999 consisted primarily of the purchase of a company located in the United States specializing in grassroots issues management.



       Cash provided by financing activities in the first quarter of 1999 was $90.4 million and included net borrowings of $131.8 million. In the first quarter of 1999, we repurchased 1.1 million shares of common stock on the open market and in other transactions for an aggregate of $42.4 million. As of March 31, 1999, we had repurchased a total of 3.0 million shares under the existing
8.0 million share repurchase program. As of May 21, 1999, we had repurchased approximately 0.4 million additional shares for an aggregate of $16.2 million under the share repurchase program during the second quarter of 1999.

       In the first quarter of 1998, cash provided by financing activities was $22.7 million, reflecting borrowings under our short and long-term credit facilities that existed at that time to fund our operations and capital expenditures.

       At March 31, 1999, we had approximately $151 million in outstanding indebtedness under our $400 million credit facility. We expect to fund payments of principal and interest under this credit facility with cash from operations. We intend to increase our borrowing capacity by entering into an additional $200 million credit facility during the second quarter of 1999. During the first quarter of 1999, all interest rate protection agreements to which we were party either matured or were retired. Accordingly, at March 31, 1999, we had no such agreements outstanding.

       At March 31, 1999, our net deferred tax assets were $197.1 million consisting primarily of federal, state and foreign net operating loss carryforwards and deferred tax assets resulting from prior period compensation payments made in connection with our initial public offering of common stock in 1998 and our recapitalization in 1996.

       Our $400 million credit facility contains financial and operating restrictions and covenant requirements, and permits the payment of cash dividends except in the event of a continuing default under the credit agreement. On April 29, 1999, we announced that our board of directors declared a cash dividend of $0.025 per common share, payable on June 15, 1999 to all stockholders of record as of June 1, 1999. Any determination to pay additional dividends in the future will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions in our credit facilities.

       On May 21, 1999, we acquired KnowledgeBase Marketing, Inc., a leading customer relationship marketing service that specializes in gathering and analyzing marketing data, in a stock and cash transaction valued at approximately $175 million. We issued an aggregate of 2,100,980 shares of common stock and agreed to grant options to purchase an aggregate of up to 275,000 additional shares of common stock in connection with the transaction.

       We may, from time to time, pursue acquisition opportunities that would expand or enhance existing capabilities or the geographic scope of our operations.

       We  believe  that  cash  provided by operations and funds available under
our   credit  facilities  will  be  sufficient  to  meet  our  anticipated  cash requirements as presently contemplated.


DECEMBER 31, 1998

       Cash and cash equivalents were $122.1 million and $160.3 million at December 31, 1998 and 1997, respectively. Cash provided by operations in 1998 was $195.6 million, reflecting strong operating performance and our continued focus on cash management.

       Cash used in investing activities in 1998 was $99.7 million and consisted of $76.4 million in capital expenditures and $23.3 million for net acquisitions and investments. The majority of capital expenditures were for information technology-related purchases and leasehold improvements. Acquisitions and investments consisted primarily of the purchase of a multi-cultural advertising agency and related assets in the United States and additional investment in partially owned international affiliates.

       Cash used in financing activities in 1998 was $136.2 million. In 1998, proceeds from our new credit facility and the IPO, along with cash generated by operations, were used to repay our obligations under our prior credit facilities.

       During 1998, we announced that the board of directors had approved a plan to repurchase an aggregate of up to 8.0 million shares of common stock over the next two years. We may repurchase the shares from time to time in the open market or in private transactions, possibly including transactions with employees.


       In 1997, cash provided by operations was $224.5 million, reflecting our implementation of cash management improvements relating to the timing of billings, accounts receivable collections and payments to media and other suppliers.

       In 1997, cash used in investing activities was $67.1 million and consisted of $51.9 million in capital expenditures and $15.2 million for net acquisitions and investments. The majority of capital expenditures were for information technology-related purchases, while the remaining expenditures were for leasehold improvements, furniture and equipment. Acquisitions and investments consisted primarily of additional investments in partially owned domestic and international affiliates.

       In 1997, cash flows used in financing activities were $98.7 million. Net proceeds from our prior credit facilities were more than offset by payments incurred in connection with our recapitalization in 1996.


       At December 31, 1998, we had $31.5 million in outstanding indebtedness under our new credit facility. As of December 31, 1998, we had entered into interest rate protection agreements with respect to our indebtedness under the credit facility, which effectively changed our interest rate under the credit facility to fixed rate borrowings.


MARKET RISK MANAGEMENT

       At December 31, 1998 and 1997, the carrying value of our financial instruments approximated fair value in all material respects.

INTEREST RATE RISK

       We enter into interest rate protection agreements in order to reduce our exposure to changes in interest rates on our variable rate long-term debt. At December 31, 1998 and 1997, we had entered into interest rate protection agreements with respect to $31.5 million and $275 million of our indebtedness, respectively.


FOREIGN EXCHANGE RATE RISK

       Our consolidated financial statements are denominated in U.S. dollars. In 1998, we derived 49.1% of our revenues from operations outside of the United States. Currency fluctuations may give rise to translation gains or losses when financial statements of foreign operating units are translated into U.S.
dollars. Significant strengthening of the U.S. dollar against other major foreign currencies could have a material adverse effect on our results of operations. Most of our revenues are billed in the same currency as the costs incurred to support the revenues, thereby reducing exposure to transaction gains and losses. We typically do not hedge foreign currency profits into U.S. dollars, believing that over time the costs of a hedging program would outweigh any benefit of greater predictability in our U.S. dollar-denominated profits. However, we selectively hedge some positions where management believes it is economically beneficial to do so, and base our foreign subsidiary capitalization, debt and dividend policies on minimizing currency risk. We also seek, through pricing and other means, to anticipate and avoid economic currency losses.

       We enter into forward foreign exchange contracts to hedge some of our assets and liabilities that are recorded in a currency different from that in which they settle. These contracts are generally entered into in order to hedge intercompany transactions. Gains and losses on these contracts generally offset losses and gains on the related foreign currency denominated intercompany transactions. The gains and losses on these positions are deferred and included in the basis of the transaction upon settlement. The terms of these contracts are generally a one-month maturity. At December 31, 1998, we had contracts for the sale of $19.4 million and the purchase of $6.1 million of foreign currencies at fixed rates, compared to contracts for the sale of $18.5 million and the purchase of $12.8 million of foreign currencies at December 31, 1997.

       We believe that any losses resulting from market risk would not have a material adverse impact on our consolidated financial position, results of operations or cash flows.


INTERNATIONAL BUSINESS RISK


       Economic prospects throughout Latin America may be adversely affected by the devaluation of the Brazilian real which occurred in January 1999. In addition, there was a significant economic downturn in the Asia/Pacific region in 1998 which has continued into 1999. There can be no assurance as to when the value of the Brazilian real or the conditions in the Asia/Pacific region will improve. However, because we do not derive a significant amount of our revenues from these regions, the above conditions are not expected to be material to our consolidated financial position, results of operations or cash flows.


       On January 1, 1999, 11 of the member countries of the European Union established fixed conversion rates between their existing currencies and the European Union's common currency, the euro. The transition period for the introduction of the euro began on January 1, 1999. Beginning January 1, 2002, the participating countries will issue new euro-denominated bills and coins for use in cash transactions. No later than July 1, 2002, the participating countries will withdraw all bills and coins denominated in the legacy currencies, so that the legacy currencies no longer will be legal tender for any transactions, making the conversion to the euro complete.


       We are addressing the issues involved with the introduction of the euro, including converting information technology systems, reassessing currency risk and negotiating and amending agreements. Based on progress to date, we believe that the use of the euro will not have a significant impact on the manner in which we conduct our business. Accordingly, conversion to the euro is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.



YEAR 2000 COMPLIANCE

       We are working to resolve the potential impact of the year 2000 on the ability of our computer systems to accurately process information with dates later than December 31,

1999, or to process date-sensitive information accurately after the turn of the century, which we refer to as the "Year 2000" issue. We have modified or replaced the majority of all affected systems and are in the process of testing these systems to fully validate their readiness for compliance with the Year 2000 issue. We are also dependent in part on third-party computer systems and applications, particularly with respect to critical tasks such as accounting, billing and buying, planning and paying for media, as well as on our own computer systems. We have performed tests of major systems in this category and have received assurances as to their readiness for compliance with the Year 2000 issue. However, we continue to monitor the adequacy of the processes and progress of other less critical vendors of systems and applications that may be affected by the Year 2000 issue and to seek assurances from these vendors that their systems are Year 2000 compliant.

       While we believe our process is designed to be successful, because of the complexity of the Year 2000 issue and the interdependence of organizations using computer systems, it is possible that our efforts, or those of third parties with whom we interact, will not be satisfactorily completed in a timely fashion. Our failure to satisfactorily address the Year 2000 issue could have a material adverse effect on our prospects, business, financial condition and results of operations.

       We do not expect the costs of our Year 2000 project to be material, and we have funded all identified remedial projects in connection with our program. However, we may experience cost overruns or delays as we replace or modify systems, which could have a material adverse effect on our prospects, business, financial condition and results of operations.

       We are presently evaluating the extent of contingency planning that may be required.



IMPACT OF RECENTLY ISSUED ACCOUNTING
  STANDARD


       In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. We do not anticipate that the adoption of this statement will have a significant effect on our financial condition.

                                   BUSINESS

INDUSTRY OVERVIEW

       The marketing and communications industry encompasses a wide range of services used to develop and deliver messages to both broad and targeted audiences through multiple communication channels. The industry includes traditional advertising services as well as other marketing and communications services such as direct marketing and sales promotion, public relations, branding consultation and design services, new media marketing and other specialized services.

       Traditional advertising services include the following:

       o the development and planning of marketing and branding campaigns;

       o the creative design and production of advertisements;

       o the planning and buying of time and/or space in a variety of media, including broadcast and cable television, radio, newspapers, general interest/specialty magazines, billboards and the Internet; and

       o the provision of consumer, product and other market research to clients on an ongoing basis.

       According to industry sources, growth in advertising expenditures has accelerated in recent years following the economic recession in the early 1990s, and worldwide advertising expenditures totaled approximately $415 billion in 1998.

       Direct marketing and sales promotion incorporate a broad range of services, including direct mail and direct response television advertising (using toll-free 800 numbers), inbound and outbound telemarketing, database marketing and online marketing. Sales promotion includes the planning, design and implementation of merchandising and sales promotions as well as design and implementation of targeted interactive campaigns.

       Perception management and public relations address clients' external corporate or brand positioning, public image and relations with key external constituencies. Functions provided by public relations firms include corporate communications, public affairs, lobbying, crisis management, issue advertising and internal, consumer grassroots communications.

       Branding consultation and design services encompass a range of services to create, build and revitalize clients' brands. Among these services are corporate identity, package design, retail design and branded environments, verbal branding and nomenclature systems, corporate literature and interactive branding.

       New media marketing services include interactive marketing campaigns and strategic consulting services, the design of Internet websites, banners and home pages, the development of corporate intranets and digital commerce applications.

       Information regarding worldwide advertising expenditures, historical growth in advertising expenditures and comparative rankings of the size of Young & Rubicam Inc., its affiliates, subsidiaries and operating units has been obtained from industry sources, principally Advertising Age, AdWeek, McCann-Erickson Report, Med Ad News and Design Week.

INDUSTRY TRENDS

       Several significant trends are changing the dynamics of the marketing and communications industries, including the following:


       o GROWTH IN UNITED STATES MARKETING AND COMMUNICATIONS MARKETS. According to industry sources, advertising expenditures in the United States have continued to grow, increasing from approximately $140 billion in 1993 to approximately $200 billion in 1998. In industries such as telecommunications, where regulatory developments have encouraged increased competition among industry participants, a growing number of companies have sought to establish and enhance their brand images through comprehensive marketing and communications programs. In the healthcare industry, recent regulatory changes that eased restrictions on direct-to-consumer communications by pharmaceutical companies have also resulted in significant additional marketing and communications expenditures.

       o GROWTH OF INTERNATIONAL MARKETING AND COMMUNICATIONS MARKETS. The globalization of markets and the deregulation of several sectors of international markets have led to growth in demand for marketing and communications services by large corporate clients. An increasing number of companies are expanding globally and, where they deem it appropriate, are seeking consistent brand images and market positions for their products throughout the world. At the same time, however, companies continue to rely on their marketing and communications advisors to tailor their regional and local marketing approach to the demands, tastes and desires of the local marketplace. As international markets have expanded, particularly the markets in the Asia/Pacific and Latin American regions, non-U.S. advertising expenditures have grown more rapidly than U.S. expenditures. According to industry sources, non-U.S. advertising expenditures have increased from 44% of worldwide expenditures in 1986 to 52% in 1998.

       o INVESTMENT IN BRAND DEVELOPMENT. In the 1980s, many advertisers focused their marketing campaigns on promotional advertising that emphasized price competition, often reducing brand loyalty. Over the last several years, however, advertisers have focused on the image or brand identity of their organizations, products and services in an effort to differentiate themselves from competitors and increase brand loyalty. This emphasis on brand development has increased the demand for delivery of consistent messages and, as a result, companies are seeking marketing and communications organizations which are able to coordinate resources across multiple disciplines, geographies and media.

       o DEMAND FOR INTEGRATED SERVICE OFFERINGS. Increasingly, some clients are turning to large marketing and communications organizations to provide integrated services across multiple disciplines. These clients are seeking integrated services to ensure a consistent brand presence and maximize the effectiveness of their messages around the world, better coordinate their marketing activities and simplify and strengthen their relationships with their marketing partners. The demand for globally-integrated services has led to the creation of a small number of global marketing and communications companies, including Y&R, that strive to provide their clients with a full range of services in each of the local markets in which their clients operate. In addition, a substantial number of clients continue to require access to specialized service providers. Y&R has over 20 years of experience in organizing its companies to address this client need.

       o INCREASED EMPHASIS ON TARGETED MARKETING. The desire of companies to reach their target audiences and quantify the effectiveness of their communications has resulted in greater demand for customized direct marketing methods, such as database marketing, infomercials, in-store promotions and interactive programs. These techniques enable companies to quantify the success of their campaigns and monitor the return on investment of their marketing expenditures through mechanisms such as response rate tracking. The desire to create more targeted marketing has been enhanced by the emergence of new media which permit more interactive methods of customizing and delivering messages. In some developing economies, the technology infrastructure is improving, indicating increased potential for database marketing and communications.

STRATEGY

       Our strategy consists of the following key components:

       o INCREASE PENETRATION OF KEY CORPORATE ACCOUNTS. We believe that there are significant opportunities to increase our share of KCA marketing and communications expenditures by leveraging our global network to provide integrated services to KCAs. We have successfully increased our share of the marketing and communications expenditures of some KCAs over the past few years. For example, we have significantly expanded our relationship with Ford, winning new assignments in Brazil, Germany, Canada and the United States for Young & Rubicam Advertising, Wunderman Cato Johnson, Landor Associates and Brand Dialogue. KCAs also have increased their use of multiple services offered by us over the same period. During 1998, our 20 largest clients used an average of five of our marketing and communications services.

         We have implemented a team concept for several KCAs that utilize advertising, direct marketing and other marketing and communications services we offer. Each client team aligns Y&R employees from separate disciplines within Y&R around KCAs and offers incentives to these employees to provide the highest quality service to the client without regard to Y&R's own internal corporate structure.


       o DEVELOP NEW CLIENT RELATIONSHIPS. We believe that there are significant opportunities for future revenue and profit growth by providing services to new clients in targeted industry sectors and to those clients seeking to build and maintain global, regional and local brands. We have successfully used our integrated and global approach as an effective tool in winning new business. Our win of the global Citibank account in August 1997 exemplifies the success of this strategy. We believe that the acquisition of this new business was due, in part, to our ability to coordinate advertising and direct marketing activities for Citibank around the world. We believe that Citibank consolidated its advertising and direct marketing accounts with us in order to establish a consistent brand identity around the world. In addition to Citibank, in recent years we have won new business from clients including Barilla Pasta, Campbell's Soup, Sony and United Airlines, each of whom was designated as a KCA.

       o LEVERAGE EXISTING GLOBAL NETWORK. With a worldwide presence in 76 countries (including 14 countries where we are represented by non-equity affiliations with local partners), we believe that we are well positioned to continue to benefit from the trend toward the globalization of client marketing and communications needs and the consolidation of those needs with a single international service provider. For example, in May 1998, Groupe Danone consolidated the global advertising for its Fresh Dairy Products division with Young & Rubicam Advertising.


       o CAPITALIZE ON EXISTING CAPABILITIES. We intend to continue the development of our existing capabilities into more visible and accessible client services. For example, in 1997, we launched our Brand Dialogue unit to serve our clients in the areas of digital interactive branding and digital commerce and in the development and implementation of various interactive strategies, including website design, creation and production. To create this integrated unit, we combined the existing interactive capabilities of Young & Rubicam Advertising and Wunderman Cato Johnson in the United States, Latin America, Europe and the Asia/Pacific region. We believe that Brand Dialogue represents a growth opportunity for us, and we intend to make significant investments in new and emerging technologies to capitalize on this opportunity.


         In July 1997, we consolidated the United States media planning, buying and placement capabilities of Young & Rubicam Advertising, Wunderman Cato Johnson and The Media Edge, a media company we acquired in 1996, under the name The Media Edge. With this consolidation, we created a major United States media agency, thereby enhancing our ability to negotiate effectively and secure discounts for media purchases on behalf of our clients. In September 1998, we announced the global launch of The Media Edge brand worldwide. We believe that The Media Edge will provide a variety of media alternatives in various markets to existing and future clients. We plan to continue to identify and leverage strengths and capabilities that can provide further differentiation for us and that can evolve into businesses that generate incremental revenues and profits.

       o UTILIZE SUPERIOR CONSUMER KNOWLEDGE AND BRAND INSIGHTS. To assist our clients in building, leveraging, protecting and managing their brands, we have developed and are maintaining extensive knowledge of consumer brand perceptions. In 1994, we launched BrandAsset Valuator, a proprietary database of consumer perceptions for building and managing brands. In its first two phases, in 1994 and the second half of 1997, the BrandAsset Valuator project involved the gathering of information on approximately 10,000 brands, including over 9,000 local and regional brands and 550 global brands. BrandAsset Valuator provides an understanding of how consumers evaluate brands, how brands evolve over time and how brands are managed successfully. We believe that BrandAsset Valuator, in which we have made significant investments over the past five years, is the first global consumer study that provides an empirically derived model for how brands gain and lose their strength. We further believe that BrandAsset Valuator, which reflects the perceptions of over 95,000 consumers in 32 countries in the Americas, Europe, Asia, Australia and Africa, is the most extensive database of information concerning consumer perceptions of brands. Management believes that Y&R's comprehensive research capabilities, including BrandAsset Valuator, have become a significant factor in attracting new clients and winning new assignments from existing clients. We plan to continue to invest in BrandAsset Valuator, and believe that knowledge of consumers' changing perceptions of brands will continue to provide us with a significant competitive advantage.

       o CULTIVATE CREATIVE EXCELLENCE. We intend to continue emphasizing the importance of creative marketing and communications. Our creative leadership has been recognized over the years through the receipt of various industry awards, including Cannes Lions and Clio Awards for excellence in television and print advertising, EFFIES, which are awards for effective advertising, and a number of other awards for direct marketing and design services. We also have created numerous memorable marketing and communications programs for clients, including "The Softer Side of Sears," "Everybody Needs a Little KFC," "It's All Within Your Reach" for AT&T, "The Document Company" for Xerox, and "Be All That You Can Be" for the United States Army, as well as identity and design assignments, including the creation of corporate identities, for Lucent Technologies, Netscape and the 2002 Salt Lake City Olympics.

       o IMPROVE OPERATING EFFICIENCIES. We believe that opportunities exist to further improve operating efficiencies in order to expand margins and increase future profitability. For example, we have implemented initiatives which have both improved productivity and reduced compensation expense as a percentage of consolidated revenues.

       o EXPAND CAPABILITIES THROUGH ACQUISITIONS AND INVESTMENTS. In order to add new capabilities, enhance our existing capabilities and expand the geographic scope of our operations, we regularly evaluate and intend to pursue appropriate acquisition and investment opportunities. We believe that significant opportunities exist to expand our businesses. Historically, in order to expand capabilities beyond traditional advertising, we have acquired well-established leaders in other marketing and communications disciplines. More recently, we have acquired smaller niche agencies or companies to enhance existing capabilities or expand geographic coverage.

OPERATIONS

       The following section contains a brief description of our main service offerings.

       YOUNG & RUBICAM ADVERTISING. Young & Rubicam Advertising is one of the world's leading full-service consumer advertising agencies, offering expertise in creative development, consumer research and marketing, and media buying and planning. In 1998, based on billings, industry sources ranked Young & Rubicam Advertising as the fourth largest advertising agency based in the United States.

       Young & Rubicam Advertising provides services to KCAs such as AT&T, Cadbury-Schweppes, Campbell's Soup, Citibank, Colgate-Palmolive, Ericsson, Ford, Philip Morris, Sears, Sony and United Airlines. In June 1997, Young & Rubicam Advertising extended its long-term relationship with the United States Army, an account which is subject to a government-mandated review every five years. Since 1998, Young & Rubicam Advertising has expanded its relationships with AT&T, Campbell's Soup, Ford and Sony and won new business from clients such as Barilla Pasta and Jim Beam.

       Young & Rubicam Advertising has long been involved in various public interest and public service efforts. Young & Rubicam Advertising handles public service accounts for The National Urban League, The United Negro College Fund and, through its work with the Ad Council, has launched a series of programs to benefit children throughout the United States and, separately, to assist battered women.


       Young & Rubicam Advertising operates in 86 cities in 61 countries worldwide, in the Americas, Europe and Africa. Young & Rubicam Advertising services clients through the Dentsu, Young & Rubicam Partnerships across Asia/Pacific.


       DENTSU, YOUNG & RUBICAM PARTNERSHIPS. The Dentsu, Young & Rubicam Partnerships, or DY&R, are a network of full-service advertising agencies that provide Young & Rubicam Advertising with access to major markets across the Asia/Pacific region. DY&R was created as a joint venture between Y&R and Dentsu, Inc. in 1991. DY&R is a series of local ventures in which Y&R typically has a 50% interest, and is jointly managed and operated by Y&R and Dentsu. To maximize local brand equity and minimize conflicts, DY&R operates under different brand names and management in each of its three regions--Asia, Australia/New Zealand and the United States. DY&R primarily services major clients of Dentsu and Y&R in Asia, including Y&R's KCAs, but also has its own local clients in each region. In Asia/Pacific, DY&R has recently won regional business from Fuji and Citibank and has been awarded additional work from Cadbury-Schweppes, Ericsson, Ford and Sony, in specific markets. DY&R operates in 28 cities in 15 countries across Asia/Pacific and the United States, where it operates as The Lord Group.

       THE BRAVO GROUP AND KANG & LEE. The Bravo Group creates multi-cultural marketing and communications programs targeted to the fast-growing U.S. hispanic community. The Bravo Group's multi-disciplinary services include advertising, promotion and event marketing, public relations, research and direct marketing. The Bravo Group provides services for selected KCAs including American Home Products-Whitehall, AT&T, Campbell's Soup, Clorox, Ford, Kraft, Sony and the United States Postal Service. Y&R expanded its multi-cultural marketing and communications capabilities in October 1998 with the acquisition of Kang & Lee, an agency that creates Asian-language integrated marketing programs that are designed to establish strong product positions in the Asian-American consumer segments.

       WUNDERMAN CATO JOHNSON. Wunderman Cato Johnson, or WCJ, is one of the world's leading behavior-driven marketing and communications companies. Behavior-driven marketing and communications are designed to assist clients in producing immediate sales and building brand and customer equity. WCJ addresses its clients' marketing objectives through direct marketing, sales promotion,
television   commercials   and   infomercials,   customer   loyalty   programs,
relationship marketing programs, database development and management, merchandising, entertainment and sports marketing, lead generation and new product launches.

       Wunderman Cato Johnson focuses on converting "consumers" to "customers" and mass markets to individual relationships. WCJ seeks to motivate behavior by focusing on identifying and acquiring the most valuable customer prospects for clients, building loyalty among its clients' most profitable customers and managing the customer's interactions with the brand, the trade and the sales force.

       Wunderman Cato Johnson provides services to KCAs such as AT&T, DuPont, Ford, Sony, Taco Bell and the United States Postal Service. Recent new business projects include the creation of a global promotion for Ericsson, and, together with Young & Rubicam Advertising, the launches of the Sears Home Services Division and the Navigator for Ford's Lincoln-Mercury division.

       Wunderman Cato Johnson was created by the 1992 merger of Wunderman Worldwide, a direct marketing company acquired by Y&R in 1973, and Cato Johnson Associates, a sales promotion company acquired by Y&R in 1976. Headquartered in New York, WCJ operates in 47 cities in 31 countries worldwide. WCJ also has major database facilities in Europe and Latin America.

       BRAND   DIALOGUE.  Brand  Dialogue  specializes  in  digital  interactive branding and digital commerce. Brand Dialogue's primary offerings consist of:

       o web advertising, including the design, creation and production of websites, banners, home pages and comprehensive interactive campaigns;

       o digital commerce applications;

       o the development of corporate intranets to improve communications and productivity within and among a defined set of users; and

       o interactive marketing consulting services.

       Brand Dialogue has obtained new business from both existing KCAs and other clients, as well as new clients. Brand Dialogue has recently won notable and varied assignments from clients such as Andersen Consulting, AT&T, Citibank, Ericsson, Ford, Pfizer, Philip Morris, Seven Up/Dr Pepper, Sony and Xerox.

       THE MEDIA EDGE. The Media Edge provides integrated media planning, buying and placement services for both Young & Rubicam Advertising and Wunderman Cato Johnson. In addition, The Media Edge provides planning and buying of both traditional and direct response media. We believe that The Media Edge is positioned to act as an independent full-service media provider, offering a range of media-related services to clients other than those of Young & Rubicam Advertising and Wunderman Cato Johnson, as well as to smaller independent advertising and communications agencies. We believe that these capabilities will enable The Media Edge to take advantage of opportunities presented by the trend of clients separating media responsibility assignments from other advertising services. The Media Edge has recently won significant new business, including a number of agency of record assignments (a preferred media provider designation), media research and modeling assignments and expanded its relationships with Campbell's Soup, Celebrex, Fort James Corp., Glaxo-Wellcome and Pella.

       BURSON-MARSTELLER. Burson-Marsteller is one of the world's leading international perception management, public relations and public affairs companies. It provides a comprehensive range of perception management capabilities to its clients, including issues analysis, crisis management, consumer and business marketing and research, corporate communications, investor relations and public affairs advocacy. The perception management process begins with a statement of the desired business results and then identifies current and targeted perceptions, as well as different approaches to create the desired mindset with key audiences.

       Burson-Marsteller  believes  a  shift  is  occurring  in  the  perception management  and  public  relations  field,  away  from  a  focus  on executional delivery based upon a client's specific instructions and towards a more consultative and interactive relationship. To that end, in 1996 and 1997, Burson-Marsteller implemented a client-focused practice structure in the United States. This client-focused practice structure has replaced the traditional geographic organizational model in the United States and helps ensure the firm's professional client teams have the experience and insight required to provide clients with the in-depth capabilities and knowledge to meet their needs. In Europe and Asia, Burson-Marsteller intends to maintain a primarily geographic organizational model and to implement, where feasible, elements of a client-focused practice structure. Burson-Marsteller's functional and industry practice areas currently include corporate, healthcare, marketing, advertising, media, public affairs, strategic consulting and technology. Burson-Marsteller's resources include three kinds of specialists:

       o industry specialists who are experienced in specific fields;

       o practice   specialists  who  are  experienced  in  specific  perception management, public relations and public affairs disciplines; and

       o creative and media specialists who are skilled in using a variety of techniques and different technologies to deliver messages with impact.

       Burson-Marsteller serves as counselor to a diverse body of clients ranging from major corporations, business associations and professional organizations to governmental bodies and non-profit institutions. Burson-Marsteller has recently undertaken significant assignments for Ford, Pfizer, Qualcomm, Sun Microsystems, Telefonica and Unilever. In addition, Burson-Marsteller has expanded and strengthened relationships with existing clients such as Andersen Consulting, Johnson & Johnson and Philip Morris.

       Burson-Marsteller was founded in 1953 and was acquired by Y&R in 1979. Burson-Marsteller is head-quartered in New York and operates in 49 cities in 33 countries around the world. The Burson-Marsteller network also includes:

       o Black, Kelly, Scruggs & Healey Inc., a lobbying and public affairs firm based in Washington D.C.;

       o Marsteller    Advertising,     which    specializes    in    corporate,
         business-to-business and issues advertising campaigns, with offices in New York, Chicago, Pittsburgh and London; and

       o The Direct Impact Company, a grass roots issues management company, located in Alexandria, Virginia, which Burson-Marsteller acquired in March 1999.

       COHN & WOLFE. Cohn & Wolfe is a full-service public relations firm that provides creative, results-driven services to its clients. Cohn & Wolfe helps its clients establish and communicate corporate and brand identity, launch new products and expand sales. Areas of expertise include consumer marketing, sports publicity and issues management, as well as healthcare, information technology and business-to-business communications. Current clients include Coca-Cola, Colgate-Palmolive, Deloitte Consulting, Eli Lilly, NEC, SmithKline Beecham, Sony, the United States Army, the United States Postal Service and Visa International.

       Cohn & Wolfe was founded in 1970 and was acquired by Burson-Marsteller in 1984. Cohn & Wolfe operates in 12 cities in 7 countries in North America, Europe and Australia.

       LANDOR ASSOCIATES. Landor Associates, or Landor, is one of the world's leading branding consultancies and strategic design firms. Landor creates, builds and revitalizes clients' brands and helps position these brands for continued success. Landor's branding and identity consultants, designers and researchers work with clients on a full range of branding and identity projects, including corporate identity, packaging and brand identity systems, retail design and branded environments, interactive branding and design, verbal branding and nomenclature systems, corporate literature, brand extensions and new brand development.

       Landor has broad international experience across various industries, and clients include automobile manufacturers, banks and financial institutions, commercial airlines, communications and information companies, consumer products, entertainment industry concerns, hotels, major industrials, packaged goods companies and petroleum retailers.

       In   recent   years  Landor  has  obtained  the  following  new  business assignments:

       o corporate identity assignments for Andersen Consulting, Delta Airlines, Lucent Technologies and the 2002 Salt Lake City Olympics;

       o brand identity assignments for Walt Disney;

       o package design assignments for Frito-Lay; and

       o branded environment assignments for Taco Bell, Pizza Hut and Shell.

       In addition, Landor has expanded relationships with existing clients including Coors Beer and Visteon, a Ford subsidiary that supplies component parts to the automotive industry.

       Landor was founded in 1941 and was acquired by Y&R in 1989. Landor is headquartered in San Francisco and operates in 15 cities in 11 countries worldwide, including multidisciplinary consulting and design studios in New York, Seattle, Mexico City, Hamburg, London, Paris, Hong Kong and Tokyo.

       SUDLER & HENNESSEY. Sudler & Hennessey is one of the world's leading healthcare communications firms, developing strategic promotional and educational programs for a wide spectrum of healthcare brands. Sudler & Hennessey creates advertising, direct marketing and sales promotion programs for prescription drugs and over-the-counter medications. In addition, Sudler & Hennessey provides strategic consultancy and communications support in the areas of managed care, medical devices and equipment, nutrition, veterinary medicine and general healthcare. Communications programs produced by Sudler & Hennessey on behalf of its largely pharmaceutical industry client base are directed to a wide range of healthcare professionals as well as patients and their support networks.

       Sudler & Hennessey's medical education division, IntraMed, develops continuing educational programming on behalf of its pharmaceutical and consumer care clients. These educational efforts bring credible third-party support to healthcare professionals as well as patient educational communications.

       The healthcare communications industry has experienced significant growth in recent years, due both to a dramatic increase in direct-to-consumer healthcare communications and numerous new product introductions. Sudler &
Hennessey has won new business, including product launch assignments from Abbott Laboratories, Roche and Zeneca.


       Sudler & Hennessey was founded in 1941 and was acquired by Y&R in 1973. Sudler & Hennessey is headquartered in New York and operates in 15 cities in 10 countries in North America, Europe and Asia/Pacific.


COMPETITION

       The marketing and communications industry is highly competitive, and we expect it to remain so. Our principal competitors in the advertising, direct marketing and perception management and public relations businesses are large multinational marketing and communications companies, as well as numerous smaller agencies that operate only in the United States or in one or more countries or local markets. We must compete with these other companies and agencies to maintain existing client relationships and to obtain new clients and assignments. Some clients, such as U.S. governmental agencies, require agencies to compete for business at mandatory periodic intervals. We compete principally on the basis of the following factors:

       o creative reputation;

       o knowledge of media;

       o quality and breadth of services;

       o geographical coverage and diversity;

       o relationships with clients; and

       o financial controls.

       Recently, traditional advertising agencies also have been competing with major consulting firms that have developed practices in marketing and communications. New competitors also include smaller companies such as systems integrators, database marketing and modeling companies and telemarketers, which offer technological solutions to marketing and communications issues faced by clients. In addition, the trend toward consolidation of global accounts requires companies seeking to compete effectively in the international marketing and communications industry to make significant investments. These investments include additional offices and personnel around the world and new and improved technology for linking these offices and people.

       United States clients typically may cancel contracts with agencies upon 90 days' notice, and non-U.S. clients typically also may cancel contracts with agencies on 90 to 180 days' notice. However, we believe that clients may find it increasingly difficult to terminate relationships with agencies that represent their brands on a global basis because of the complexity of coordinating creative, media and non-media services. In addition, clients generally remain able to move from one agency to another with relative ease. As is typical in the marketing and communications industry, we have lost or resigned client accounts and assignments, including Blockbuster Video, International Home Foods and Molson, for a variety of reasons, including conflicts with newly acquired clients. Although typically we have replaced these losses with new clients and assignments, we may not be successful in replacing clients that may leave Y&R or in replacing revenues when a client significantly reduces the amount of work given to Y&R. A significant reduction in the marketing and communications spending by, or the loss of, one or more of our largest clients, if not replaced by new client accounts or an increase in business from existing clients, may cause our business and results of operations to suffer and may weaken our financial condition.

       When we represent a client, we do not necessarily handle all advertising or public relations for that client. Many large multinational companies are served by a number of agencies within the marketing and communications industry. In many cases, clients' policies on conflicts of interest or desires to be served by multiple agencies result in one or more global agency networks representing a client only for a portion of its marketing and communications needs or only in particular geographic areas. In addition, the ability of agencies within marketing and communications organizations to acquire new clients or additional assignments from existing clients may be limited by the conflicts policy followed by many clients. This conflicts policy typically prohibits agencies from performing similar services for competing products or companies. Our principal international competitors are holding companies for more than one global advertising agency network. As a result, in some situations, separate agency networks within these holding companies may be able to perform services for competing products or for products of competing companies. We have one global advertising agency network. Accordingly, our ability to compete for new advertising assignments and, to a lesser extent, other marketing and communications assignments, may be limited by these conflicts policies. Industry practices in other areas of the marketing and communications business reflect similar concerns with respect to client relationships.

REGULATION

       The regulation of advertising takes several forms. The primary source of governmental regulation in the United States is the Federal Trade Commission, which is charged with administering the Federal Trade Commission Act. The Federal Trade Commission Act covers a wide range of practices involving false, misleading and unfair advertising. In the event of violations of federal laws and regulations, the Federal Trade Commission may seek cease and desist orders, may impose monetary penalties and may require other remedies. The Federal Food and Drug Administration, the Federal Communications Commission and other agencies also have regulatory authority that affects the advertising business. In addition, many state and local governments have adopted statutes and regulations similar in scope to the Federal Trade Commission Act and the regulations thereunder.

       Self-regulatory activities have become significant in the advertising business. The Council of Better Business Bureaus has created the National Advertising Division and the National Advertising Review board of directors, which review and process possible violations of proper business conduct through advertising. The national television networks and various other media have also adopted strict and extensive regulations governing the advertising that they will accept for broadcast or publication. Trade associations in some industries publish advertising guidelines for their members and, in addition, various consumer groups have been and continue to be powerful advocates of increased regulation of advertising.

       Advertising is also subject to regulation in countries other than the United States in which we and our affiliates do business. We have developed internal review procedures to help ensure that our work product, as well as that of our affiliates, is in compliance with standards of accuracy, fair disclosure and ethical proprieties, including those established by federal, state and local laws and regulations and the pre-clearance procedures of the broadcast media.

       In addition, as an international organization we are subject to the Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act imposes civil and criminal fines and penalties on companies and individuals that violate its anti-bribery and other provisions.


EMPLOYEES

       We  have  approximately  13,000 employees, including part-time employees,
worldwide.   Our  U.S.  employees  are  not  covered  by  collective  bargaining agreements. We believe that our relations with employees are good.

PRINCIPAL PROPERTIES

       We own our headquarters office building at 285 Madison Avenue, New York, New York. We lease other offices and space for our facilities in New York City and elsewhere throughout the world. The following table sets forth information relating to our principal properties:


                                                                              APPROXIMATE
                                                                                SQUARE          LEASE
           LOCATION                                 USE                         FOOTAGE      EXPIRATION
-----------------------------   ------------------------------------------   ------------   ------------
285 Madison Avenue,             Young & Rubicam Advertising, WCJ, Brand      370,000        N/A (owned)
 New York, New York              Dialogue and corporate headquarters
230 Park Avenue South,          Burson-Marsteller, Bravo, Landor and WCJ     340,500         1/22/06
 New York, New York
Gallus Park,                    Young & Rubicam Advertising, WCJ,            154,000         4/26/04
 Frankfurt, Germany              Burson-Marsteller, Cohn & Wolfe and
                                 Sudler & Hennessey
825 Seventh Avenue              The Media Edge                               111,832         1/31/01
 New York, New York
200 Renaissance Center          Young & Rubicam Advertising and WCJ          96,000         11/30/99
 Detroit, Michigan
675 Avenue of the Americas,     WCJ                                          92,500          6/30/03
 New York, New York
Greater London House,           Young & Rubicam Advertising, WCJ and         80,000          5/31/13
 London, U.K.                    Sudler & Hennessey
295 Madison Avenue              Young & Rubicam Advertising                  65,821          1/22/06
 New York, New York
49-59 Avenue Andre              Young & Rubicam Advertising and WCJ          65,000          3/30/08
 Morizet, Paris, France
100 First Street,               Young & Rubicam Advertising, WCJ,            65,000          4/30/03
 San Francisco, California       Burson-Marsteller and Bravo
One South Wacker Drive,         Young & Rubicam Advertising, WCJ             63,000         11/30/99
 Chicago, Illinois               and Landor
1801 K Street N.W.,             Burson-Marsteller and Cohn & Wolfe           60,000         10/31/06
 Washington, D.C.
7535 Irvine Center Drive        Young & Rubicam Advertising and WCJ          53,794         12/14/09
 Irvine, California

       Y&R's capital expenditures for 1999 include expenditures for leasehold improvements of facilities. When completed, these improvements are expected to result in a configuration of owned and leased facilities that we believe will be adequate for our current and anticipated purposes. See "Management's
Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

       Young & Rubicam, Y&R, Young & Rubicam Advertising, Y&R Advertising,

Wunderman Cato Johnson, WCJ, The Bravo Group, Burson-Marsteller, Marsteller Advertising, Cohn & Wolfe, Landor Associates, Sudler & Hennessey, BrandAsset Valuator, Brand Dialogue, Kang & Lee, The Media Edge and The Direct Impact Company are trademarks of Young & Rubicam Inc. Other trademarks referenced in this prospectus are trademarks of their respective legal owners.

LEGAL PROCEEDINGS

       We are involved from time to time in various claims and legal actions incident to our operations, both as plaintiff and defendant. In the opinion of management, none of these existing claims is expected to have a material adverse effect on Y&R.

                                  MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information with respect to our executive officers and directors:



               NAME                   AGE                          POSITION
----------------------------------   -----   ----------------------------------------------------
Peter A. Georgescu ...............    60     Chief Executive Officer of Y&R and Chairman of the
                                             Board of Directors
Edward H. Vick ...................    55     Chief Operating Officer of Y&R and Director
Thomas D. Bell, Jr. ..............    49     Executive Vice President of Y&R, Chairman and Chief
                                             Executive Officer of Young & Rubicam Advertising
                                             and Director
Stephanie W. Abramson ............    54     Executive Vice President and General Counsel of
                                             Y&R
Michael J. Dolan .................    52     Vice Chairman and Chief Financial Officer of Y&R
                                             and Director
F. Warren Hellman ................    64     Director
Philip U. Hammarskjold ...........    34     Director
Richard S. Bodman ................    61     Director
Alan D. Schwartz .................    49     Director
Sir Christopher Lewinton .........    67     Director
John F. McGillicuddy .............    68     Director


                         -----------------------------

       The business address of each of our executive officers is 285 Madison Avenue, New York, New York 10017. The business address of Messrs. Hellman and Hammarskjold is One Maritime Plaza, San Francisco, California 94111. The business address of Mr. Schwartz is c/o Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167. The business address of Mr. Bodman is c/o AT&T Ventures, Chevy Chase Metro Building, 2 Wisconsin Circle, Suite 610, Chevy Chase, Maryland 20815-7003. The business address of Sir Christopher Lewinton is c/o TI Group plc, 50 Curzon Street, London W1Y 7PN, United Kingdom. The business address of Mr. McGillicuddy is 270 Park Avenue, 32nd Floor, New York, New York 10017.

       PETER A. GEORGESCU Mr. Georgescu has been Chairman and Chief Executive Officer of Young & Rubicam Inc. since 1994. He has been a director of Y&R since 1980. Mr. Georgescu's career at Y&R spans 36 years with top management experience both in the United States and Europe. Prior to becoming Chairman, Mr. Georgescu was President of Y&R for four years. Mr. Georgescu joined Young & Rubicam New York in 1963 as a trainee and has held various positions in research, account management and marketing in New York, Chicago and Amsterdam. Mr. Georgescu is a member of the board of directors of Briggs and Stratton Company.


       EDWARD H. VICK Mr. Vick has been Chief Operating Officer of Y&R since November 1997 and a director of Y&R since February 1998. Mr. Vick was Chairman and Chief Executive Officer of Young & Rubicam Advertising from April 1996 to September 1998 and was President and Chief Executive Officer of Young & Rubicam New York from February 1994 to April 1996. He began his career with Benton & Bowles and was a Senior Vice President of Ogilvy & Mather. From 1985 to 1991, he was President and Chief Operating Officer of Ammirati & Puris. In 1991, Mr. Vick came to Y&R as President and Chief Executive Officer of its branding consultancy and strategic design firm, Landor Associates. Mr. Vick is a member of the board of directors of the United Negro College Fund and the American Foundation for AIDS Research and a member of the advisory board of directors of the University of North Carolina and of Northwestern University.


       THOMAS D. BELL, JR. Mr. Bell has been Executive Vice President of Y&R since 1995, Chairman and Chief Executive Officer of Young & Rubicam Advertising since September 1998, and a director of Y&R since February

1998. From 1995 until September 1998, he was President and Chief Executive Officer of Burson-Marsteller. From 1994 to 1995, Mr. Bell served as Vice Chairman of Gulfstream Aerospace Corporation. Prior thereto, Mr. Bell was Vice Chairman and Chief Operating Officer of Burson-Marsteller from 1991 to 1994. Before initially joining Burson-Marsteller in 1989, Mr. Bell held senior positions in business and government. Mr. Bell is a member of the board of directors of Gulfstream Aerospace Corporation, Lincoln National Corporation and Lincoln Life & Annuity of New York.

       STEPHANIE W. ABRAMSON Ms. Abramson has been Executive Vice President and General Counsel of Y&R since 1995. Ms. Abramson was a director of Y&R from 1995 until February 1998. From 1980 until joining Y&R in 1995, she was a partner with Morgan, Lewis & Bockius LLP.

       MICHAEL J. DOLAN Mr. Dolan has been Vice Chairman and Chief Financial Officer and a director of Y&R since July 1996. From 1991 to 1996, he was President and Chief Executive Officer of the joint venture, Snack Ventures Europe, between PepsiCo Foods International and General Mills. Mr. Dolan also served PepsiCo Foods International as Senior Vice President, Operations. From 1987 to 1991, Mr. Dolan was with Peter Kiewet Sons, Inc., or PKS, a construction and mining conglomerate. While at PKS, he served as Corporate Executive Vice President for Continental Can Company when it was acquired and restructured by PKS.

       F. WARREN HELLMAN Mr. Hellman has been a director of Y&R since December 1996. Mr. Hellman is Chairman of Hellman & Friedman LLC, a private investment company he founded in 1984. Prior thereto, Mr. Hellman was President and a Director of Lehman Brothers, as well as head of its Investment Banking Division, and Chairman of Lehman Corporation, a closed-end investment company. Mr. Hellman serves on our board of directors as a representative of the H&F investors. Mr. Hellman is a member of the board of directors of Levi Strauss & Co., Franklin Resources, Inc., Il Fornaio (America) Corp. and PowerBar Inc., as well as a number of private and venture-backed companies.

       PHILIP U. HAMMARSKJOLD Mr. Hammarskjold has been a director of Y&R since December 1996. Mr. Hammarskjold is a Managing Director of Hellman & Friedman LLC. Prior to joining Hellman & Friedman in 1992, Mr. Hammarskjold was employed by Dominguez Barry Samuel Montagu in Australia and by Morgan Stanley & Co. in New York. Mr. Hammarskjold serves on our board of directors as a representative of the H&F investors. Mr. Hammarskjold is a member of the board of directors of The Covenant Group, Inc.


       RICHARD S. BODMAN Mr. Bodman has been a director of Y&R since April 1998. Mr. Bodman has been Managing General Partner of AT&T Ventures, LLC, a company which manages a venture capital pool investing in early stage businesses related to telecommunications and information technology since May 1996. Prior to joining AT&T Ventures, LLC, from 1990 until May 1996, Mr. Bodman was Senior Vice President for Corporate Strategy & Development and a member of the Management Executive Committee of AT&T. Mr. Bodman is a member of the board of directors of Tyco International Ltd. and ISS Group, Inc.


       ALAN D. SCHWARTZ Mr. Schwartz has been a director of Y&R since December 1996. Mr. Schwartz has been Executive Vice President and Head of the Investment Banking Department at Bear, Stearns & Co. Inc. since 1989. He is a member of the Executive Committee of the parent company, The Bear Stearns Companies Inc. Mr. Schwartz joined Bear Stearns in 1976. Mr. Schwartz is a member of the board of directors of Unique Casual Restaurants, Inc.

       SIR CHRISTOPHER LEWINTON Sir Christopher Lewinton has been a director of Y&R since May 1, 1999. Sir Christopher is Chairman of TI Group plc, a position he has held since 1989. He is a member of the board of directors of Reed Elsevier plc and a member of the supervisory board of directors of Mannesmann AG.

       JOHN F. MCGILLICUDDY Mr. McGillicuddy has been a director of Y&R since May 1997. Mr. McGillicuddy was the Chairman and Chief Executive Officer of Chemical Banking Corporation from 1992 to 1993 and Chairman and Chief Executive Officer of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company from 1979 to 1991.

Mr. McGillicuddy is a member of the board of directors of UAL Corporation, USX Corporation and Southern Peru Copper Corporation.

       We intend that the board of directors will continue to be comprised of a majority of directors who are independent of management.


       Our board of directors is divided into three classes, as nearly equal in number as is possible, serving staggered three-year terms, so that the directors' initial terms will expire at the annual meetings of our stockholders held in 1999, 2000 and 2001, respectively. At each annual meeting of our stockholders, successors to the class of directors whose term expires at that meeting will be elected to serve for three-year terms and until their successors are elected and qualified. Messrs. Hellman, Schwartz and Vick are Class I directors, with terms expiring in 1999. Messrs. Dolan, Georgescu and Hammarskjold are Class II directors, with terms expiring in 2000. Messrs. Bell, Bodman and McGillicuddy and Sir Christopher Lewinton are Class III directors, with terms expiring in 2001.

       The H&F investors have the right to nominate and elect two members of the board of directors as long as they continue to hold in the aggregate at least 10% of the outstanding shares (as defined in the Stockholders' Agreement) and one member of the board of directors as long as they continue to hold in the aggregate at least 5% of the outstanding shares. See "Description of Capital Stock--The Stockholders' Agreement" for additional information on the rights of the H&F investors.

       Executive officers are appointed by, and serve at the discretion of, the board of directors.

COMMITTEES

       Our compensation committee consists of Mr. Bodman, Chairman, and Mr. Hammarskjold and Sir Christopher Lewinton. The compensation committee is responsible for reviewing and making recommendations to the board of directors concerning the compensation of Y&R's executive officers and other members of senior management. The compensation committee also makes recommendations to the board of directors and/or determinations with respect to awards to be granted under our 1997 Incentive Compensation Plan, or 1997 ICP, and is responsible for reviewing and administering the 1997 ICP.

       Our audit committee consists of Messrs. Bodman, Schwartz and McGillicuddy, Chairman. The audit committee is responsible for reviewing any transactions, other than compensation arrangements, between Y&R and its executive officers and directors, the plans for and results of audits of Y&R, and the results of any internal audits, compliance with any written policies and procedures and the adequacy of Y&R's systems of internal accounting controls. The audit committee also considers annually the qualifications of Y&R's independent auditors.

       The board of directors may create other committees as it may determine from time to time.

LIMITATION OF LIABILITY AND INDEMNIFICATION

       Our certificate of incorporation and by-laws contain provisions indemnifying the directors and executive officers of Y&R to the fullest extent permitted by law. Section 102(b)(7) of the Delaware general corporation law provides that Delaware corporations may include in their certificates of incorporation a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of their fiduciary duty including acts constituting gross negligence, except under specified circumstances, including breach of the director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived improper personal benefit. Our certificate of incorporation provides that our directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duties, subject to the exceptions specified by Delaware law.

COMPENSATION OF DIRECTORS

       Y&R compensates only those members of the board of directors who are not employees of Y&R for their participation as directors. During 1998, Richard S. Bodman, Alan D. Schwartz and John C. McGillicuddy each received $50,000 in cash as an annual stipend for serving as a member of the board of directors and each will receive $50,000 as an annual stipend in 1999. Messrs. Hellman and Hammarskjold each waived this fee in 1998 but have indicated that they intend to accept it in the future. Sir Christopher Lewinton will receive $80,000 as an annual stipend for serving as a member of the board of directors. Our board of directors has adopted a director deferred fee plan to provide our non-employee directors with the opportunity to defer taxation of their annual directors' stipend and to provide directors with an equity interest in Y&R. Any eligible director may defer payment of their annual directors' stipend. Each year, the deferred stipend will be credited as shares of common stock and generally distributed to him on the earlier of (1) May 15 of the third calendar year beginning after the calendar year to which the stipend related and (2) when he ceases to be a director. Directors may receive shares credited to them earlier upon a change in control of Y&R or upon termination of the plan. Out-of-pocket expenses for attendance at meetings of the board of directors are reimbursed for all members.


EXECUTIVE COMPENSATION

       The following table sets forth information about the cash and non-cash compensation paid to, earned by or awarded to the chief executive officer and the four other most highly compensated executive officers of Y&R for the year ended December 31, 1998, who are collectively referred to in this prospectus as the named executive officers. John P. McGarry, Jr. retired as President of Y&R effective at the end of 1998.

                          SUMMARY COMPENSATION TABLE



                                                                                LONG-TERM
                                        ANNUAL COMPENSATION                COMPENSATION AWARDS
                                ------------------------------------   ---------------------------
                                                                        RESTRICTED     SECURITIES
                                                                           STOCK       UNDERLYING        ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR       SALARY        BONUS(1)       AWARDS(2)       OPTIONS      COMPENSATION (3)
-----------------------------   ------   -----------   -------------   ------------   ------------   -----------------
Peter A. Georgescu    .         1998      $950,000      $1,000,000       $601,272             --           $8,000
 Chairman and Chief Executive   1997      $950,000      $  598,500             --             --           $8,000
   Officer
Edward H. Vick    .             1998      $800,000      $  600,000       $234,702         26,374           $8,199
 Chief Operating Officer        1997      $700,000      $  272,250       $740,000        172,500           $8,199
John P. McGarry, Jr.    .       1998      $730,000      $  300,000       $324,032             --           $8,000
 President                      1997      $730,000      $  297,000             --             --           $8,000
Thomas D. Bell, Jr. .........   1998      $575,000      $  300,000       $168,305             --           $8,000
 Chairman and Chief Executive   1997      $575,000      $  168,750             --        176,550           $8,000
   Officer, Young & Rubicam
   Advertising
Michael J. Dolan    .           1998      $550,000      $  300,000       $116,149             --           $7,919
 Vice Chairman and Chief        1997      $550,000      $  198,000       $555,000        150,000           $2,190
   Financial Officer

----------
(1) The named executive officers were awarded annual cash bonuses under the key corporation managers bonus plan. These bonuses were generally based on Y&R's achievement of target levels of operating profit and EBITA (earnings before interest, taxes and amortization), each as defined in the plan, as well as the achievement of individual objectives.


(2) The information in the table is based upon the value of the common stock on the date of grant. All shares of restricted stock awarded to the named executive officers under the Young & Rubicam Holdings Inc. restricted stock plan vested upon completion of the IPO in May 1998. As a result, none of the named executive officers held any shares of restricted stock at December 31, 1998. Upon vesting, the shares of restricted stock awarded to the named executive officers were distributed either to the recipients or to the Young & Rubicam Inc. grantor trust, which we refer to as the deferral trust, pursuant to the Young & Rubicam Inc. deferred compensation plan for tax deferral purposes. The restricted stock awards set forth in the table above with respect to 1997 were distributed to the deferral trust upon vesting under the deferred compensation plan. The deferral trust will hold those shares prior to their distribution to Messrs. Vick and Dolan. This distribution will occur with respect to 33 1/3% of the shares on January 15, 2001, with respect to an additional 33 1/3% of the shares on January 15, 2002, and with respect to the remaining 33 1/3% of the shares on January 15, 2003. Some of the named executive officers voluntarily elected under the deferred compensation plan to defer the receipt of other shares of restricted stock and to have those shares distributed to them from the deferral trust at specified times in the future.

(3) "All other compensation" for 1998 consisted of Y&R's contribution of: (1) $8,000 on behalf of each of the named executive officers as matching contributions under the Young & Rubicam employees' savings plan, a defined contribution plan, except for Mr. Dolan, whose matching contribution was $5,729 and (2) an additional $199 and $2,190 on behalf of Mr. Vick and Mr. Dolan, respectively, as matching contributions under Y&R's education incentive plan. Under this plan, U.S. employees may elect to have limited amounts of compensation, together with a match by Y&R, invested in a group annuity insurance contract for purposes of meeting their children's future education costs.

     The option grants in 1998 for the named executive officers under the 1997 ICP are shown in the following table.


                       OPTION GRANTS IN LAST FISCAL YEAR


                                                      INDIVIDUAL GRANTS
                           -----------------------------------------------------------------------
                                                                                                     POTENTIAL REALIZABLE VALUE AT
                                   NUMBER OF            PERCENT OF                                     ASSUMED ANNUAL RATES OF
                                  SECURITIES           TOTAL OPTIONS                                 STOCK PRICE APPRECIATION FOR
                                  UNDERLYING            GRANTED TO                                           OPTION TERM
                                    OPTIONS            EMPLOYEES IN       EXERCISE      EXPIRATION   ---------------------------
          NAME                      GRANTED             FISCAL YEAR        PRICE           DATE           5%            10%
------------------------   ------------------------   --------------   -------------   -----------   -----------   -------------
Peter A. Georgescu .....            --                        --             --              --            --              --
Edward H. Vick .........          26,374 (1)                1.07%      $ 28.4375       12/15/08      $471,678      $1,195,324
John P. McGarry, Jr..               --                        --             --              --            --              --
Thomas D. Bell, Jr......            --                        --             --              --            --              --
Michael J. Dolan .......            --                        --             --              --            --              --

----------------------
(1) This represents a non-qualified option granted under the 1997 ICP. This option has a ten-year term and will become exercisable with respect to 100% of the shares subject to the option on December 15, 1999. This option will also become fully exercisable with respect to 100% of the shares subject to the option upon a change in control of Y&R, as defined in the 1997 ICP, or termination of employment due to death or disability. Upon termination of employment for any other reason, the portion of any option that was not exercisable at that time will expire.

       The   following   table  summarizes  for  the  named  executive  officers
information about the number of options held and their value at the end of 1998. None of the named executive officers exercised any options during 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                  NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                     SHARES                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                  ACQUIRED ON       VALUE      OPTIONS AT FISCAL YEAR END           FISCAL YEAR END
             NAME                   EXERCISE      REALIZED      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(1)
------------------------------   -------------   ----------   ----------------------------   -----------------------------
Peter A. Georgescu ...........        --            --                   --/--                           --/--
Edward H. Vick ...............        --            --                 895,245 / 198,874         $27,264,686 / $3,561,610
John P. McGarry, Jr. .........        --            --                   --/--                           --/--
Thomas D. Bell, Jr. ..........        --            --               1,165,215 / 176,550         $35,486,623 / $3,538,945
Michael J. Dolan .............        --            --                 104,340 / 306,525          $2,577,720 / $6,873,700

----------------------
(1) The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of the common stock at the fiscal year end, multiplied by the number of shares underlying the options. The closing price of the common stock on December 31, 1998, as reported by the New York Stock Exchange composite tape, was $32.375 per share.

                         ------------------------------


       MANAGEMENT STOCK OPTION PLAN. At the time of the recapitalization of Y&R in 1996, non-qualified options to purchase shares of common stock were granted under the Young & Rubicam Holdings Inc. management stock option plan, which we refer to as the management stock option plan, to members of management of Y&R. These options were granted to management in consideration of their surrender for cancellation of all or a portion of their outstanding options to purchase equity units of predecessor companies of Y&R. We refer to these options as rollover options. As of May 21, 1999, assuming completion of the common stock offerings, an aggregate of 8,162,543 rollover options remain outstanding. We refer to the management stock option plan and the 1997 ICP as the stock option plans.


       The rollover options were immediately vested and exercisable upon grant. Each rollover option has an exercise price of $1.92 per share of common stock subject to the rollover option, with limited exceptions outside the United States. Each rollover option has a term of five years with respect to 50% of the shares subject to the option and a term of seven years with respect to the other 50%.


       Immediately following the closing of the recapitalization of Y&R in 1996, non-qualified options to purchase shares of common stock were granted by the compensation committee to key employees of Y&R under the management stock option plan. We refer to these options as closing options. We have granted additional options since the recapitalization with the same terms and conditions as the closing options, and we refer to all of these options as the executive options. As of May 21, 1999, assuming completion of the common stock offerings, an aggregate of 4,870,411 executive options remain outstanding.


       Each executive option became exercisable immediately with respect to 40% of the shares subject to the executive option and will become exercisable
(1) on the third anniversary of its grant date with respect to 30% of those shares and (2) on the fifth anniversary of its grant date with respect to the remaining 30% of those shares. The exercise price for the executive options is $7.67 per share of common stock.

       Executive options will not be exercisable after the expiration of ten years from the date of grant. Upon termination of employment for any reason, all rollover options and all executive options that are then exercisable will remain exercisable for 30 days and will then be canceled if not exercised. All executive options that have not yet become exercisable will be canceled immediately on termination of employment.

       Among other powers, the compensation committee has the authority to accelerate the right to exercise any or all of the executive options. However, with respect to the period during which the H&F investors and six other investors not affiliated with Y&R (whom we refer to as, together with the H&F investors, the recapitalization investors) own at least 20% of the outstanding shares (which period we refer to as the extended consent period), this action will only be effective with the written consent of the recapitalization investors unless the acceleration involves only the waiver of terms or conditions not expressly provided for by the management stock option plan.

       The rollover options and executive options are transferable only by will or intestate succession. Upon a transfer the transferee must agree to be bound by the management stock option plan and to execute any other agreement that the compensation committee may prescribe.

       The   compensation   committee,   with   the   written   consent  of  the
recapitalization investors (during the extended consent period) and the management voting trust, may at any time terminate the management stock option plan or any rollover options or executive options then outstanding. Upon the termination of an outstanding rollover option or executive option, Y&R would pay cash consideration to the optionholder as set forth in the management stock option plan. The compensation committee may amend the management stock option plan and the terms and conditions of the rollover options and the executive options with the written consent of the management voting trust. The written consent of the recapitalization investors also would be needed during the extended consent period for any amendment accelerating the right to exercise any or all of the executive options or any other amendment improving the terms of the rollover options or executive options unless the acceleration or amendment involves the waiver or amendment of terms or conditions not expressly provided for by the management stock option plan. However, no amendment may impair the rights of a holder of a rollover option or executive option without the holder's consent. The compensation committee is authorized to make appropriate adjustments to the management stock option plan and any outstanding rollover options or executive options in the event of a change in the capitalization of Y&R due to corporate events specified in the management stock option plan.

       Under the management stock option plan, upon exercise of a rollover option or executive option, the employee may pay the exercise price either in cash or, subject to the approval of the compensation committee, by delivering
(1) a number of shares of common stock already owned by the employee with the appropriate value or (2) a recourse note to Y&R with terms and conditions that the compensation committee may require, including a pledge of the related shares. Further, upon exercise of a rollover option or executive option, the employee may pay the withholding taxes or other similar charges that are incurred in connection with the exercise, or, if the compensation committee consents, the optionholder's estimated total taxes and charges incurred upon the exercise, by the same methods and subject to the same approvals as for the payment of the exercise price or, in addition, subject to the approval of the compensation committee, by having Y&R withhold a number of shares of common stock of the appropriate value from those to be distributed upon the exercise.

       Y&R has adopted a new incentive compensation plan, the 1997 ICP, that has superseded the management stock option plan with respect to all future grants of options and that is described under "--1997 ICP" below.


       THE RESTRICTED STOCK PLAN AND TRUST AGREEMENT. With respect to the 9,231,105 shares of restricted stock granted by the compensation committee to members of management of Y&R held in a restricted stock trust under the Young & Rubicam Holdings Inc. Restricted Stock Plan, the board of directors elected to accelerate the vesting to the date on which the IPO was completed. As of May 21, 1999, 482,805 shares of this restricted stock remain in the restricted stock trust either unallocated or with their distribution subject to additional conditions set forth in the award agreements. Upon completion of the IPO, an aggregate of 8,665,065 shares of this restricted stock in the restricted stock trust were distributed to the employees or to the deferral trust under the deferred compensation plan.


       Recipients of 1,832,235 shares of restricted stock granted in December 1997 were required to place those shares in a deferral trust upon vesting, subject to the claims of Y&R's creditors in the event of its insolvency. The deferral trust will hold the shares prior to their distribution to the recipients, which will occur with respect to one-third of the shares on January 15, 2001, with respect to an additional one-third of the shares on January 15, 2002 and with respect to the remaining one-third of the shares on January 15, 2003.

       Upon termination of employment for any reason prior to vesting an employee will forfeit all unvested restricted stock granted to him or her without consideration on the date of termination.

       While the management voting trust agreement is in effect, all restricted stock is required to be delivered to the management voting trust and voted in accordance with the provisions of the management voting trust agreement. After the management voting trust agreement is no longer in effect, each employee who has been awarded restricted stock will be entitled to instruct the trustee of the restricted stock trust as to the voting of the restricted stock held in his account. Restricted stock as to which no voting instructions are received by the trustee or which have not been granted to any employee will be voted by the trustee pro rata in accordance with the vote of the restricted stock that has been granted and with respect to which voting instructions have been given.

       Among other powers, the compensation committee has the authority to accelerate the vesting of all awards and the release of the related restricted stock.

       Restricted stock granted to an employee and held in the restricted stock trust is not transferable and any attempt to transfer that restricted stock may lead to its forfeiture without consideration.

       The compensation committee, with the written consent of the management voting trust, may at any time terminate the restricted stock plan or any awards of restricted stock then outstanding. Upon the termination of the restricted stock plan or of an outstanding award of restricted stock, the compensation committee may, with the written consent of the management voting trust, either declare that a vesting event has occurred and release restricted stock to employees or cause Y&R to pay an amount in cash equal to the value of the restricted stock subject to the terminated award minus any applicable withholding taxes or other similar charges. Within two years of any termination of the restricted stock plan, the compensation committee will distribute any unawarded restricted stock remaining in the restricted stock trust to those employees that it designates. In no event will any restricted stock revert to Y&R as a result of the termination of the restricted stock plan or any award of restricted stock. The compensation committee may amend the restricted stock plan and the terms and conditions of any awards of restricted stock with the written consent of the management voting trust, but no amendment may impair the rights of a holder of any award without the holder's consent. However, the compensation committee is authorized to make appropriate adjustments to the restricted stock plan and any outstanding awards of restricted stock in the event of a change in the capitalization of Y&R due to corporate events specified in the restricted stock plan.

       Y&R has adopted a new incentive compensation plan, the 1997 ICP, that has amended and restated the restricted stock plan with respect to all grants made subsequent to March 31, 1998, and that is described under "--1997 ICP" below. In order to assist Y&R and its affiliates in meeting various cash compensation obligations of Y&R and its affiliates, Y&R has amended the restricted stock trust agreement. The amendments provide for cash distributions to be made from the restricted stock trust to pay salaries and for the benefit of participants in various annual bonus programs as the compensation committee may direct. These amendments also permit the trustee of the restricted stock trust to require Y&R to purchase unallocated shares of common stock held in the restricted stock trust so that proceeds from the sale are sufficient to make those salary and bonus payments. Under these amendments, Y&R repurchased 1,855,845 unallocated shares of common stock in the restricted stock trust upon the completion of the IPO.

       1997   ICP.   In  December  1997,  Y&R  adopted,  and  in  February  1998 subsequently amended, the 1997 Incentive Compensation Plan. The 1997 ICP has superseded the management stock option plan and has amended and restated the restricted stock plan. We refer to the management stock option plan and the restricted stock plan, prior to its amendment and restatement, as the preexisting plans. All awards granted prior to the adoption of the 1997 ICP, and any grants of restricted stock made after the adoption but on or prior to March 31, 1998, will remain outstanding in accordance with their terms and be subject to the terms of the preexisting plans.


       As of May 21, 1999, an aggregate of 10,696,198 non-qualified options granted by the compensation committee to members of management of Y&R under the 1997 ICP remain outstanding. These options have exercise prices ranging from $12.33 per share to $38.00 per share. All of these options will expire if not exercised ten years after their date of grant. Substantially all of these options will be fully exercisable with respect to 33 1/3% of the shares subject to these options on the third, fourth and fifth anniversaries of the date of grant.

       On May 14, 1999, our board of directors approved the compensation committee's plan to issue additional non-qualified options to purchase an aggregate of 3,075,000 shares of our common stock to members of management of Y&R under the 1997 ICP. These options will be granted on the date of this prospectus, and will have an exercise price per share equal to the public offering price set forth on the cover page of this prospectus. All of these options will expire if not exercised ten years after their date of grant, and will be fully exercisable with respect to 33 1/3% of the shares subject to these options on the first, second and third anniversaries of the date of grant.

       All outstanding options granted under the 1997 ICP will become fully exercisable with respect to 100% of the shares subject to the options upon a change in control of Y&R, as defined in the 1997 ICP, or termination of employment due to death or disability. Upon termination of employment for any other reason, the portion of any option that was not exercisable at that time will expire.


       The following is a general description of the material features of the 1997 ICP.

       Types of Awards. The terms of the 1997 ICP provide for grants of stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock or other property, all of which we collectively refer to as "awards".

       Shares Subject to the 1997 ICP; Annual Per-Person Limitations. Under the 1997 ICP, the total number of shares of common stock reserved and available for delivery to participants in connection with awards is (1) 19,125,000, plus
(2) the number of shares of common stock subject to awards under preexisting plans that become available, generally due to cancellation or forfeiture of awards, after the effective date of the 1997 ICP. However, the total number of shares of common stock with respect to which incentive stock options may be granted shall not exceed one million. Any shares of common stock delivered under the 1997 ICP may consist of authorized and unissued shares or treasury shares.

       The 1997 ICP imposes individual limitations on the amount of some awards in order to comply with Section 162(m) of the Internal Revenue Code. Under these limitations, during any fiscal year the number of options, stock appreciation rights, shares of restricted stock, shares of deferred stock, shares of common stock issued as a bonus or in lieu of other obligations, dividend equivalents, other stock-based awards, performance awards and annual incentive awards granted to any one participant must not exceed 200,000 shares for each type of these awards, subject to adjustment under the 1997 ICP. In addition, the maximum cash amount that may be earned as a final annual incentive award or other annual cash award in respect of any fiscal year by any one participant and the maximum cash amount that may be earned as a final performance award or other cash award in respect of a performance period other than an annual period by any one participant may not exceed $10 million. Y&R intends for awards granted to "covered employees" (as defined in
Section 162(m)) under the 1997 ICP to qualify as "performance-based compensation" (as defined in Section 162(m) and regulations thereunder) for purposes of Section 162(m) to the extent these awards may otherwise be subject to Section 162(m).

       The compensation committee is authorized to adjust the number and kind of shares subject to the aggregate share limitations and annual limitations under the 1997 ICP and subject to outstanding awards, including adjustments to exercise prices and number of shares underlying options and other affected terms of awards, in the event that a dividend or other distribution,
recapitalization,   forward   or   reverse   split,   reorganization,   merger,
consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the common stock so that an adjustment is determined by the compensation committee to be appropriate. The compensation committee is also authorized to adjust performance conditions and other terms and conditions of awards in response to these kinds of events or in response to changes in applicable laws, regulations, or accounting principles or in view of any other circumstances deemed relevant by the compensation committee, subject to limitations in light of Section 162(m).

       Eligibility. Executive officers and other officers and employees of Y&R or any affiliate, including persons who have accepted offers of employment from Y&R or any affiliate, persons who may also be directors of Y&R, and each other person who provides services to Y&R or any affiliate shall be eligible to be granted awards under the 1997 ICP. An affiliate of Y&R for this purpose includes any entity required to be aggregated with Y&R under Section 414 of the Internal Revenue Code and any 10% owned joint venture or partnership of Y&R or an affiliate.

       Administration. The 1997 ICP is administered by the compensation committee except to the extent the board of directors elects to administer the 1997 ICP. Subject to the terms and conditions of the 1997 ICP, the compensation committee is authorized to: (1) select participants, (2) determine the type and number of awards to be granted and the number of shares of common stock underlying awards, (3) specify times at which awards will be exercisable or settleable, including performance conditions that may be required as a condition to exercise or settlement, (4) set other terms and conditions of these awards, (5) prescribe forms of award agreements, (6) interpret and specify rules and regulations relating to the 1997 ICP, and (7) make all other determinations that may be necessary or advisable for the administration of the 1997 ICP. The 1997 ICP provides that compensation committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 1997 ICP.

       Stock Options and Stock Appreciation Rights. The compensation committee is authorized to grant stock options, including both incentive stock options that can result in potentially favorable tax treatment to the participant and non-qualified stock options, i.e., options not qualifying as incentive stock options. The compensation committee is also authorized to grant stock appreciation rights entitling the participant to receive the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of an stock appreciation right is determined by the compensation committee, but must not be less than the fair market value of a share of common stock on the date of grant, except as otherwise specified in the 1997 ICP. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally is fixed by the compensation committee, except no option or stock appreciation right may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, common stock, outstanding awards, or other property, possibly including notes or obligations to make payment on a deferred basis, having a fair market value equal to the exercise price, as the compensation committee may determine from time to time. Methods of exercise and settlement and other terms of the stock appreciation rights are determined by the compensation committee.

       Restricted and Deferred Stock. The compensation committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of common stock which may not be sold or disposed of, and which may be forfeited in the event of some kinds of termination of employment and/or failure to meet performance requirements prior to the end of a restricted period as specified by the compensation committee. A participant granted restricted stock generally has all of the rights of a Y&R stockholder, including the right to vote the shares and to receive dividends, unless otherwise determined by the compensation committee. An award of deferred stock gives a participant the right to receive shares or cash or a combination of shares and cash at the end of a specified deferral period, subject to possible forfeiture of the award in the event of some kinds of termination of employment and/or failure to meet performance requirements prior to the end of a specified period. Prior to settlement, an award of deferred stock carries no voting or dividend rights or other rights associated with stock ownership, although dividend equivalents may be granted, as discussed below.

       Dividend Equivalents. The compensation committee is authorized to grant dividend equivalents giving participants the right to receive cash, shares, other awards, or other property equal in value to dividends paid on a specific number of shares, or other periodic payments. Dividend equivalents may be granted on a free-standing basis or in connection with another award. They may be paid currently or on a deferred basis, and, if deferred, may be deemed to have been reinvested in additional shares, awards, or other investment vehicles specified by the compensation committee.

       Bonus Stock and Awards in Lieu of Cash Obligations. The compensation committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations to pay cash or deliver other property under the 1997 ICP or other plans or compensatory arrangements, subject to terms as the compensation committee may specify.

       Other Stock-Based Awards. The 1997 ICP authorizes the compensation committee to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares. These awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards with value and payment contingent upon performance of Y&R or any other factors designated by the compensation committee, and awards valued by reference to the book value of shares or the value of securities of, or the performance of, specified affiliates. The compensation committee determines the terms and conditions of these awards, including consideration to be paid to exercise awards in the nature of purchase rights, the period during which they will be outstanding, and forfeiture conditions and restrictions.

       Performance Awards, Including Annual Incentive Awards. The right of a participant to exercise or receive a grant or settlement of an


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

award, and the timing thereof, may be subject to performance conditions specified by the compensation committee, measurable over performance periods of up to 10 years. In addition, the 1997 ICP authorizes specific annual incentive awards, which represent a conditional right to receive cash, shares or other awards upon achievement of preestablished performance goals during a specified one-year period. Performance awards and annual incentive awards granted to persons the compensation committee expects will, for the year in which a deduction arises, be among the chief executive officer and four other most highly compensated executive officers, will, if the compensation committee chooses, be subject to provisions that should qualify these awards as "performance-based compensation." As a result, those awards would not be subject to the limitation on tax deductibility by Y&R under Internal Revenue Code Section 162(m).

       The  performance  goals  to  be  achieved  as  a  condition of payment or settlement  of  a  performance  award  or annual incentive award will consist of
(1) one or more business criteria and (2) a targeted level or levels of performance with respect to each of these business criteria as specified by the compensation committee. In the case of performance and annual incentive awards intended to meet the requirements of Section 162(m), the business criteria used must be one of those specified in the 1997 ICP. For other participants the compensation committee may specify any other criteria. The following business criteria for Y&R are specified in the 1997 ICP: (1) earnings per share;
(2) increase  in  revenues;  (3) cash  flow; (4) cash flow return on investment;
(5) return on net assets, return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin;
(8) net income, net income before taxes, operating profits, earnings before interest, taxes and amortization, earnings before interest, taxes, depreciation and amortization; (9) total shareholder return; (10) ratio of staff cost to revenues or gross margin; and (11) any of the above goals as compared to the performance of a published or special index deemed applicable by the compensation committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparative companies. These criteria may be used on a consolidated basis, and/or for specified affiliates or business units of Y&R, except with respect to the total shareholder return and earnings per share criteria.

       Subject to the requirements of the 1997 ICP, the compensation committee will determine other performance award and annual incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of these levels of performance, termination and forfeiture provisions, and the form of settlement.


       Other Terms of Awards. Awards may be settled in the form of cash, common stock, other awards, or other property, in the discretion of the compensation committee. The compensation committee may require or permit participants to defer the settlement of all or part of an award in accordance with terms and conditions as the compensation committee may establish. The compensation committee is authorized to place cash, shares, or other property in trusts or make other arrangements to provide for payment of Y&R's obligations under the 1997 ICP. The compensation committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld, or previously acquired shares or other property surrendered by the participant, to satisfy withholding and other tax obligations. Awards granted under the 1997 ICP generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death. The compensation committee may, in its discretion, however, permit transfers for estate planning or other purposes.

       The compensation committee may cancel or rescind awards, or require repayment of any profits resulting from awards, if the participant fails to comply with restrictive or other covenants set forth in the 1997 ICP and/or an award agreement.

       Acceleration of Vesting. The compensation committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award. This accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a "change in control" of Y&R except to the extent otherwise provided in an award agreement. In addition, the compensation committee may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any "change in control."

       "Change in control" is defined in the 1997 ICP to include:

       (1) any person (other than Y&R, some companies owned by the stockholders of Y&R or any Y&R employee benefit plans) becoming the beneficial owner of securities representing (a) 40% or more of the combined voting power of Y&R's then outstanding securities and (b) so long as the management voting trust is still in existence, representing a greater percentage of the combined voting power of Y&R's then outstanding securities than is represented by securities held by the management voting trust, provided, that all shares of common stock subject to vested options under the 1997 ICP and the management stock option plan, not including options which would vest on such change in control, are counted as outstanding securities of Y&R;

       (2) during a two-year period, individuals who constitute the board of directors at the start of such period, and any new director whose election or nomination for election to the board of directors was approved by a vote of at least two-thirds of the directors then in office who either were directors at the start of the two-year period or whose election or nomination was previously so approved (excluding directors whose elections were as a result of some proxy contests or who were designated by any entity who had entered into a change in control agreement with Y&R), ceasing to constitute a majority of the board of directors;

       (3) the completion of a merger or consolidation of Y&R with another entity which would result in either (a) the voting securities of Y&R outstanding immediately prior to such merger or consolidation failing to represent (either by remaining outstanding or being converted into voting securities of the surviving or resulting entity) 40% or more of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation or (b) (i) the voting securities of Y&R outstanding immediately prior to such merger or consolidation continuing to represent at least 40% but less than 60% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation and
           (ii) as a result of such merger or consolidation, there is an acceleration of the vesting or exercisability of any material amount of, or material percentage of, outstanding stock options or other stock awards granted by the entity with which such merger or consolidation is taking place or any of its affiliates;

       (4) the stockholders of Y&R approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of Y&R, other than a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of Y&R in substantially the same proportions as their ownership of common stock immediately prior thereto, in which case the board of directors shall determine the effective date of the change in control; or

       (5) any other event which the board of directors determines, in its discretion, would materially alter the structure of Y&R or its ownership.

       A change in control will also be deemed to have occurred immediately prior to the completion of (1) a tender offer for securities of Y&R representing more than 50% of the combined voting power of Y&R's then outstanding securities in which there is not disclosed an intention to follow the completion of the tender offer with a merger, reorganization, consolidation, share exchange or similar transaction or (2) a tender offer for


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

securities of Y&R representing any percentage of the combined voting power of Y&R's then outstanding securities in which there is disclosed an intention to follow the completion of the tender offer with a merger, reorganization, consolidation, share exchange or similar transaction in which the value of the consideration to be offered for these securities is lower than the value of the consideration offered for these securities in the tender offer, as determined by the board of directors at the time, in order to allow holders of previously unexercisable options the opportunity to participate with respect to shares underlying the options.

       Amendment and Termination of the 1997 ICP. The board of directors may amend, alter, suspend, discontinue, or terminate the 1997 ICP or the compensation committee's authority to grant awards without the consent of stockholders or participants, except stockholder approval must be obtained for any amendment or alteration if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the shares are then listed or quoted. Moreover, participant consent must be obtained if this action would materially and adversely affect the rights of a participant under an outstanding award. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to incentive stock options, that condition favorable treatment of participants on this approval. However, the board of directors may, in its discretion, seek shareholder approval in any circumstance in which it deems this approval advisable. Thus, stockholder approval will not necessarily be required for amendments that might increase the cost of the 1997 ICP or broaden eligibility. The compensation committee may amend, alter, suspend, discontinue or terminate any outstanding award or award agreement, except as otherwise provided in the 1997 ICP. Participant consent must be obtained if this action would materially and adversely affect the rights of a participant under the award. However, the compensation committee may terminate any outstanding award in whole or in part, provided that upon termination Y&R pays to the participant (1) with respect to an option or any portion of an option, whether or not exercisable, an amount in cash for each share of common stock subject to the option or portion being terminated equal to the excess, if any, of (a) the value at which a share of common stock received pursuant to the exercise of the option would have been valued by Y&R at that time for purposes of determining applicable withholding taxes or other similar charges, over (b) the sum of the exercise price per share of the option and applicable withholding taxes and other similar charges, and (2) with respect to any other type of award, an amount in common stock or cash (as determined by the compensation committee in its sole discretion) equal to the value of the award or portion being terminated as of the date of termination, assuming the acceleration of the exercisability of the award, the lapsing of any restrictions on the award or the expiration of any deferral or vesting period of the award, as determined by the compensation committee in its sole discretion.

       DEFERRED COMPENSATION PLAN. The deferred compensation plan permits members of a select group of management or highly compensated employees of Y&R and its affiliates to defer receipt of specified portions of cash, stock or stock-based compensation and to have these deferred amounts treated as if invested in specified investment vehicles, all in accordance with the terms of the deferred compensation plan. Amounts deferred under the deferred compensation plan will be distributed to a participant as soon as practicable after the date, dates or occurrence of specified events, and in the number of installments, elected by the participant or earlier in the case of retirement, disability or a change in control as defined in the 1997 ICP. The deferred compensation plan will be "unfunded." However, the compensation committee has authorized the creation of a trust to aid in meeting Y&R's obligations under the deferred compensation plan. This trust will be subject to the claims of the creditors of Y&R in the event of Y&R's insolvency.

       CAREER CASH BALANCE PLAN. The career cash balance plan is a defined benefit plan available to all Y&R employees and its participating affiliates. Subject to limitations, most vested retirement benefits available under the career cash balance plan are insured by the Pension Benefit Guaranty Corporation. Y&R pays the full cost of the benefit provided under the career cash balance plan. Participants become vested in their career cash balance plan benefits


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

after completing five full years of service with Y&R. Under the career cash balance plan, effective July 1, 1996, a participant's starting account balance equalled the lump sum value of his benefit under prior plan provisions. Y&R annually credits to each participant's account 3.2% of the participant's salary up to $150,000. Salary is defined to include base salary or wages and excludes bonus, overtime, commissions and other special compensation. Y&R will credit to each account interest equal to the amount of the account on the first day of the plan year multiplied by the average 1-year U.S. Treasury Bill interest rate for the month of November for the previous calendar year, rounded up to the nearest tenth of a percent. If the present value of the earned benefit at the time of termination is less than $3,500, the participant receives a lump sum distribution from Y&R. If the earned benefit is greater than $3,500, the cash balance account is payable as a lump sum in cash or as an annuity under specified circumstances to the participant, for reinvestment in other qualified plans prior to retirement at the participant's election, or for distribution upon retirement. Career cash balance plan benefits are not reduced by Social Security benefits. Loans cannot be taken from the career cash balance plan.

       The estimated annual benefits payable upon retirement at normal retirement age for the named executive officers are as follows: Mr. Georgescu--$18,756, Mr. Vick--$3,384, Mr. McGarry--$18,756, Mr. Bell--$4,632,
and Mr. Dolan--$1,812.


       SELECTED EXECUTIVE RETIREMENT INCOME PLAN. The selected executive retirement income plan is a supplemental executive retirement arrangement for selected members of senior management under separate contracts with Y&R. Subject to non-competition and non-solicitation provisions, cash payments in a fixed annual amount varying as to each individual will be made to a participant whose rights have vested in accordance with his agreement when the participant's employment terminates or when he reaches a specified age (typically 60), whichever occurs later. Payments are made for the balance of the participant's life and, if fewer than ten annual payments are made during the participant's life, his beneficiary will receive the balance of the payments until ten annual payments are made. Y&R's obligations to participants under the selected executive retirement income plan are subordinate in right of payment to its obligations to senior lenders and other creditors.

       The estimated annual benefits payable upon retirement at normal retirement age for the named executive officers are as follows: Mr. Georgescu--$1,050,000, Mr. Vick-- $300,000, Mr. McGarry--$200,000, Mr.
Bell--none, and Mr. Dolan--none.

       EMPLOYMENT AND TERMINATION OF EMPLOYMENT ARRANGEMENTS. Y&R and Michael Dolan entered into a letter agreement, as amended, regarding Mr. Dolan's principal terms of employment with Y&R as Vice Chairman and Chief Financial Officer. This letter agreement entitles Mr. Dolan to an annual base salary and eligibility for a bonus under the Key Corporation Managers Bonus Plan as well as to the same perquisites and benefits under Y&R policies as other employees of the same rank.

       Under the management voting trust agreement, Y&R has agreed to give each management investor, including each named executive officer, six months severance pay upon termination of employment for any reason other than for cause, but each management investor is required to waive any possible right to more than six months severance pay and any claims for damages under any employment agreement. Upon termination of the management voting trust, in the event of termination of employment, the named executive officers may be eligible to receive severance pay of up to 13 weeks base salary, based upon length of service, under a severance plan previously established for U.S. employees of Y&R. In addition, under some stock option agreements with some of the named executive officers, upon termination of employment by Y&R other than for cause, the named executive officer may receive severance pay equal to six months base salary in return for a release of claims against Y&R and in lieu of any other severance payments.

       The management voting trust has the unqualified right and power to vote and to execute consents with respect to all shares of common stock held by the management voting trust. The voting rights of the management voting trust will be exercised by specified members of senior management of Y&R, as voting trustees. The voting trustees are Peter A. Georgescu, Stephanie W. Abramson, Thomas D. Bell, Jr., Michael J. Dolan, Satish Korde and Edward H. Vick. So long as Peter A. Georgescu, or a successor chief executive officer elected with the approval of the management voting trust, is a voting trustee, his or his successor's decision will be binding unless he is outvoted by a super majority of the other voting trustees. If at any time there is no chief executive officer, or if the chief executive officer was not approved in advance by the management voting trust, a majority vote of the voting trustees will constitute the action of the management voting trust. The foregoing voting procedures will also apply to the election of voting trustees.

       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The compensation committee was established in 1996 and consists of Messrs. Bodman, Hammarskjold and Sir Christopher Lewinton, none of whom was or had been an officer or employee of Y&R or any of its subsidiaries. None of Y&R's executive officers served on the board of directors of any entities whose directors or officers serve on the compensation committee. Alan D. Schwartz, who was a member of the compensation committee during a part of 1998, is an Executive Vice President of Bear, Stearns & Co. Inc. Bear Stearns from time to time performs investment banking and other financial services for Y&R, including as an underwriter for Y&R's two public offerings during 1998, and is acting as an underwriter in the common stock offerings. For these services, Bear Stearns may receive advisory or transaction fees, as applicable, plus reimbursement of out-of-pocket expenses, of the nature and in amounts customary in the industry for these services.

                             CERTAIN TRANSACTIONS

       Upon the completion of the recapitalization of Y&R in 1996, several of the recapitalization investors were granted an approval right over a number of specified fundamental corporate actions, and were granted the right to nominate and have elected three members of the board of directors. After the IPO, this approval right terminated, and the H&F investors retained the right to nominate and have elected (1) two members of the board of directors for so long as those investors continue to hold, in the aggregate, at least 10% of the outstanding shares and (2) one member of the board of directors for so long as the H&F investors continue to hold, in the aggregate, at least 5% of the outstanding shares.

       In addition, several of the recapitalization investors have demand and piggyback registration rights with respect to the common stock they hold. These recapitalization investors have the right to require Y&R to register for resale shares of common stock held by the recapitalization investors pursuant to demand registration rights, and to have shares they hold included in any public offering of common stock made by Y&R. Y&R is required to pay expenses incurred by it and the reasonable fees and disbursements of one counsel to those investors in connection with any demand as piggy-back registration. Y&R paid the expenses incurred by the H&F investors in connection with the IPO as well as the offering of common stock by the H&F investors (among other selling stockholders) in November 1998, which totalled approximately $125,000. For a further discussion of registration rights with respect to the common stock, see "Shares Eligible for Future Sale."

       For  a  discussion  of  other  transactions  between Y&R and directors or
related   entities,   see  "Management--Compensation  Committee  Interlocks  and
Insider Participation."

                            PRINCIPAL STOCKHOLDERS

       The   following   table   sets  forth  information  regarding  beneficial
ownership of the common stock and vested options to purchase common stock as of May 21, 1999, including beneficial ownership by:

       o each person who is known by Y&R to own beneficially 5% or more of the outstanding shares of the common stock;

       o each of the directors and named executive officers; and

       o all directors and executive officers as a group.


       The information in the table below has been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and also includes shares of common stock held in the deferral trust under the deferred compensation plan. Except as described below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The shares of common stock held by Y&R employees, as well as a number of retired and former employees, have been deposited into the management voting trust, and the management voting trust exercises sole voting power over all those shares. Beneficial ownership by the management voting trust includes an aggregate of 3,501,733 shares of common stock held in the deferral trust.


       The business address of the management voting trust, the deferral trust, our executive officers and our directors, other than Messrs. Bodman, Hammarskjold, Hellman, McGillicuddy, Schwartz and Sir Christopher Lewinton, is c/o Y&R at 285 Madison Avenue, New York, New York 10017. The business address of Mr. Bodman is c/o AT&T Ventures, Chevy Chase Metro Building, 2 Wisconsin Circle, Chevy Chase, Maryland 20815-7003. The business address of the H&F investors and Messrs. Hammarskjold and Hellman is c/o Hellman & Friedman LLC, One Maritime Plaza, San Francisco, California 94111. The business address of Mr. McGillicuddy is 270 Park Avenue, 32nd Floor, New York, New York 10017. The business address of Mr. Schwartz is c/o Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167. The business address of Sir Christopher Lewinton is c/o TI Group plc, 50 Curzon Street, London W1Y 7PN, United Kingdom. All information set forth below with respect to the H&F investors is based upon a Statement on Schedule 13G, dated February 12, 1999, filed on behalf of the H&F investors. For information on the selling stockholders, see "Selling Stockholders."



                          NAME                           SHARES AND VESTED OPTIONS   VESTED OPTIONS    PERCENT
------------------------------------------------------- --------------------------- ---------------- ----------
Management voting trust ...............................          34,853,595            11,762,395        43.8%
Hellman & Friedman Capital Partners III, L.P. .........          14,074,913             2,311,590        20.1%
H&F Orchard Partners III, L.P. ........................           1,024,967               168,270         1.5%
H&F International Partners III, L.P. ..................             307,028                50,400           *
Deferral trust (1) ....................................           3,501,733                    --         5.2%
Peter A. Georgescu (2) ................................           1,783,560                    --         2.6%
Edward H. Vick (2) ....................................           1,384,710               895,245         2.0%
Thomas D. Bell Jr. (2) ................................           1,308,908             1,165,215         1.9%
Michael J. Dolan (2) ..................................             419,625               104,340           *
Richard S. Bodman .....................................               2,000                    --           *
Philip U. Hammarskjold (3) ............................                  --                    --           *
F. Warren Hellman (3) .................................                  --                    --           *
Sir Christopher Lewinton ..............................                  --                    --           *
John P. McGarry, Jr. (4) ..............................             722,647                    --         1.1%
John F. McGillicuddy ..................................              13,035                    --           *
Alan D. Schwartz (5) ..................................                  --                    --           *
All directors and executive officers
 as a group (11 persons) ..............................           5,365,833             2,190,885         7.7%


----------
  * Less than one percent.

(1) Y&R established the deferral trust to aid in meeting Y&R's obligations to employee and former employee participants under the deferred compensation plan. The deferral trust is administered by a committee currently comprised of Stephanie W. Abramson, Mark T. McEnroe and Rene'e E. Becnel, each of whom, acting alone, has the power to act on behalf of the committee, including to dispose of the common stock held in the deferral trust. The common stock held in the deferral trust is voted solely by the voting trustees of the management voting trust.



(2) This amount does not include any of the 34,853,595 shares beneficially owned by the management voting trust prior to the common stock offerings in excess of the amount reported as beneficially owned by the stockholder, which the stockholder may be deemed to beneficially own as a result of the stockholder's position as a voting trustee of the management voting trust. This amount also does not include any of the 2,100,980 shares beneficially owned prior to the common stock offerings by stockholders who acquired such shares in connection with Y&R's acquisition of KnowledgeBase Marketing, which the stockholder may be deemed to beneficially own as a result of the stockholder's having a voting proxy over such shares. The stockholder disclaims beneficial ownership of any of these shares in excess of the amount reported above as beneficially owned by the stockholder.



(3) Excludes 15,406,908 shares beneficially owned by the H&F investors prior to the common stock offerings. The sole general partner of the H&F investors is H&F Investors III, L.P. The managing general partner of H&F Investors III, L.P. is Hellman & Friedman Associates III, L.P., and the general partners of Hellman & Friedman Associates III, L.P. are H&F Management III, L.L.C. and H&F Investors III, Inc. The sole shareholder of H&F Investors III, Inc. is The Hellman Family Revocable Trust. The investment decisions of H&F Management III, L.L.C. and H&F Investors III, Inc. are made by an executive committee, of which Mr. Hellman is a member. Mr. Hammarskjold is a member of H&F Management III, L.L.C. Mr. Hellman is a managing member of H&F Management III, L.L.C., a director of H&F Investors III, Inc. and a trustee of The Hellman Family Revocable Trust. H&F
    Investors III, L.P., Hellman & Friedman Associates III, L.P., H&F Management III, L.L.C., H&F Investors III, Inc., The Hellman Family Revocable Trust and Messrs. Hammarskjold and Hellman exercise, directly or indirectly, voting and investment discretion with respect to the shares held by the H&F investors and could be deemed to beneficially own these shares, but each of them disclaims beneficial ownership except to the extent of its or his indirect pecuniary interest in these shares.

(4) Mr. McGarry retired as President of Y&R effective at the end of 1998.

(5) Excludes 133,652 shares held by BearTel Corp., a wholly owned subsidiary of The Bear Stearns Companies Inc., the parent company of Bear Stearns, of which Mr. Schwartz is an executive officer.

                             SELLING STOCKHOLDERS

       The following table sets forth the name of each selling stockholder and information regarding the beneficial ownership of the common stock and options to purchase common stock by the selling stockholders as of May 21, 1999, and as adjusted to reflect the sale of shares of common stock in the common stock offerings. The information in the table below has been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and includes shares of common stock held in the deferral trust under the deferred compensation plan. Except as described below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.


       Beneficial ownership by the management voting trust prior to the common stock offerings includes an aggregate of 34,853,595 shares held by the management voting trust (including shares issuable upon the exercise of options) offered hereby by management investors who are selling stockholders. Other than the H&F investors and BearTel Corp., all selling stockholders are management investors who are officers, employees or former employees of Y&R and whose shares of common stock are held by the management voting trust. See
"Management--Executive Officers and Directors." All of these shares offered hereby will be delivered out of the management voting trust upon completion of the common stock offerings. All shares of common stock held by management investors have been deposited into the management voting trust, and the management voting trust exercises sole voting power over all these shares.
Beneficial ownership by the management voting trust includes an aggregate of 3,501,733 shares of common stock held in the deferral trust. For information on our principal stockholders, see "Principal Stockholders."





                                                  BENEFICIAL OWNERSHIP                            BENEFICIAL OWNERSHIP
                                                   PRIOR TO OFFERINGS                                AFTER OFFERINGS
                                           -----------------------------------             -----------------------------------
                                            SHARES AND                            SHARES    SHARES AND
                                              VESTED       VESTED                 BEING       VESTED       VESTED
                                              OPTIONS      OPTIONS    PERCENT      SOLD       OPTIONS     OPTIONS     PERCENT
                                           ------------ ------------ --------- ----------- ------------ ----------- ----------
Management voting trust ..................  34,853,595   11,762,395     43.8%   6,858,528   27,995,067   9,765,909      35.2%
Hellman & Friedman Capital Partners
 III, L.P. ...............................  14,074,913    2,311,590     20.1%   6,793,071    7,281,842   2,311,590      10.1%
H&F Orchard Partners III, L.P. ...........   1,024,967      168,270      1.5%     494,461      530,506     168,270         *
H&F International Partners III, L.P. .....     307,028       50,400        *      147,966      159,062      50,400         *
BearTel Corp. ............................     133,652           --        *       64,502       69,150          --         *
Stephanie W. Abramson (1)(2)..............     453,995       26,085        *       45,400      408,595      26,085         *
Stuart Agres .............................     275,820           --        *       40,000      235,820          --         *
Stephen S. Aiello ........................     137,811       51,560        *       20,672      117,139      51,560         *
Stig Albinus .............................      23,250           --        *       10,000       13,250          --         *
Jean-Marc Bara ...........................     201,669           --        *       35,588      166,081          --         *
Bernard Barnett ..........................      13,050       13,050        *        1,050       12,000      12,000         *
Stephen Baum .............................       8,400           --        *        3,120        5,280          --         *
Kimberly Bealle ..........................      91,355       49,995        *       20,000       71,355      49,995         *
Martin Beck ..............................      39,315       33,915        *       33,915        5,400          --         *
Urs Beer .................................      69,195           --        *       25,000       44,195          --         *
Jed Beitler ..............................      74,835       15,660        *       11,225       63,610       4,435         *
Theodore A. Bell .........................     713,810      334,065      1.0%      60,000      653,810     334,065         *
Thomas D. Bell, Jr. (1)(2)................   1,308,908    1,165,215      1.9%     130,891    1,178,017   1,165,215       1.7%
Tom Benelli ..............................      38,760       34,785        *        7,000       31,760      27,785         *
Thomas Blach .............................      19,050       19,050        *       19,050           --          --         *
June Blocklin ............................      20,100           --        *       10,225        9,875          --         *
Rene Boender .............................      50,960       14,400        *       24,312       26,648          --         *
Bonnie Bohne .............................      98,820       23,820        *       30,000       68,820      23,820         *
Etienne Boisrond .........................     191,295           --        *       33,750      157,545          --         *

                                        BENEFICIAL OWNERSHIP                       BENEFICIAL OWNERSHIP
                                         PRIOR TO OFFERINGS                          AFTER OFFERINGS
                                  --------------------------------            ------------------------------
                                   SHARES AND                        SHARES    SHARES AND
                                     VESTED      VESTED               BEING      VESTED     VESTED
                                     OPTIONS    OPTIONS   PERCENT     SOLD      OPTIONS    OPTIONS   PERCENT
                                  ------------ --------- --------- ---------- ----------- --------- --------
William Borrelle ................     13,184         --     *         1,841      11,343         --     *
Tiemen Bosma ....................     80,000         --     *        40,000      40,000         --     *
Heinz-Georg Brands ..............     22,712         --     *        22,712          --         --     *
Craig Branigan ..................    204,230         --     *        46,446     157,784         --     *
Howard Breen ....................     15,450     11,475     *         3,090      12,360      8,385     *
Jane Brite ......................    159,620         --     *        99,810      59,810         --     *
T. J. Broadbent .................     20,357     17,385     *        15,500       4,857      1,885     *
David Butter ....................     61,262     24,465     *        24,465      36,797         --     *
Ignacio Cabezon .................     37,290     22,005     *        10,720      26,570     22,005     *
Patricia Cafferata ..............    158,205         --     *        16,000     142,205         --     *
Roger Chiocchi ..................     62,807     25,875     *        14,191      48,616     11,684     *
Ira Chynsky .....................     68,750         --     *        13,750      55,000         --     *
Michael Claes ...................     35,230     24,360     *         7,500      27,730     24,360     *
Neil Clark ......................     75,651     52,170     *        23,481      52,170     52,170     *
Don Cogman ......................    349,070    130,175     *        61,601     287,469     68,574     *
Thomas Coleman ..................      9,780         --     *         2,300       7,480         --     *
Janet Coombs ....................    127,521    104,355     *        16,428     111,093     93,093     *
David Coronna ...................     32,690     32,690     *         6,000      26,690     26,690     *
Jose Maria Costa ................     60,000         --     *        12,000      48,000         --     *
Massimo Costa ...................     11,110         --     *        11,110          --         --     *
Charles Courtier ................     52,000     46,965     *        10,000      42,000     36,965     *
Michael Cozens ..................     26,715     20,865     *        20,000       6,715        865     *
Dominique Damato ................     73,050     73,050     *        15,000      58,050     58,050     *
Donald H. Davis .................     76,320     50,685     *        19,080      57,240     50,685     *
Ferdinand de Bakker .............    151,740         --     *        60,000      91,740         --     *
Pierre de Roualle ...............    131,550     97,980     *        25,000     106,550     72,980     *
Jerome Dean .....................     93,570     35,310     *        18,000      75,570     35,310     *
Joseph E. Dedeo .................    469,602         --     *       134,172     335,430         --     *
Lawrence Deutsch ................     41,380     17,245     *        19,660      21,720         --     *
Shelley Diamond .................     55,695         --     *        13,314      42,381         --     *
Michael J. Dolan (1)(2)..........    419,625    104,340     *        41,926     377,699    104,340     *
Terry Dukes .....................     38,720     35,495     *         6,150      32,570     29,345     *
Daryl Elliott ...................     27,185     20,885     *        20,885       6,300         --     *
Daisy Exposito ..................    115,501     24,031     *        26,953      88,548         --     *
Michael Faems ...................    135,840         --     *        20,440     115,400         --     *
Charles P. Farley ...............     28,225     10,440     *         2,100      26,125     10,440     *
Peter Farnell-Watson ............     47,494         --     *        14,494      33,000         --     *
John Fenton .....................     37,875         --     *         6,500      31,375         --     *
Ian Ferguson Brown ..............     44,537         --     *         2,250      42,287         --     *
Patrick Ford ....................     26,865     26,055     *         6,055      20,810     20,000     *
Richard Ford ....................     40,020     36,795     *         7,500      32,520     29,295     *
Clark J. Frankel ................    104,352         --     *        30,000      74,352         --     *
Volker Franz ....................     25,085     25,085     *        16,385       8,700      8,700     *
Eric Fredericks .................     91,440         --     *        80,000      11,440         --     *
John Frew .......................     27,300     12,045     *         6,030      21,270      6,015     *
Enrico Gervasi ..................     71,220         --     *        12,033      59,187         --     *
Christopher Grabenstein .........     50,940     46,965     *        10,188      40,752     36,777     *
William Green ...................     91,805         --     *        10,000      81,805         --     *
David E. Greene .................     55,220         --     *         5,000      50,220         --     *
Victor Gutierrez ................     30,390         --     *        27,145       3,245         --     *
Cynthia Hampton .................     29,310     26,085     *        10,000      19,310     16,085     *
Tom Hansen ......................     29,310     25,335     *         2,000      27,310     23,335     *
Peter Harleman ..................     45,095     15,660     *        16,000      29,095     15,660     *
Fred Hawrysh ....................     19,905     19,905     *         5,000      14,905     14,905     *
Jan Hedquist ....................    182,610     95,655     *        36,522     146,088     59,133     *

                                          BENEFICIAL OWNERSHIP                       BENEFICIAL OWNERSHIP
                                           PRIOR TO OFFERINGS                          AFTER OFFERINGS
                                    --------------------------------            ------------------------------
                                     SHARES AND                        SHARES    SHARES AND
                                       VESTED      VESTED               BEING      VESTED     VESTED
                                       OPTIONS    OPTIONS   PERCENT     SOLD      OPTIONS    OPTIONS   PERCENT
                                    ------------ --------- --------- ---------- ----------- --------- --------
Per Heggenes ......................     87,255     66,960        *     17,451      69,804     49,509       *
Stefan Himpe ......................      5,500         --        *      3,000       2,500         --       *
Toby Hoare ........................    209,839    121,020        *     55,000     154,839     66,020       *
Barry Hoffman .....................     34,095         --        *      6,800      27,295         --       *
Charles Hollenkamp ................      6,990         --        *      3,000       3,990         --       *
James W. Hood .....................    168,520         --        *     45,000     123,520         --       *
Penny Hooper ......................     93,945     23,595        *     14,000      79,945     23,595       *
Roseanne Horn .....................     28,560     12,660        *     12,675      15,885     12,660       *
Peter Horovitz ....................     41,373     37,398        *     32,828       8,545      4,570       *
Richard Hosp ......................     34,240         --        *     30,000       4,240         --       *
Eric Garrison Hoyt ................     79,465     71,590        *      7,670      71,795     63,920       *
Brian Hubbard .....................     17,025         --        *      5,000      12,025         --       *
Jeff Hunt .........................     81,463     29,856        *     17,014      64,449     12,842       *
Gigliola Ibba .....................     85,410     36,210        *     21,000      64,410     36,210       *
Robert Igiel ......................    208,690    208,690        *     52,170     156,520    156,520       *
Barbara Jack ......................    464,631    395,565        *    178,560     286,071    279,292       *
Paal Marius Jebsen ................     13,745     13,695        *     11,085       2,660      2,610       *
William Johnston ..................     74,185     60,000        *     19,185      55,000     55,000       *
James Kaplove .....................     41,680      8,230        *      4,000      37,680      4,230       *
Mary Ellen Kenny ..................     67,458      5,535        *     14,796      52,662      5,535       *
Kevin King ........................     31,441     26,085        *     25,000       6,441      1,085       *
Edna Kissmann .....................     52,220         --        *     21,500      30,720         --       *
Jackie Koh ........................     27,535     27,535        *     27,535          --         --       *
Christopher Komisarjevsky .........    150,377    109,575        *     22,557     127,820     87,018       *
Satish Korde (2)...................    967,265     39,735      1.4%    96,727     870,538     39,735     1.2%
Philippe Krakowsky ................     43,169     26,085        *      7,375      35,794     26,085       *
Ingo Krauss .......................    391,725         --        *    162,000     229,725         --       *
Kurt Krauss .......................     21,948         --        *      3,120      18,828         --       *
Stephanie Kugelman ................    307,277     88,485        *     57,011     250,266     88,485       *
Mitchell Kurz .....................    527,577         --        *    356,000     171,577         --       *
Jay Kushner .......................     68,960     37,000        *     11,994      56,966     37,000       *
Marta La Rock .....................     20,060     16,085        *     15,000       5,060      1,085       *
Jean-Paul Lafaye ..................    322,980    225,825        *     64,400     258,580    180,825       *
Timothy Laing .....................     35,000     35,000        *     25,000      10,000     10,000       *
Robert Lallamant ..................     97,830         --        *     19,566      78,264         --       *
Kevin Lavan .......................     49,807     12,000        *      9,000      40,807     12,000       *
Mark Levine .......................     76,095         --        *     15,219      60,876         --       *
Marco Lombardi ....................    105,205     20,865        *     16,680      88,525     20,865       *
Bennett R. Machtiger ..............     66,950     12,000        *      6,450      60,500     12,000       *
Duncan Mackinnon ..................     28,915     28,915        *      7,000      21,915     21,915       *
John F. Maltese ...................     67,932     13,575        *     13,575      54,357         --       *
Helmut Matthies ...................    367,090         --        *    174,503     192,587         --       *
Martin Maurice ....................     82,830         --        *     16,000      66,830         --       *
Robert M. McDuffey ................     52,530     49,305        *     10,506      42,024     38,799       *
John P. McGarry, Jr. ..............    722,647         --      1.1%   309,706     412,941         --       *
Austin McGhie .....................     64,365     56,490        *     22,875      41,490     33,615       *
David McLean ......................    159,270     42,600        *     31,853     127,417     34,081       *
Gordon McLean .....................     35,865     35,865        *     11,955      23,910     23,910       *
Bert Meerstadt ....................     88,315         --        *     14,440      73,875         --       *
William C. Melzer .................    415,379    401,879        *     73,300     342,079    328,579       *
Diane Meskill-Spencer .............    113,208     22,140        *     27,195      86,013     22,140       *
Craig Middleton ...................    204,974     26,085        *     34,700     170,274     26,085       *
David Minear ......................    162,045    111,855        *     40,000     122,045     71,855       *
Dominique Missoffe ................     77,370     48,600        *     15,474      61,896     48,600       *
Fernan Montero ....................    658,000         --        *    158,000     500,000         --       *

                                         BENEFICIAL OWNERSHIP                       BENEFICIAL OWNERSHIP
                                          PRIOR TO OFFERINGS                          AFTER OFFERINGS
                                   --------------------------------            ------------------------------
                                    SHARES AND                        SHARES    SHARES AND
                                      VESTED      VESTED               BEING      VESTED     VESTED
                                      OPTIONS    OPTIONS   PERCENT     SOLD      OPTIONS    OPTIONS   PERCENT
                                   ------------ --------- --------- ---------- ----------- --------- --------
Fred Moolhuijsen .................     15,000         --     *        15,000          --         --     *
Frans Mootz ......................    106,488         --     *        26,622      79,866         --     *
John Morris ......................     57,603     47,388     *        11,519      46,084     35,869     *
Janice Muniz .....................     38,760     34,785     *        17,400      21,360     17,385     *
Bruce S. Nelson ..................    155,008    105,000     *        28,250     126,758    105,000     *
Charles G. Newton, Jr. ...........     18,000         --     *         3,600      14,400         --     *
Lori Nicholson ...................     61,176     15,660     *        10,000      51,176     15,660     *
Lars Nordstrom ...................     17,025     13,050     *        13,050       3,975         --     *
Laurie Null ......................     53,670     47,820     *        10,850      42,820     36,970     *
Hans Ohman .......................     17,025     13,050     *        13,050       3,975         --     *
Steve Oroho ......................     73,512         --     *        59,010      14,502         --     *
Stewart Owen .....................    200,363    119,265     *        33,054     167,309    119,265     *
Santiago Alonso Paniagua .........     52,184     35,055     *        38,715      13,469     10,590     *
Manuel Perez .....................    171,535         --     *        40,704     130,831         --     *
Diane Perlmutter .................     31,975      8,940     *         8,035      23,940      8,940     *
Graham Phillips ..................     52,399         --     *        40,000      12,399         --     *
Dan Plouffe ......................      3,300         --     *         3,300          --         --     *
Tim Pollak .......................    625,557         --     *       264,000     361,557         --     *
Michael Porter ...................     17,000     17,000     *         2,500      14,500     14,500     *
William A. Power .................    210,865         --     *        42,000     168,865         --     *
Tom Pratt ........................     12,110      7,385     *         6,385       5,725      1,000     *
Joerg Puphal .....................     12,970      6,960     *         9,745       3,225         --     *
John E. Putnam ...................     31,237      9,172     *         9,172      22,065         --     *
Matthias Quadflieg ...............      5,460      1,485     *         1,484       3,976          1     *
Serge Rancourt ...................    121,895         --     *       121,895          --         --     *
Sheila Raviv .....................     36,240         --     *        20,000      16,240         --     *
Courtney Reeser ..................     56,388     50,088     *        10,017      46,371     40,071     *
Ken Rietz ........................    125,650    117,390     *        31,000      94,650     86,390     *
Jorg Rindlisbacher ...............     45,640         --     *        19,500      26,140         --     *
Jorge Rodriguez ..................    104,235     90,315     *         1,755     102,480     90,315     *
Robert Rosiek ....................     52,170         --     *         2,170      50,000         --     *
John J. Ross .....................     50,395     47,170     *        10,000      40,395     37,170     *
Maggie Ross ......................     47,460     21,735     *         4,000      43,460     21,735     *
James Rossman ....................     58,410     11,955     *        38,580      19,830     11,955     *
Seith Rothstein ..................    135,660     71,925     *        33,915     101,745     71,925     *
Alain Rousset ....................    310,638    216,375     *        55,352     255,286    161,023     *
Amy Rubenstein ...................     73,680     15,660     *        14,736      58,944     15,660     *
Nicholas Rudd ....................    130,440         --     *        39,132      91,308         --     *
Cas Saeys ........................     27,465         --     *        27,465          --         --     *
Michael Samet ....................    218,552         --     *        77,136     141,416         --     *
John Sanders .....................    156,385    125,275     *       112,435      43,950     12,840     *
Chris Savage .....................     54,795     54,795     *        52,000       2,795      2,795     *
Matthew Schetlick ................     83,485     60,870     *         8,185      75,300     60,870     *
Angelika Schug ...................      6,085      6,085     *         3,400       2,685      2,685     *
Gertrude Schutz ..................     32,085      6,000     *        11,217      20,868         --     *
Tom Schwartz .....................     29,310      8,700     *         3,500      25,810      8,700     *
James Scielzo ....................     94,932     23,052     *        23,052      71,880         --     *
Steve Seyferth ...................     86,510     86,510     *        17,300      69,210     69,210     *
Keith Sharp ......................     70,968      8,352     *        14,194      56,774         --     *
Jessie Shaw ......................     29,170     25,195     *        10,000      19,170     15,195     *
Alan Sheldon .....................    616,310         --     *       116,310     500,000         --     *
Thomas Shortlidge ................    227,130         --     *        44,000     183,130         --     *
Richard Sinreich .................     47,695         --     *         7,695      40,000         --     *
Robert Sive ......................     53,590     50,365     *        13,236      40,354     37,129     *
Barbara Smith ....................     58,670     10,440     *        10,000      48,670     10,440     *

                                              BENEFICIAL OWNERSHIP                       BENEFICIAL OWNERSHIP
                                               PRIOR TO OFFERINGS                          AFTER OFFERINGS
                                        --------------------------------            ------------------------------
                                         SHARES AND                        SHARES    SHARES AND
                                           VESTED      VESTED               BEING      VESTED     VESTED
                                           OPTIONS    OPTIONS   PERCENT     SOLD      OPTIONS    OPTIONS   PERCENT
                                        ------------ --------- --------- ---------- ----------- --------- --------
Sylvia Soler ..........................     87,510     75,225        *      5,000       82,510    75,225       *
Linda Srere ...........................    163,464     37,545        *     50,000      113,464    37,545       *
Christoph Stadeler ....................     93,580         --        *     85,705        7,875        --       *
Stanley Stefanski .....................    455,154    111,675        *    160,642      294,512        --       *
Peter Steigrad ........................     51,185     51,185        *      8,000       43,185    43,185       *
Debra Stern-Marrone ...................     90,655         --        *     10,000       80,655        --       *
Peter Stringham .......................     76,722     45,000        *      7,672       69,050    45,000       *
John Swan .............................    144,045     39,825        *     28,000      116,045    39,825       *
Jane Talcott ..........................     26,085      2,805        *      5,217       20,868     2,805       *
Charlee Taylor-Hines ..................     20,130     16,620        *      7,500       12,630     9,120       *
Lars Thalen ...........................     16,000     10,440        *     16,000           --        --       *
Clay Timon ............................    530,745    521,745        *     85,088      445,657   436,657       *
Alan Vandermolen ......................     33,390     33,390        *     33,390           --        --       *
John Vanderzee ........................    130,440    130,440        *     39,132       91,308    91,308       *
Edward H. Vick (1)(2)..................  1,384,710    895,245      2.0%   130,567    1,254,143   895,245     1.8%
Marvin Waldman ........................    102,425      5,880        *     25,305       77,120     4,704       *
Paula Waters ..........................     41,745     41,745        *     10,000       31,745    31,745       *
Charles Webre .........................    127,176     55,656        *     55,656       71,520        --       *
Gus Weill .............................     26,610     13,560        *     13,560       13,050        --       *
Robert Wells ..........................    174,270     47,595        *     12,500      161,770    47,595       *
Anders Wester .........................    153,900     70,935        *     22,965      130,935    70,935       *
Bruno Widmer ..........................    267,205         --        *     40,000      227,205        --       *
James Williams ........................     93,870     76,765        *     16,000       77,870    60,765       *
Allan Winneker ........................    148,290    105,030        *     44,487      103,803    99,093       *
Bob Wyatt .............................      9,780         --        *      2,500        7,280        --       *
Kenneth Yagoda ........................     59,580     15,375        *     13,116       46,464    15,375       *
Joanne Zaiac ..........................    138,147         --        *     27,629      110,518        --       *
Michael Zeigler .......................      6,875      2,900        *      2,900        3,975        --       *

KnowledgeBase Marketing Selling Stockholders:
207 Ventures, LLC .....................     16,281         --        *     14,652        1,629        --       *
Wand Affiliates Fund L.P. .............        631         --        *        567           64        --       *
Wand Equity Portfolio II, L.P. ........     62,446         --        *     56,201        6,245        --       *
Wand/CMS Investments I, L.P. ..........     62,842         --        *     56,556        6,286        --       *
Wand/CMS Investments II, L.P. .........     21,490         --        *     19,340        2,150        --       *
Wand/CMS Investments III, L.P. ........     37,329         --        *     33,595        3,734        --       *
Wand/CMS Investments IV, L.P. .........     69,871         --        *     62,883        6,988        --       *
Tom Benedict ..........................         52         --        *         46            6        --       *
Bertrand Billiot ......................        183         --        *        164           19        --       *
Todd Board ............................      1,756         --        *        790          966        --       *
Ret Boney .............................        782         --        *        703           79        --       *
Joe Branch ............................        183         --        *        164           19        --       *
Clifton J. Brayshaw ...................        403         --        *        181          222        --       *
Thomas V. Butta .......................      7,278         --        *      6,550          728        --       *
Marti Campbell ........................         52         --        *         46            6        --       *
Shawn Cheston .........................        105         --        *         94           11        --       *
Thomas A. Cook ........................        968         --        *        697          271        --       *
Steve Cureton .........................         83         --        *         74            9        --       *
Dave Dietrich .........................         42         --        *         37            5        --       *
Beryle P. Faier .......................      2,016         --        *      1,814          202        --       *
Susan D. Faulk ........................     16,125         --        *      7,256        8,869        --       *
Joseph Ficarra III ....................      1,209         --        *        871          338        --       *
Wilfer Garcia .........................        322         --        *        232           90        --       *
M. Peggy R. Garner ....................        161         --        *        144           17        --       *
Wayne Gibbons .........................        183         --        *        164           19        --       *

                                              BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                                               PRIOR TO OFFERINGS                        AFTER OFFERINGS
                                        --------------------------------          ------------------------------
                                         SHARES AND                       SHARES   SHARES AND
                                           VESTED      VESTED              BEING     VESTED     VESTED
                                           OPTIONS    OPTIONS   PERCENT    SOLD     OPTIONS    OPTIONS   PERCENT
                                        ------------ --------- --------- -------- ----------- --------- --------
Roger L. Hackman ......................    179,079      --        *       80,586     98,493       --       *
Billy R. Howard .......................      2,016      --        *          907      1,109       --       *
E. Dean Jones .........................      2,016      --        *        1,814        202       --       *
Mike Keheler ..........................        293      --        *          263         30       --       *
Carol King ............................         42      --        *           37          5       --       *
Tracy King ............................         42      --        *           37          5       --       *
Melissa E. Legge ......................      1,612      --        *        1,450        162       --       *
Lerner Family Irrevocable Trust .......     48,521      --        *       21,834     26,687       --       *
Steve Lerner ..........................     65,717      --        *       29,570     36,147       --       *
Julie Mathison ........................         44      --        *           39          5       --       *
Guadalupe Mendoza .....................      1,612      --        *        1,450        162       --       *
Neesha Mirchandani ....................        105      --        *           47         58       --       *
Lynne F. Moneypenny ...................      2,016      --        *        1,814        202       --       *
Geoffrey Monsees ......................         98      --        *           88         10       --       *
William H. Moore ......................      2,016      --        *          907      1,109       --       *
Michael E. Patterson ..................      2,016      --        *        1,361        655       --       *
Henry B. Ponder .......................    201,110      --        *       90,498    110,612       --       *
Jim Protzman ..........................     60,287      --        *       51,546      8,741       --       *
Archie Purcell ........................     94,251      --        *       84,825      9,426       --       *
Dana Raburn ...........................        183      --        *          164         19       --       *
Rob Sandefuer .........................         73      --        *           65          8       --       *
Charles Sanders .......................         73      --        *           65          8       --       *
Robert Sher ...........................      6,432      --        *        5,788        644       --       *
William A. Thornton ...................        161      --        *          144         17       --       *
Carter J. Wagner ......................      1,612      --        *          870        742       --       *
Scott Watkins .........................        139      --        *          125         14       --       *
Christian Wright ......................         84      --        *           75          9       --       *
Michelle Wright .......................         73      --        *           65          8       --       *
Conroy Zien ...........................         42      --        *           37          5       --       *
Gary J. Zupke .........................      2,016      --        *        1,180        836       --


----------
  * Less than one percent.


(1) This amount does not include any of the 34,853,595 shares beneficially owned by the management voting trust prior to the common stock offerings in excess of the amount reported as beneficially owned by the stockholder, which the stockholder may be deemed to beneficially own as a result of the stockholder's position as a voting trustee of the management voting trust. The stockholder disclaims beneficial ownership of any of these shares in excess of the amount reported above as beneficially owned by the stockholder.

(2) This amount does not include any of the 2,100,980 shares beneficially owned prior to the common stock offerings, or the 1,459,508 shares beneficially owned after the common stock offerings, by stockholders who acquired such shares in connection with Y&R's acquisition of KnowledgeBase Marketing, which the stockholder may be deemed to beneficially own as a result of the stockholder's having a voting proxy over such shares.

                         DESCRIPTION OF CAPITAL STOCK


       Y&R is authorized to issue 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of May 21, 1999, Y&R's issued and outstanding capital stock consists of 67,758,242 shares of issued and outstanding common stock held by approximately 1,135 holders and 87 shares of issued and outstanding Money Market Preferred Stock, par value $0.01 per share held by one holder. Also as of May 21, 1999, an additional 28,448,743 shares of common stock are issuable upon exercise of outstanding options. All of Y&R's issued and outstanding capital stock has been fully paid.


       The following description of Y&R's capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

       Our certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deterring, or preventing a future takeover or change in control of Y&R unless the takeover or change in control is approved by the board of directors.

COMMON STOCK

       The holders of common stock are entitled to one vote for each share on all matters voted on by stockholders, and the holders of common stock, together with the holders of shares of money market preferred stock, possess all voting power, except as otherwise required by law or as provided in the certificate of incorporation. Holders of common stock who are employees of Y&R or its affiliates are subject to the provisions of the management voting trust and the amended stockholders' agreement. See "--The Management Voting Trust Agreement" and "--The Stockholders' Agreement." The holders of common stock do not have cumulative voting rights. Holders of common stock do not have any preemptive right to subscribe for or purchase any kind or class of securities of Y&R. Holders of common stock have no subscription, conversion or redemption rights, and will not be subject to further calls or assessments. Subject to any preferential or other rights of any outstanding series of preferred stock that may be designated by the board of directors, the holders of common stock are entitled to the dividends, if any, as may be declared from time to time by the board of directors. Our credit facility permits the payment of cash dividends except in the event of a continuing default under the credit agreement. See "Price Range of Common Stock and Dividend Policy" for a discussion of our dividend policy. In the event of the liquidation, dissolution or winding up of Y&R, holders of common stock will be entitled to receive on a pro rata basis any assets of Y&R remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of preferred stock.


PREFERRED STOCK

       Y&R is authorized to issue 10,000,000 shares of preferred stock. The board of directors has the authority to establish and designate series of the preferred stock and, except with respect to the money market preferred stock, to fix the number of shares constituting each series, to fix the designations and the relative rights, preferences and limitations of the shares of each series and the variations in the relative rights, preferences and limitations as between series, and to increase and decrease the number of shares constituting each series. See "--Authorized But Unissued Capital Stock" and "--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the By-Laws, the Rights Plan and Delaware Law--Preferred Stock."

       The certificate of incorporation designates an initial series of preferred stock, consisting of 50,000 shares, as the money market preferred stock. Holders of money market preferred stock are entitled to receive, subject to declaration by the board of directors, cumulative cash dividends that are payable quarterly and calculated with reference to the interest rate for the three-month London interbank deposit market. On or after December 12, 2001, any money market preferred stock issued and outstanding for five years may, at the option of the board of directors and subject to providing holders with notice of redemption, be redeemed by Y&R at a redemption price per share of $115.00 together with all accrued and unpaid dividends. Redeemed money market preferred stock may be reissued by the board of directors as shares of the initial series or as shares of any other series of preferred stock. Shares of money market preferred stock are not convertible, have a liquidation preference of $115.00 per share together with all accrued and unpaid dividends and have voting rights equal to one-tenth of one vote for each share of money market preferred stock.

       The certificate of incorporation authorizes a series of preferred stock designated cumulative participating junior preferred stock, consisting of 2,500,000 shares, in connection with the rights plan. For a description of the rights plan and the junior preferred stock, see "--Rights Plan" and "--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the By-Laws, the Rights Plan and Delaware Law."


AUTHORIZED BUT UNISSUED CAPITAL STOCK


       Based on the calculations set forth above, Y&R estimates that, following the completion of the common stock offerings, it will have approximately 180,245,272 shares of authorized but unissued common stock (including an aggregate of 23,854,152 shares reserved for issuance upon the exercise of options issued to employees, 2,598,105 shares reserved for issuance upon the exercise of options issued to recapitalization investors, 3,075,000 shares of common stock reserved for issuance upon the exercise of options to be granted to employees on the date of this prospectus and 275,000 shares of common stock reserved for issuance upon the exercise of options to be granted to employees of KnowledgeBase Marketing in connection with the acquisition of KnowledgeBase Marketing) and 9,999,913 shares of authorized but unissued preferred stock (including the 2,500,000 shares designated as junior preferred stock and 49,913 shares designated as money market preferred stock). Delaware law does not require stockholder approval for the issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which apply so long as the common stock is listed on the New York Stock Exchange, require prior stockholder approval of specified issuances, including issuances of shares bearing voting power equal to or exceeding 20% of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares of common stock. These additional shares could be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. Y&R currently does not have any plans to issue additional shares of common stock or preferred stock other than in connection with employee compensation plans. See "Management--Executive Compensation." One of the effects of the existence of unissued and unreserved common stock and preferred stock may be to enable the board of directors to issue shares to persons friendly to current management. This type of issuance could render more difficult or discourage an attempt to obtain control of Y&R by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Y&R's management and possibly deprive the stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Y&R pursuant to the operation of the rights plan, which is discussed below. See "--Anti-Takeover Effects of Provisions of the certificate of incorporation, the by-laws, the Rights Plan and Delaware Law."



THE MANAGEMENT VOTING TRUST AGREEMENT

       Under the management voting trust agreement, the management investors and the restricted stock trust are required to deposit with the management voting trust all shares of common stock and all shares of money market preferred stock acquired by them prior to the termination of the management voting trust, including common stock acquired upon the exercise of options, distributions from the restricted stock trust or otherwise. Common stock sold in the public market by management investors and the restricted stock trust will be withdrawn from, and delivered free of, the management voting trust.

       The management voting trust has the unqualified right and power to vote and to execute consents with respect to all shares of common stock and all shares of money market preferred stock held by the management voting trust. The voting rights of the management voting trust are exercised by members of senior management of Y&R, in their capacities as voting trustees. The current voting trustees are Peter A. Georgescu, Stephanie W.
Abramson, Thomas D. Bell, Jr., Michael J. Dolan, Satish Korde and Edward H. Vick, each of whom is currently a member of the senior management of Y&R. So long as Peter A. Georgescu, or a successor chief executive officer elected with the approval of the management voting trust, is a voting trustee, any action
(1) approved in writing or at a meeting by Peter A. Georgescu or his successor and any two other voting trustees and (2) any action approved over the objection of Peter A. Georgescu or his successor at a meeting of the voting trustees by an aggregate vote of voting trustees equal to not less than the total number of voting trustees then in office minus two, shall constitute the action of, and shall be binding upon, the management voting trust (unless there shall be fewer than seven voting trustees then in office, in which event any action under clause (2) shall require the vote of all the voting trustees other than Peter A. Georgescu or his successor). The foregoing voting procedures will also apply to the election and removal of voting trustees, to proposals to increase or decrease the number of voting trustees and to proposals to amend the foregoing voting procedures.

       The management voting trust will terminate when:

       o   no  person,   including  the   recapitalization   investors  and  the
           management voting trust, is the owner of more than 20% of the outstanding shares;

       o the number of shares of common stock held by the management voting trust is less than 10% of the outstanding shares; or


       o the voting trustees determine to terminate the management voting trust.

       Under an irrevocable unanimous written consent of the voting trustees, the management voting trust will terminate 24 months after the completion of the IPO, which occurred on May 15, 1998, assuming no earlier termination in accordance with its terms.

       The management voting trust has issued and will issue voting trust certificates representing the shares of common stock and money market preferred stock deposited with it. The voting trust certificates are subject to the transfer restrictions set forth in the amended stockholders' agreement. See "--The Stockholders' Agreement."

       Y&R has agreed to assume all liability and indemnify and defend all voting trustees and their successors, assigns, agents and servants from any and all losses incurred or asserted against any voting trustees relating to their administration of the management voting trust, unless there is clear and convincing evidence that these losses were proximately caused by an act or omission that was not taken in good faith or not reasonably believed to be in the best interest of Y&R and the management investors as a group. See "Management--Limitation of Liability and Indemnification."

       Under the management voting trust agreement and stock option and restricted stock agreements, each of the management investors is subject to non-competition, non-solicitation, confidentiality and notice requirements in connection with the termination of that person's employment. They include the following:

       o for one year after termination of employment, a management investor may not work for any competitor of Y&R on the account of any client of Y&R or any of its affiliates with whom the management investor had a direct relationship or as to which the management investor had a significant supervisory responsibility or otherwise was significantly involved at any time during the two years prior to termination;

       o for six months after termination of employment, (1) a management investor with principally corporate type job responsibilities that do not principally involve client service related functions may not work for a principal competitor of Y&R or any of its affiliates in any substantially similar role as that held with Y&R or any of its affiliates during the two years prior to termination, and (2) a management investor with principally client service


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

           related responsibilities may not work for a competitor of Y&R or its affiliates on the account of or directly for any substantial competitor of any client of Y&R or any of its affiliates for whom the management investor had substantial responsibility during the two years prior to termination;

       o for one year after termination of employment, a management investor may not (1) directly or indirectly solicit or hire, or assist in the soliciting or hiring of, any person employed by Y&R or any of its affiliates as of the date of termination or any person who was then being recruited by Y&R or any of its subsidiaries or (2) induce any Y&R employee to terminate his or her employment with Y&R or any of its affiliates;

       o a management investor shall keep confidential information of Y&R, its affiliates and their clients learned during his or her employment; and

       o a management investor shall give six weeks written notice prior to voluntary termination unless a shorter period is approved by Y&R.

       Y&R has agreed, under the management voting trust agreement, to give each management investor six months' severance pay upon termination of employment for any reason other than for cause, as defined in the management voting trust agreement, and each management investor is required to waive any possible right to more than six months' severance pay or similar compensation and any claims for damages under any employment agreement.


THE STOCKHOLDERS' AGREEMENT

       In connection with the recapitalization of Y&R in 1996, the recapitalization investors, the management investors, the restricted stock trust, the management voting trust and Y&R entered into a stockholders' agreement with respect to the restrictions on transferability of shares of common stock and related voting trust certificates, and with respect to the management of Y&R. Upon completion of the IPO, that stockholders' agreement was terminated, and the H&F investors, the management investors, the management voting trust and Y&R entered into an amended stockholders' agreement.


       RIGHT TO NOMINATE DIRECTORS. Under the amended stockholders' agreement, the H&F investors have the right to nominate and have elected two members of the board of directors for so long as they continue to hold, in the aggregate, at least 10% of the outstanding shares, and one member of the board of directors for so long as they continue to hold, in the aggregate, at least 5% of the outstanding shares. Outstanding shares is defined in the amended stockholders' agreement to include all shares of common stock subject to vested options, not including options that would vest on a change in control.


       TRANSFER RESTRICTIONS. Under the amended stockholders' agreement, the transfer restrictions described below apply. Purported transfers in violation of these restrictions will be null and void.


       H&F investors may not transfer shares of common stock, options to purchase common stock or other voting capital stock:


       o prior to termination of the management voting trust (which will occur no later than the second anniversary of the completion of the IPO), if at least 20% of the outstanding shares are then subject to the management voting trust, to any party who as a result thereof would, together with its affiliates, own a percentage of the outstanding shares that is greater than the percentage then subject to the management voting trust; or


       o after the termination of the management voting trust and (1) prior to the first anniversary of the termination, to any party who as a result thereof would, together with its affiliates, own a percentage of the outstanding shares that is greater than the greater of (a) 20% and (b) the percentage of the outstanding shares subject to the management voting trust upon termination thereof (the "termination percentage") less 5% and (2) from and after the first anniversary of the termination of the management


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

           voting trust until December 12, 2002, to any party who as a result thereof would, together with its affiliates, own a percentage of the outstanding shares that is greater than the greater of (a) 20% and
           (b) the termination percentage less 10%,

       unless, in any of these cases:

       o Y&R fails to arrange for the sale of the shares to a third party for the benefit of the H&F investors at a price to the H&F investors not less than the price proposed to be paid by the proposed transferee; and

       o   the management  voting trust,  or,  following its  termination,  Y&R,
           consents  to  the  proposed  transfer,   which  consent  may  not  be
           unreasonably withheld.

       Prior to termination of the management voting trust, proposed transfers of shares of common stock, options to purchase common stock or other voting capital stock by management investors, other than transfers by will or intestate succession, to any party who as a result thereof, together with its affiliates, would own more than 20% of the outstanding shares are subject to a right of first refusal by each of Y&R and the H&F investors, exercisable in that order.


TRANSFER RESTRICTIONS

       The following transfer restrictions apply to shares of common stock issued to management investors under Regulation S under the Securities Act, but will not apply to shares of common stock sold in the common stock offerings. Under the by-laws, any direct or indirect sale, transfer, assignment, pledge, hypothecation or other encumbrance or disposition, each referred to as a "Transfer", of legal or beneficial ownership of any stock issued and sold by Y&R under Regulation S under the Securities Act, may be made only under an effective registration statement under the Securities Act or in a transaction that is exempt from, or not subject to, the registration requirements of the Securities Act. Neither Y&R nor any of its employees or agents will record any Transfer prohibited by the preceding sentence, and the purported transferee of a prohibited Transfer will not be recognized as a Y&R securityholder for any purpose whatsoever in respect of the security or securities that are the subject of the prohibited Transfer. The purported transferee in a prohibited Transfer will not be entitled, with respect to the securities purported to be transferred, to any rights of a Y&R securityholder, including without limitation, in the case of common stock, the right to vote the common stock or to receive dividends or distributions, if any, in respect of the common stock. All certificates representing securities subject to the transfer restrictions set forth in the by-laws will bear a legend to the effect that the securities represented by the certificates are subject to these restrictions, unless and until Y&R determines in its sole discretion that the legend may be removed consistent with applicable law.


NO PREEMPTIVE RIGHTS

       No holder of any class of stock of Y&R has any preemptive right to subscribe for or purchase any kind or class of securities of Y&R.


TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the common stock is The Bank of New York.


RIGHTS PLAN

       Y&R has adopted the rights plan and entered into a rights agreement between Y&R and The Bank of New York, as rights agent. Each outstanding share of common stock has attached to it one associated right. The terms of the rights are set forth in the rights agreement. The certificate of incorporation authorizes the board of directors to adopt a stockholder rights plan such as the rights plan.

       Each right entitles the registered holder under specified circumstances to purchase from Y&R one one-hundredth of a share of junior preferred stock at a purchase price of $87.50, subject to adjustment (the "purchase price"). The purchase price is payable in cash or by certified check or bank draft.

       Junior preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of junior preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be


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

entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of shares of junior preferred stock will be entitled to a minimum preferential liquidation payment of $1 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of the liquidation payment. Each share of junior preferred stock will have 100 votes, voting together with the common stock and the money market preferred stock and, in the event of specified dividend aggregates, will also have the right, voting as a class, to elect one director. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of junior preferred stock will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions. Because of the nature of their dividend, liquidation and voting rights, the value of the one-one-hundredth interest in a share of junior preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

       Until the close of business on the distribution date, the rights will be evidenced by the certificates representing shares of common stock and no separate right certificates will be issued or distributed. All shares of common stock issued prior to the earlier of the distribution date or the expiration date will be issued with rights.

       The term "distribution date" means the earlier of:

       o   the tenth business day after the stock acquisition date; and

       o the tenth business day (or a later day as may be determined by action of the board of directors prior to the time as any person becomes an acquiring person) after the date of the commencement by any person (other than any company entity) of, or the first public announcement of the intent of any person (other than any company entity) to commence (which intention to commence remains in effect for five business days after this announcement), a tender or exchange offer the completion of which would result in any person becoming an acquiring person.

       The term "stock acquisition date" means the time and day of the first public announcement, including by the filing of a report pursuant to the Exchange Act, by Y&R or an acquiring person indicating that an acquiring person has become an acquiring person.

       The term "acquiring person" means:

       (i) any person (other than the H&F investors and other than any Permitted H&F 15% Transferee) who or which, together with all affiliates and associates of that person, acquires beneficial ownership of 15% or more of the then outstanding shares of common stock (other than as a result of an approved offer);

       (ii) the H&F investors if the H&F investors, together with all of their affiliates and associates, acquire beneficial ownership of any additional shares of common stock such that following this acquisition (A) the H&F investors beneficially own in excess of 15% of the then outstanding shares of common stock and (B) if the management voting trust is then in existence, following this acquisition the H&F investors beneficially own a greater percentage of the diluted shares outstanding than the percentage of the diluted shares outstanding subject to the management voting trust at the time of this acquisition (it being understood that neither sales by, nor termination of, the management voting trust will trigger this provision absent a subsequent acquisition of beneficial ownership of additional shares by the H&F investors or any of their affiliates or associates); or

       (iii) any Permitted H&F 15% Transferee if contemporaneously with or subsequent to the transfer from the H&F investors that resulted in that person becoming a Permitted H&F 15% Transferee, that Permitted H&F 15% Transferee, together with all affiliates and associates of that Permitted H&F 15% Transferee, acquires beneficial ownership of any additional shares.

       Notwithstanding the foregoing:

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

       (1) a person shall not become an acquiring person if that person, together with all of its affiliates and associates, becomes the beneficial owner of 15% or more (in the case of clause (i) above) of the then outstanding shares of common stock as a result of a reduction in the number of shares of common stock outstanding due to the repurchase of shares of common stock by Y&R, unless and until such time as that person purchases or otherwise becomes (as a result of actions taken by that person or any of its affiliates or associates) the beneficial owner of any additional shares of common stock; and

       (2)   the term  "acquiring  person" shall not include any company entity;
             and

       (3) the term "acquiring person" shall not include any person who or which, together with all affiliates and associates of that person, becomes the beneficial owner of 15% or more of the then outstanding shares of common stock (in the case of clause (i) above) or any additional shares of common stock (in the case of clauses (ii) and
             (iii) above) but who acquired beneficial ownership of shares of common stock inadvertently, and that person promptly (and in any event within 10 business days after being so requested by Y&R) enters into an irrevocable commitment satisfactory to the board of directors promptly (and in any event within 20 business days or a shorter period as shall be determined by the board of directors) to divest, and thereafter promptly divests as required by the irrevocable commitment, sufficient shares of common stock so that that person, together with all of its affiliates and associates, ceases to be a beneficial owner of 15% or more of the then outstanding shares of common stock (in the case of clause (i) above) or any additional shares of common stock (in the case of clauses (ii) and (iii) above).

       The term "company entity" means any of Y&R, any wholly owned subsidiary of Y&R, any employee benefit plan or employee stock plan of Y&R or any wholly owned subsidiary of Y&R, any person or entity holding shares of common stock which was organized, appointed or established by Y&R or any of its wholly owned subsidiary for or under the terms of any employee benefit plan or employee stock plan, the management voting trust, the restricted stock trust, the trustees under the management voting trust or the restricted stock trust, any affiliate or associate of the management voting trust or the restricted stock trust or any trustee under either of these trusts and any group that includes the management voting trust, the restricted stock trust, any trustee under either of these trusts or any affiliate or associate thereof.

       The term "Permitted H&F 15% Transferee" means any person who is a Permitted H&F Transferee who or which, immediately after the transfer from the H&F investors that resulted in that person becoming a Permitted H&F Transferee, together with all affiliates and associates of that person, is the beneficial owner of 15% or more of the then outstanding shares of common stock.

       The term "Permitted H&F Transferee" means any person that acquires beneficial ownership of shares of common stock from the H&F investors in a transfer that is either not restricted under, or occurs in compliance with, the transfer restrictions applicable to the H&F investors set forth in the amended stockholders' agreement.

       The term "approved offer" means a tender offer or exchange offer for all the outstanding shares of common stock which is at a price and on terms approved, prior to the acceptance for payment of shares under the tender or exchange offer, by the board of directors.

       The term "diluted shares outstanding" as of any given time means the sum of (a) the number of shares of common stock then issued and outstanding (including all shares of common stock held in the restricted stock trust) and
(b) the number of shares of common stock issuable upon exercise of the (1) HFCP options, as defined in the amended stockholders' agreement, and the rollover options and (2) all other options, warrants and rights to acquire, and the conversion of any securities convertible into, shares of common stock, to the extent these rights to acquire shares of common stock are then exercisable. For purposes of clause (ii)(B) of the definition of "acquiring


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

person" above, when calculating the percentage of the diluted shares outstanding owned by the H&F investors or the management voting trust, as the case may be, the H&F investors or the management voting trust, as the case may be, shall be deemed to own all shares of common stock beneficially owned by them assuming the exercise of all of their options, warrants and rights to acquire, and the conversion by them of any securities convertible into, shares of common stock to the extent, but only to the extent, these rights to acquire shares of common stock are then exercisable by them. For purposes of calculating the percentage of diluted shares outstanding owned by the management voting trust, the management voting trust shall be deemed to own all shares of common stock (including all shares of common stock required to be deposited thereunder upon exercise of vested options) then subject to the management voting trust.

       The rights agreement provides that, until the distribution date, the rights will be transferred with and only with the common stock. Certificates representing shares of common stock issued prior to the earlier of the distribution date and the expiration date will contain a legend incorporating the rights agreement by reference. Until the distribution date, the surrender for transfer of any of the certificates representing shares of common stock issued prior to the distribution date will also constitute the transfer of the rights associated with the common stock represented by that certificate. Until the distribution date, the number of rights associated with each share of common stock will be proportionately adjusted in the event of any dividend in common stock on the common stock or subdivision, combination or reclassification of the common stock. In the event that Y&R purchases or acquires any shares of common stock prior to the distribution date, any rights associated with those shares of common stock shall be deemed canceled and retired so that Y&R shall not be entitled to exercise any rights associated with the shares of common stock that are no longer outstanding. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights. The rights are not exercisable until the distribution date. The rights will expire at the close of business on May 31, 2008, unless they have previously expired in connection with an approved offer or have been previously exchanged for shares of common stock or have been previously redeemed by Y&R as described below.

       Immediately upon the stock acquisition date, proper provision shall be made so that each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in specified circumstances, cash, property or other securities of Y&R) having a preexisting market value (as of shortly before the stock acquisition date), equal to two times the then current purchase price of the right. Notwithstanding any of the foregoing, following the occurrence of the stock acquisition date, all rights that are, or (under circumstances specified in the rights agreement) were, beneficially owned by any acquiring person and specified related parties will become null and void.

       To illustrate the rights described in the preceding paragraph, at a purchase price of $87.50 per right, each right not owned by an acquiring person (or by specified related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase common stock (or other consideration, as noted above) with a preexisting market value of $175.00 for $87.50. Assuming that the common stock has a preexisting market value of $25.00 per share at that time, the holder of each right would be entitled to purchase seven shares of common stock for $87.50.

       In  the  event  that,  at  any time following the stock acquisition date,
(1) Y&R  is  acquired  in  a merger or other business consolidation transaction,
(2) Y&R is the surviving corporation in a merger or other business consolidation with any person and the common stock is changed into or exchanged for stock or other securities of any other person or cash or any other property (other than, in the case of any transaction described in (1) or (2), a merger or consolidation that would result in all of the voting securities of Y&R outstanding immediately prior thereto continuing to represent all of the voting securities of Y&R or the surviving entity outstanding immediately after the merger or consolidation and holders of these securities not having changed as a result of the merger or consolidation) or (3) 50% or more of Y&R's assets or earning power is sold


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

or transferred, each holder of a right (except rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the then current purchase price of the right.

       The purchase price payable, and the fraction of a share of junior preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

       o in the event of a stock dividend on, or a subdivision, combination or reclassification of, the junior preferred stock (prior to the distribution date) or the common stock;

       o if holders of the junior preferred stock are granted specified rights or warrants to subscribe for junior preferred stock or convertible securities at less than the current market price of the junior preferred stock; or

       o upon the distribution to holders of the junior preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends below specified levels or dividends payable in shares of junior preferred stock) or of subscription rights or warrants, other than those referred to above.

       With exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. In addition, to the extent that Y&R does not have sufficient shares of common stock issuable upon exercise of the rights following the stock acquisition date, Y&R may, in some circumstances, reduce the purchase price. No fractional shares of junior preferred stock (other than fractions which are integral multiples of one one-hundredth) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the junior preferred stock or the common stock on the last trading date prior to the date of exercise.

       At any time until the stock acquisition date, Y&R may redeem the rights in whole, but not in part, at a price of $0.01 per right payable in cash, shares of common stock or other consideration deemed appropriate by the board of directors. Immediately upon the action of the board of directors ordering redemption of the rights, the rights will terminate and thereafter the only right of the holders of rights will be to receive the $0.01 redemption price. In addition, at any time after the stock acquisition date, the board of directors may elect to exchange all or part of the then-outstanding and exercisable rights (other than rights that have become null and void as described above) for one share of common stock. Both the redemption price and the exchange rate are subject to adjustment.

       Until a right is exercised, the holder thereof will have no rights as a stockholder of Y&R, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to Y&R, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for common stock (or other consideration) or for common stock of an acquiring company as set forth above.

       Any of the provisions of the rights agreement may be amended by the board of directors prior to the stock acquisition date. After the stock acquisition date, the provisions of the rights agreement may be amended by the board of directors in order to cure any ambiguity, to correct any defects or inconsistencies, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person) or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption or to modify the ability or inability of the board of directors to redeem the rights may be made when the rights are not redeemable.

       As long as the rights are attached to the common stock, Y&R will issue one right for each share of common stock issued prior to the distribution date so that all those shares will have attached rights. Two million five hundred thousand shares of junior preferred stock initially have been reserved for issuance upon exercise of the rights.

       The rights have anti-takeover effects. See "--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the By-Laws, the Rights Plan and Delaware Law."

       The foregoing summary of terms of the rights is qualified in its entirety by reference to the rights agreement, which is filed as an exhibit to the registration statement and is incorporated herein by reference.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, THE
   BY-LAWS, THE RIGHTS PLAN AND DELAWARE LAW


       The certificate of incorporation, the by-laws, the rights plan and the Delaware general corporation law contain provisions that could make more difficult the acquisition of control of Y&R by means of a tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of these provisions in the certificate of incorporation, the by-laws, the rights plan and the Delaware general corporation law. The following description is intended as a summary only and is qualified in its entirety by reference to the certificate of incorporation, the by-laws and the rights agreement, which have been filed as exhibits to the registration statement of which this prospectus forms a part, and to the Delaware general corporation law. Upon completion of the common stock offerings, the management voting trust will hold 35.2% of the outstanding shares of common stock (assuming the exercise of all currently vested options held by management investors), which could discourage potential acquisition proposals and could delay or prevent a change in control of Y&R. See "Description of Capital Stock--The Management Voting Trust Agreement."


       CLASSIFIED BOARD OF DIRECTORS; REMOVAL OF DIRECTORS. The certificate of incorporation provides that the number of directors will be not less than five nor more than fifteen, with the exact number of directors to be determined from time to time by a majority of the entire board of directors. The directors will be divided into three classes, as nearly equal in number as is possible, serving staggered three-year terms so that directors' initial terms will expire at the annual meeting of Y&R's stockholders held in 1999, 2000 and 2001, respectively. Starting with the 1999 annual meeting of Y&R's stockholders, one class of directors will be elected each year for a three-year term. See "Management."

       Y&R believes that a classified board of directors will help to assure the continuity and stability of the board of directors and Y&R's business strategies and policies, since a majority of the directors at any given time will have had prior experience as directors of Y&R. Y&R believes that this in turn will permit the board of directors to represent more effectively the interests of stockholders.

       With a classified board of directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the members of the board of directors. As a result, the classification of the board of directors of Y&R may discourage proxy contests for the election of directors, unsolicited tender offers or purchases of a substantial block of the common stock because it could prevent an acquirer from obtaining control of the board of directors in a relatively short period of time. In addition, pursuant to the Delaware general corporation law and the certificate of incorporation, a director may be removed only for cause and only by the affirmative vote of holders of not less than 80% of the outstanding shares of common stock entitled to vote thereon. As a result, a classified board of directors delays stockholders who do not agree with the policies of the board of directors from replacing directors, unless they can demonstrate that the directors should be removed for cause and obtain the requisite vote. This delay may help ensure that the board of directors, if confronted with a proxy contest or an unsolicited proposal for an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes is the best interest of Y&R's stockholders.

       FILLING VACANCIES ON THE BOARD OF DIRECTORS. The certificate of incorporation provides that, subject to the rights of holders of any shares of preferred stock, any vacancy in the board of directors that results from an increase in the number of directors may be filled only by a majority of the directors then in office, provided that a quorum is present. The certificate of incorporation provides that any other vacancy in the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Accordingly, these provisions could temporarily prevent any stockholder from obtaining majority representation on the board of directors by


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
enlarging the board of directors and filling the new directorships with its own nominees.

       WRITTEN CONSENTS AND SPECIAL MEETINGS. The certificate of incorporation provides that no action required or permitted to be taken at any annual or special meeting of stockholders may be taken by stockholders of Y&R except at an annual or special meeting. The by-laws provide that special meetings of stockholders may be called only by the chairman of the board of directors or the board of directors. Stockholders are not permitted to call a special meeting or to require that the board of directors call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purpose or purposes specified in the written notice of the meeting. The provisions of the certificate of incorporation prohibiting action by written consent without a meeting and the provisions of the by-laws governing the calling of and matters considered at special meetings may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. These provisions also would prevent the holders of a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors from using the written consent procedure to take stockholder action and from taking action by written consent without giving all the stockholders entitled to vote on a proposed action the opportunity to participate in determining the proposed action at a meeting.

       ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS. The by-laws establish an advance notice provision with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors, or the bringing before any annual meeting of any stockholder proposal, which we refer to as the notice of meeting provision.

       The notice of meeting provision provides that, subject to any rights of holders of any preferred stock, business other than that proposed by the board of directors may be transacted and candidates for director other than those selected by the board of directors may be nominated at the annual meeting only if the Secretary of Y&R has received a written notice identifying the business or candidates and providing specified additional information not less than ninety nor more than one hundred twenty days before the first Tuesday in June (or, if the board of directors has set a different date for the annual meeting, not less than ninety nor more than one hundred twenty days before the other date or, if the other date has not been publicly disclosed or announced at least one hundred five days in advance, then not less than fifteen days after its public disclosure or announcement). In addition, not more than ten days after receipt by the sponsoring stockholder of the Secretary's written request, the sponsoring stockholder must provide the Secretary with additional information as the Secretary may reasonably require.

       By requiring advance notice of nominations by stockholders, the notice of meeting provision will afford the board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, to inform the stockholders about these qualifications. By requiring advance notice of proposed business, the notice of meeting provision will provide the board of directors with a meaningful opportunity to inform stockholders, prior to the meeting, of any business proposed to be conducted at the meeting, together with any recommendation or statement of the board of directors' position as to action to be taken with respect to the proposed business, so as to enable stockholders better to determine whether they desire to attend the meeting or to grant a proxy to the board of directors as to the disposition of any proposed business. Although the by-laws do not give the board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of these nominees or proposals might be harmful or beneficial to Y&R and its stockholders.

       RESTRICTIONS ON AMENDMENT. The certificate of incorporation provides that the approval of holders of at least 80% of the voting power


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
entitled to vote generally in the election of directors, voting together as a single class, is required to adopt any charter provision inconsistent with or to alter, amend or repeal the provisions of the certificate of incorporation:

       o   classifying the board of directors;

       o   governing the removal of directors;

       o establishing the minimum and maximum number of members of the board of directors;

       o   eliminating the ability of stockholders to act by written consent;

       o authorizing the board of directors to consider the interests of clients and other customers, creditors, employees and other constituencies of Y&R and its subsidiaries and the effect upon communities in which Y&R and its subsidiaries do business, in evaluating proposed corporate transactions;

       o establishing the board of directors' authority to issue, without a vote or any other action of the stockholders, any or all authorized shares of stock of Y&R, securities convertible into or exchangeable for any authorized shares of stock of Y&R and warrants, options or rights to purchase, subscribe for or otherwise acquire shares of stock of Y&R for any of these forms of consideration and on such terms as the board of directors in its discretion lawfully may determine; and

       o authorizing the by-laws of Y&R to establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of Y&R. In addition, the certificate of incorporation provides that the approval of the board of directors or the affirmative vote of the holders of 80% of the voting power entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal the above provisions of the certificate of incorporation or to adopt any provision of the certificate of incorporation inconsistent with the above provisions or to alter, amend or repeal specified provisions of the by-laws or to adopt any provision of the by-laws inconsistent with the above provisions.

       PREFERRED STOCK. Subject to the certificate of incorporation and applicable law, the authority of the board of directors with respect to each series of preferred stock, excluding the money market preferred stock, includes but is not limited to the authority to generally determine the following: the designation of each series, the number of shares initially constituting each series and whether to increase or decrease the number of shares, dividend rights and rates, terms of redemption and redemption prices, liquidation preferences, voting rights, conversion rights, whether a sinking fund will be provided for the redemption of the shares of each series and, if so, the terms and conditions thereof, and whether a purchase fund shall be provided for the shares of each series and, if so, the terms and conditions thereof.

       Y&R believes that the availability of the preferred stock will provide increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Having these authorized shares available for issuance will allow Y&R to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by the stockholders, unless further action is required by applicable law or the rules of any stock exchange on which Y&R's securities may be listed. Although the board of directors has no current intention to do so, it would have the power, subject to applicable law, to issue a series of preferred stock that could, depending on the terms of this series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, this series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block the transaction. The board of directors will make any determination to issue these shares based on its judgment as to the best interests of Y&R and its stockholders. The board of directors, in so acting, could issue preferred stock having terms which could


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

discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then market price of the stock. See "--Rights Plan."

       OTHER CONSIDERATIONS. Our certificate of incorporation generally provides that, in determining whether to take or refrain from taking corporate action on any matter, including proposing any matter to the stockholders of Y&R, the board of directors may, but shall not be obligated to, take into account the interests of clients and other customers, creditors, employees and other constituencies of Y&R and its subsidiaries and the effect upon communities in which Y&R and its subsidiaries do business.

       EFFECTS OF THE RIGHTS PLAN. The rights plan is designed to protect stockholders of Y&R in the event of unsolicited offers to acquire Y&R and other coercive takeover tactics which, in the opinion of the board of directors, could impair its ability to represent stockholder interests. The provisions of the rights agreement may render an unsolicited takeover of Y&R more difficult or less likely to occur or might prevent the takeover, even though the takeover may offer Y&R's stockholders the opportunity to sell their stock at a price above the then prevailing market rate and may be favored by a majority of Y&R's stockholders. See "--Rights Plan." The certificate of incorporation authorizes the board of directors to adopt a stockholder rights plan.

       DELAWARE BUSINESS COMBINATION STATUTE. The terms of Section 203 of the Delaware general corporation law apply to Y&R. With exceptions, Section 203 generally prohibits an "interested stockholder" from engaging in a broad range of "business combination" transactions, including mergers, consolidations and sales of 10% or more of a corporation's assets, with a Delaware corporation for three years following the date on which the person became an interested stockholder unless:

       o the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of directors of the corporation before the person becomes an interested stockholder;

       o upon completion of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans; or

       o on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

       Under Section 203, an "interested stockholder" is generally defined as any person (and the affiliates and associates of that person), other than the corporation and any direct or indirect majority-owned subsidiary, that is:

       o the owner of 15% or more of the outstanding voting stock of the corporation; or

       o an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether that person is an interested stockholder.

       The restrictions contained in Section 203 do not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding voting shares, but this stockholder action generally does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. The certificate of incorporation and by-laws do not exclude Y&R from the restrictions imposed under Section 203, but the certificate of incorporation provides that in no case shall the H&F investors or any person who is a Permitted H&F 15% Transferee, regardless


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

of the total percentage of the common stock or other voting stock owned by the H&F investors or the Permitted H&F 15% Transferee, be deemed an interested stockholder for any purpose under Section 203 whatsoever.

       In some circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage companies interested in acquiring Y&R to negotiate in advance with the board of directors, because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the board of directors. It is further possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.


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

                        SHARES ELIGIBLE FOR FUTURE SALE

       Sales of substantial amounts of common stock in the public market following the common stock offerings could adversely affect the market price of the common stock and could impair Y&R's future ability to raise capital through the sale of its equity securities.


       Upon   the   closing  of  the  common  stock  offerings,  Y&R  will  have outstanding 69,754,728 shares of common stock. Of these shares, approximately:

       o 50,418,036 shares will be freely tradeable by persons, other than "affiliates" of Y&R, without restriction under the Securities Act; and

       o 19,336,692 shares will be "restricted" securities, within the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.


       In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including any affiliate of Y&R, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate of Y&R, would be entitled to sell within any three-month period, a number of shares that does not exceed the greater of:


       o   one  percent  of  the  number  of  common   stock  then   outstanding
           (approximately 697,547 shares immediately after the common stock offerings); or


       o the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

       Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about Y&R. Under Rule 144(k), a person who is not deemed to have been an affiliate of Y&R at any time during the 90 days preceding a sale, and who has beneficially owned restricted securities for at least two years, including the holding period of any prior owner except an affiliate of Y&R, is entitled to sell these shares without complying with the manner of sale, public information requirements, volume limitations or notice requirements of Rule 144. Sales of shares by affiliates of Y&R will continue to be subject to these volume limitations, and manner of sale, notice and public information requirements.


REGISTRATION RIGHTS AGREEMENT

       In connection with the recapitalization of Y&R in 1996, Y&R, the recapitalization investors and the management voting trust entered into a registration rights agreement in favor of the recapitalization investors and, to the extent necessary to permit a management investor to pay taxes when sales of common stock by the management investor would not otherwise be permitted, the management investors, under which registration rights are available after the completion of the common stock offerings. Under the registration rights agreement, Y&R has granted:

       o the recapitalization investors the right to require, subject to the terms and conditions set forth in the registration rights agreement, Y&R to register shares of common stock held by them for sale in accordance with their intended method of disposition of those shares; and

       o the management voting trust the right to require, subject to the terms and conditions set forth in the registration rights agreement, Y&R to register the number of shares of common stock as is necessary to permit management investors to pay taxes as a result of the exercise by the management investors of rollover options or closing options or the vesting of restricted stock awarded to the management investors (each a "demand registration"), provided that in the case of the management voting trust this request may not be made without the consent of Y&R.

       Subject to limitations set forth in the registration rights agreement, the recapitalization investors may request up to four demand registrations and the management voting trust may request up to two demand registrations. Y&R will not be required to effect any demand registration if:

       o the aggregate market value of the shares of common stock proposed to be registered is less than $100 million; or

       o the demand registration is requested by the recapitalization investors or the management voting trust within six months of the effective date of a prior demand registration requested by the recapitalization investors or the management voting trust, respectively.

       Y&R may postpone the filing of a demand registration for up to 60 days in some circumstances.

       In addition, Y&R has granted the recapitalization investors and the management voting trust (to the extent of the number of shares of common stock as is necessary to permit management investors to pay taxes as a result of the exercise by the management investors of rollover options or closing options or the vesting of restricted stock awarded to the management investors) the right, subject to exceptions set forth in the registration rights agreement, to participate in registrations of common stock initiated by Y&R on its own behalf or on behalf of any other stockholder (a "piggy-back registration"). The recapitalization investors exercised these piggy-back registration rights in connection with the offering of common stock completed on November 30, 1998.

       The registration rights agreement provides that if requested by the managing underwriter(s) of any underwritten offering of shares of common stock, the recapitalization investors and the management voting trust will agree, on the same terms applicable to officers and directors of Y&R, not to effect any public sale or distribution of any shares of common stock for a period of up to 180 days following and 15 days prior to the date of the final prospectus contained in the registration statement filed in connection with that offering. See "Underwriting."

       Y&R is required to pay expenses incurred by it and the reasonable fees and disbursements of one counsel to the selling stockholders under the registration rights agreement in connection with the demand and piggy-back registrations under the registration rights agreement. In connection with any registration under the registration rights agreement, Y&R has agreed to indemnify five of the recapitalization investors against liabilities, including liabilities under the Securities Act, and to contribute to payments they may be required to make. The registration rights agreement will terminate on December 12, 2011.

          CERTAIN U.S. TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

       The following is a general discussion of U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a person that, for U.S. federal income tax purposes, is not a U.S. person (a "non-U.S. holder"). For purposes of this section a "U.S. person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and
(2) one or more United States persons have the authority to control all of the trust's substantial decisions, and the term "United States" means the United States of America, including the States and the District of Columbia. The discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position. Accordingly, each
non-U.S. holder is urged to consult its own tax advisor with respect to the U.S. tax consequences of the ownership and disposition of common stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

DIVIDENDS

       Dividends paid to a non-U.S. holder of common stock ordinarily will be subject to withholding of U.S. federal income tax at a 30 percent rate, or at a lower rate under an applicable income tax treaty that provides for a reduced rate of withholding. However, if the dividends are effectively connected with the conduct by the holder of a trade or business within the United States, then the dividends will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis.

GAIN ON DISPOSITION OF COMMON STOCK

       A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain realized on a disposition of common stock, provided that
(a) the gain is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States and (b) in the case of a non-U.S. holder who is an individual and who holds the common stock as a capital asset, the holder is present in the United States for less than 183 days in the taxable year of the sale and other conditions are met.

FEDERAL ESTATE TAXES

       Common stock owned or treated as being owned by an individual non-U.S. holder at the time of death will be included in the holder's gross estate for U.S. federal estate tax purposes (and thereby may be subject to U.S. federal estate tax), unless an applicable estate tax treaty provides otherwise.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

       U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on common stock to a non-U.S. holder address outside the United States, except that with regard to payments made after December 31, 1999, a non-U.S. holder will be entitled to this exemption only if it provides a Form W-8 or satisfies certain documentary evidence requirements for establishing that it is a non-United States person or otherwise establishes an exemption. As a general matter, information reporting and backup withholding also will not apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements but not backup withholding will apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a broker if the broker (1) is a U.S. person, (2) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a "controlled foreign corporation" as to the United States, or (4) with respect to payments made after December 31, 2000, is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of common stock will be subject to both backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

                                 UNDERWRITING

       Subject to the terms and conditions of an Underwriting Agreement, dated , 1999 (the "Underwriting Agreement"), the U.S. Underwriters named below
(the "U.S. Underwriters"), who are represented by Bear, Stearns & Co. Inc. ("Bear Stearns"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Goldman, Sachs & Co., ING Baring Furman Selz LLC, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. (the "U.S. Representatives"), and the International Managers named below (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), who are represented by Bear, Stearns International Limited, Cazenove & Co., Donaldson, Lufkin & Jenrette International, Goldman Sachs International, ING Barings Ltd. as agent for ING Bank N.V., London Branch, Morgan Stanley & Co. International Limited and Salomon Brothers International Limited (the "International
Representatives",   and   together   with   the   U.S.   Representatives,   the
"Representatives"), have severally agreed to purchase from the selling stockholders the respective number of shares of common stock set forth opposite their names below.


                                                                             NUMBER
     U.S. UNDERWRITERS                                                     OF SHARES
     -----------------                                                     ---------
     Bear, Stearns & Co. Inc. ...........................................
     Donaldson, Lufkin & Jenrette Securities Corporation ................
     Goldman, Sachs & Co. ...............................................
     ING Baring Furman Selz LLC .........................................
     Morgan Stanley & Co. Incorporated ..................................
     Salomon Smith Barney Inc. ..........................................
                                                                              --------
      Subtotal ..........................................................   12,000,000

     INTERNATIONAL MANAGERS
     ----------------------
     Bear, Stearns International Limited ................................
     Cazenove & Co. .....................................................
     Donaldson, Lufkin & Jenrette International .........................
     Goldman Sachs International ........................................
     ING Barings Ltd. as agent for ING Bank N.V., London Branch .........
     Morgan Stanley & Co. International Limited .........................
     Salomon Brothers International Limited .............................
      Subtotal ..........................................................    3,000,000
                                                                            ----------
       Total ............................................................   15,000,000
                                                                            ==========

            -------------------------------------------------------

       The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions set forth in the Underwriting Agreement. The Underwriters are obligated to purchase and accept delivery of all the shares of common stock offered hereby, other than those shares covered by the over-allotment option described below, if any are purchased.

       The Underwriters initially propose to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to certain dealers including
the  Underwriters, at that price less a concession not in excess of $        per
share.  The  Underwriters  may  allow, and such dealers may re-allow, to certain
other  dealers  a  concession  not  in  excess  of  $       per share. After the
initial offering of the common stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

       The H&F investors and certain other selling stockholders have granted to the U.S. Underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 2,250,000 additional shares of common stock at the initial public offering price less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the common stock offerings. To the extent that the U.S. Underwriters exercise such option, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the U.S. Underwriter's percentage underwriting commitment in the U.S. portion of the common stock offerings as indicated in the preceding table.

       Y&R and the selling stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect of those liabilities.


       Each of Y&R, certain of the management investors and certain other stockholders, including the selling stockholders, who upon completion of the common stock offerings collectively will hold an aggregate of 36,182,313 shares and shares subject to vested options, has agreed not to:


       o offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

       o enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of these transactions are to be settled by the delivery of common stock, or such other securities, in cash or otherwise) for a period of 120 days after the date of this prospectus without the prior written consent of Bear Stearns and DLJ (and, in the case of management investors, Y&R), except that:

       o Y&R may grant stock options or stock awards under Y&R's existing benefit or compensation plans;

       o Y&R may issue shares of common stock upon the exercise of options, warrants or rights or the conversion of currently outstanding securities;

       o the H&F investors may transfer shares of common stock to partners or affiliates thereof in transactions not involving a public offering provided that each transferee agrees in writing to be bound by the restrictions set forth in this paragraph;

       o Y&R may issue, offer and sell shares of common stock or securities convertible, exercisable or exchangeable therefor in transactions not involving a public offering as consideration for the acquisition, by merger or otherwise, of one or more entities provided that each recipient of such securities agrees in writing to be bound by the restrictions set forth in this paragraph; and

       o Y&R and any management investor may enter into any transaction or arrangement pursuant to which Y&R withholds delivery of shares of common stock (including shares of common stock (a) held in the restricted stock trust under our restricted stock plan, as amended,
           (b) held in the deferral trust under our deferred compensation plan or (c) deliverable pursuant to the exercise of options) to any management investor or accepts delivery of shares of common stock or options to purchase shares of common stock from any management investor to fund taxes due as a result of the exercise of options by such management investor or as a result of the receipt of shares from such trusts or to pay the exercise price in respect of options exercised by such management investor.

       In addition, during this period, Y&R has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of Y&R, including the selling stockholders, has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Bear Stearns and DLJ.

       Y&R has agreed with the Underwriters to enforce Y&R's rights under the foregoing agreements to prohibit transfers of common stock and the making of demands for registration of common stock. In addition, certain of the management investors hold an aggregate of 3,501,733 shares of common stock in a deferral trust under the deferred compensation plan, which shares are not transferable for a period of at least 120 days.


       Under an Agreement Between U.S. Underwriters and International Managers (the "Intersyndicate Agreement"), each U.S. Underwriter has represented and agreed that, with certain exceptions:

       o it is not purchasing any shares of common stock offered by this prospectus for the account of anyone other than a United States or Canadian Person (as defined below); and

       o it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of common stock offered by this prospectus or distribute any prospectus relating to such shares of common stock outside the United States or Canada or to anyone other than a United States or Canadian Person.

       Under the Intersyndicate Agreement, each International Manager has represented and agreed that, with certain exceptions:

       o it is not purchasing any shares of common stock offered by this prospectus for the account of any United States or Canadian Person; and

       o it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of common stock offered by this prospectus or distribute any prospectus relating to such shares of common stock in the United States or Canada or to any United States or Canadian Person.

       With respect to any Underwriter that is both a U.S. Underwriter and an International Manager, the foregoing representations and agreements (1) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (2) made by it in its capacity as an International Manager apply only to it in its capacity as an International Manager. The foregoing limitations do not apply to stabilization transactions and to other transactions specified in the Intersyndicate Agreement. As used herein, "United States or Canadian Person" means any individual who is resident in the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or of any political subdivision thereof, other than the foreign branch of any United States or Canadian Person, and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

       Under the Intersyndicate Agreement, sales may be made between the syndicates of U.S. Underwriters and International Managers of a number of the shares of common stock offered by this prospectus as may be mutually agreed. Unless otherwise determined by the Representatives, the per share price of any shares of common stock so sold shall be the initial public offering price set forth on cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth above.


       Under   the   Intersyndicate   Agreement,   each   U.S.  Underwriter  has
represented and agreed that:

       o it has not offered or sold and will not offer or sell, directly or indirectly, any shares of common stock offered by this prospectus in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof; and

       o without limiting the generality of the foregoing, any offer or sale of such shares of common stock in Canada will be made only under an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made.

       Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of common stock offered by this prospectus a notice stating in substance that by purchasing those shares of common stock that dealer represents and agrees that:

       o it has not offered or sold and will not offer or sell, directly or indirectly, any of those shares of common stock in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of securities laws thereof;

       o any offer or sale of those shares of common stock in Canada will be made only under an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made; and

       o it will send to any other dealer to whom it sells any of those shares of common stock a notice containing substantially the same statement as is contained in this sentence.

       Under the Intersyndicate Agreement, each International Manager has represented and agreed that:

       o it has not offered or sold and, prior to the date six months after the closing date for the sale of shares of common stock to the International Managers under the Underwriting Agreement, will not offer or sell, any shares of common stock offered by this prospectus to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

       o it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of common stock offered by this prospectus in, from or otherwise involving the United Kingdom; and

       o it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the common stock offerings to a person who is of a kind described in
           Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

       Under the Intersyndicate Agreement, each International Manager has further represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, any shares of common stock acquired in connection with the distribution contemplated by this prospectus in Japan or to or for the account of any resident thereof, except for offers or sales to Japanese International Managers or dealers and except under an exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law. Each International Manager has further agreed to send to any dealer who purchases from it any shares of common stock offered by this prospectus a notice stating in substance that by purchasing such shares of common stock such dealer represents and agrees that:

       o it has not offered or sold and will not offer or sell, directly or indirectly, any of those shares of common stock in Japan or to or for the account of any resident thereof, except for offers or sales to Japanese International Managers or dealers and except under an exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law; and

       o it will send to any other dealer to whom it sells any of such shares of common stock a notice containing substantially the same statement as is contained in this sentence.

       Other than in the United States, no action has been taken by Y&R, the selling stockholders or the Underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the common stock offerings and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

       In order to facilitate the common stock offerings, the Underwriters participating in the common stock offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the common stock offerings. Specifically, the Underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by Y&R. The Underwriters may elect to cover this short position by purchasing shares of common stock in the open market or by exercising the over-allotment options granted to the Underwriters. In addition, the Underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the common stock offerings are reclaimed if shares previously distributed in the common stock offerings are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. No representation is made as to the magnitude or effect of any stabilization or other transactions. These transactions, if commenced, may be discontinued at any time.

       Bear Stearns and DLJ from time to time perform investment banking and other financial services for Y&R and its affiliates for which Bear Stearns and DLJ may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. Alan D. Schwartz, an Executive Vice President and Head of the Investment Banking Department of Bear Stearns, is a member of the board of directors. BearTel Corp., a wholly owned subsidiary of The Bear Stearns Companies Inc., the parent company of Bear Stearns, is a selling stockholder in the common stock offerings. See "Selling Stockholders."

                                 LEGAL MATTERS

       The validity of the shares of common stock offered by this prospectus will be passed upon for Y&R by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Certain legal matters in connection with the common stock offerings will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

       The consolidated financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

       We have filed with the Securities and Exchange Commission a registration statement on Form S-1. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. For further information with respect to Y&R and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of those statements is qualified in all respects by the provisions of the exhibit, to which reference is hereby made.

       We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may review the registration statement, as well as reports and other information we have filed, without charge at the Commission's public reference room at 450 Fifth

Street, N.W., Washington, D.C. 20549. Copies may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or at the Commission's web site at http://www.sec.gov. These materials may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on the operation of the public reference rooms, please call 1-800-SEC-0330. You may also review these statements at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                                              PAGE
                                                                                             -----
Report of Independent Accountants ........................................................    F-2

Consolidated Balance Sheets as of December 31, 1998 and 1997 .............................    F-3

Consolidated Statements of Operations for the three years ended December 31, 1998 ........    F-4

Consolidated Statements of Cash Flows for the three years ended December 31, 1998 ........    F-5

Consolidated Statements of Changes in Equity (Deficit) for the three years ended
  December 31, 1998 ......................................................................    F-6

Notes to Consolidated Financial Statements ...............................................    F-7

Quarterly Financial Information ..........................................................   F-26

Consolidated Balance Sheets as of March 31, 1999 (unaudited) and December 31, 1998 .......   F-27

Unaudited Consolidated Statements of Operations for the three months ended March 31, 1999
 and 1998 ................................................................................   F-28

Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 1999
 and 1998 ................................................................................   F-29

Notes to Unaudited Consolidated Financial Statements .....................................   F-30

Financial Statement Schedule II--Valuation and Qualifying Accounts .......................    S-1

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Young & Rubicam Inc.


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in equity (deficit) present fairly, in all material respects, the financial position of Young & Rubicam Inc. (the "Company") and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
New York, New York
February 16, 1999

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                                      DECEMBER 31,
                                                                                             -------------------------------
                                                                                                  1998             1997
                                                                                             --------------   --------------
                                                                                               (IN THOUSANDS, EXCEPT SHARE
                                                                                                 AND PER SHARE AMOUNTS)
CURRENT ASSETS
 Cash and cash equivalents ...............................................................    $   122,138      $   160,263
 Accounts receivable, net of allowance for doubtful accounts of $17,938 and $14,125 at
  December 31, 1998 and 1997, respectively ...............................................        835,284          790,342
 Costs billable to clients ...............................................................         55,187           60,267
 Other receivables .......................................................................         37,177           35,218
 Deferred income taxes ...................................................................         46,803           32,832
 Prepaid expenses and other assets .......................................................         25,979           17,989
                                                                                              -----------      -----------
  Total Current Assets ...................................................................      1,122,568        1,096,911
                                                                                              -----------      -----------
NONCURRENT ASSETS
 Property and equipment, net .............................................................        150,413          125,014
 Deferred income taxes ...................................................................        158,646          124,192
 Goodwill, less accumulated amortization of $84,292 and $80,166 at December 31, 1998
  and 1997, respectively .................................................................        120,075          116,637
 Equity in net assets of and advances to unconsolidated companies ........................         38,397           26,393
 Other assets ............................................................................         45,156           48,660
                                                                                              -----------      -----------
  Total Noncurrent Assets ................................................................        512,687          440,896
                                                                                              -----------      -----------
  Total Assets ...........................................................................    $ 1,635,255      $ 1,537,807
                                                                                              ===========      ===========
CURRENT LIABILITIES
 Loans payable ...........................................................................    $    31,365      $    10,765
 Accounts payable ........................................................................      1,008,624          861,939
 Accrued expenses and other liabilities ..................................................        203,099          235,253
 Accrued payroll and bonuses .............................................................         77,078           65,458
 Income taxes payable ....................................................................         19,290           29,665
                                                                                              -----------      -----------
  Total Current Liabilities ..............................................................      1,339,456        1,203,080
                                                                                              -----------      -----------
NONCURRENT LIABILITIES
 Loans payable ...........................................................................         31,494          330,552
 Deferred compensation ...................................................................         30,635           31,077
 Other liabilities .......................................................................        114,128          119,354
                                                                                              -----------      -----------
  Total Noncurrent Liabilities ...........................................................        176,257          480,983
                                                                                              -----------      -----------
Commitments and Contingencies (Note 19) ..................................................
Minority Interest ........................................................................          4,573            6,987
                                                                                              -----------      -----------
MANDATORILY REDEEMABLE EQUITY SECURITIES
 Common stock, par value $.01 per share; authorized--250,000,000 shares; issued and outstanding--0 shares and 50,658,180 shares at December 31, 1998 and 1997,
  respectively ...........................................................................             --          508,471
                                                                                              -----------      -----------
STOCKHOLDERS' EQUITY (DEFICIT)
 Money Market Preferred Stock--cumulative variable dividend; liquidating value of
  $115 per share; one-tenth of one vote per share; authorized--50,000 shares; issued
  and outstanding--87 shares at December 31, 1998 and 1997 ...............................             --               --
 Cumulative Participating Junior Preferred Stock--minimum $1.00 dividend;
  liquidating value of $1.00 per share; 100 votes per share; authorized--2,500,000
  shares; issued and outstanding--0 shares at December 31, 1998 and 1997 .................             --               --
 Common stock, par value $.01 per share; authorized--250,000,000 shares; issued and outstanding--66,374,569 shares and 11,086,950 shares at December 31, 1998 and
  1997, respectively (excluding 3,976,941 shares and 1,115,160 shares in treasury) .......            704              111
 Capital surplus .........................................................................        934,676           23,613
 Accumulated deficit .....................................................................       (758,292)        (522,866)
 Cumulative translation adjustment .......................................................        (10,810)         (16,577)
 Pension liability adjustment ............................................................         (1,738)            (706)
                                                                                              -----------      -----------
                                                                                                  164,540         (516,425)
 Common stock in treasury, at cost .......................................................        (49,571)          (8,550)
 Unearned compensation--Restricted Stock .................................................             --         (136,739)
                                                                                              -----------      -----------
  Total Stockholders' Equity (Deficit) ...................................................        114,969         (661,714)
                                                                                              -----------      -----------
    Total Liabilities, Mandatorily Redeemable Equity Securities and Stockholders'
     Equity (Deficit) ....................................................................    $ 1,635,255      $ 1,537,807
                                                                                              ===========      ===========

                  The accompanying notes are an integral part
                   of these consolidated financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                       YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                   1998          1997          1996
                                                              ------------- ------------- -------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                              AMOUNTS)
Revenues ....................................................  $ 1,522,464   $ 1,382,740   $1,222,139
Compensation expense, including employee benefits ...........      903,948       836,150      730,261
General and administrative expenses .........................      455,578       463,936      391,617
Other operating charges .....................................      234,449        11,925       17,166
Recapitalization-related charges ............................           --            --      315,397
                                                               -----------   -----------   ----------
Operating expenses ..........................................    1,593,975     1,312,011    1,454,441
                                                               -----------   -----------   ----------
(Loss) income from operations ...............................      (71,511)       70,729     (232,302)
Interest income .............................................        8,315         8,454       10,269
Interest expense ............................................      (26,001)      (42,879)     (28,584)
Other income ................................................        2,200            --           --
                                                               -----------   -----------   ----------
(Loss) income before income taxes ...........................      (86,997)       36,304     (250,617)
Income tax (benefit) provision ..............................       (2,644)       58,290      (20,611)
                                                               -----------   -----------   ----------
                                                                   (84,353)      (21,986)    (230,006)
Equity in net income (loss) of unconsolidated companies              4,707           342       (9,837)
Minority interest in net (income) loss of consolidated
 subsidiaries ...............................................       (1,989)       (2,294)       1,532
                                                               -----------   -----------   ----------
Loss before extraordinary charge ............................      (81,635)      (23,938)    (238,311)
Extraordinary charge for early retirement of debt, net of
 tax benefit of $2,834 ......................................       (4,433)           --           --
                                                               -----------   -----------   ----------
Net loss ....................................................  $   (86,068)  $   (23,938)  $ (238,311)
                                                               ===========   ===========   ==========
Loss per share (basic and diluted):
 Loss before extraordinary charge ...........................  $     (1.34)  $     (0.51)
 Extraordinary charge .......................................        (0.08)           --
                                                               -----------   -----------
 Net loss ...................................................  $     (1.42)  $     (0.51)
                                                               ===========   ===========
Weighted average shares outstanding (Note 3) ................   60,673,994    46,949,355
                                                               ===========   ===========

                  The accompanying notes are an integral part
                   of these consolidated financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             YEAR ENDED DECEMBER 31,
                                                                                    ---------------------------------------
                                                                                         1998         1997           1996
                                                                                    ---------------------------------------
                                                                                                 (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss .........................................................................  $   (86,068)    $  (23,938)    $  (238,311)
Adjustments to reconcile net loss to net cash provided by operating activities:
 Recapitalization-related charges ................................................           --             --         315,397
 Depreciation and amortization ...................................................       60,610         56,721          53,030
 Extraordinary charge, net .......................................................        4,433             --              --
 Other operating charges .........................................................      234,449         11,925          11,096
 Deferred income tax benefit .....................................................      (38,664)          (384)        (59,671)
 Equity in net (income) loss of unconsolidated companies .........................       (4,707)          (342)          9,837
 Dividends from unconsolidated companies .........................................        3,467          2,728           2,691
 Minority interest in net income (loss) of consolidated subsidiaries .............        1,989          2,294          (1,532)
Change in assets and liabilities, excluding effects from acquisitions, dispositions, recapitalization and foreign exchange:
 Accounts receivable .............................................................      (29,398)        42,144        (209,518)
 Costs billable to clients .......................................................        5,418         15,834           7,784
 Other receivables ...............................................................       (2,346)        13,930          (2,883)
 Prepaid expenses and other assets ...............................................       (6,702)           269           8,776
 Accounts payable ................................................................       87,290         69,324         256,460
 Accrued expenses and other liabilities ..........................................      (29,374)       (15,368)         (7,565)
 Accrued payroll and bonuses .....................................................        8,869          2,179           3,192
 Income taxes payable ............................................................      (10,652)        19,352           4,263
 Deferred compensation ...........................................................        3,234         13,052           4,950
 Other ...........................................................................       (6,233)        14,791          20,068
                                                                                    -----------     ----------     -----------
Net cash provided by operating activities ........................................  $   195,615     $  224,511     $   178,064
                                                                                    -----------     ----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment .............................................  $   (76,378)    $  (51,899)    $   (51,792)
 Acquisitions, net of cash acquired ..............................................      (17,423)       (11,281)        (23,887)
 Investment in net assets of and advances to unconsolidated companies ............       (7,072)        (5,640)           (775)
 Proceeds from notes receivable ..................................................        1,190          1,678             360
                                                                                    -----------     ----------     -----------
Net cash used in investing activities ............................................  $   (99,683)    $  (67,142)    $   (76,094)
                                                                                    -----------     ----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from loans payable, long-term ..........................................      225,834        226,770         319,282
 Repayment of loans payable, long-term ...........................................     (524,883)      (105,870)       (252,496)
 Proceeds from loans payable, short-term, net ....................................       71,997         20,103          27,849
 Proceeds from issuance of common stock in initial public offering, net ..........      158,637             --              --
 Deferred financing costs ........................................................         (667)            --          (9,157)
 Recapitalization cash contributions .............................................           --             --         242,007
 Recapitalization payments .......................................................           --       (247,789)       (323,920)
 Payments of non-recapitalization deferred compensation ..........................       (3,535)        (1,118)        (11,624)
 Common stock/LPUs issued ........................................................        7,995         10,390           4,163
 Common stock/LPUs repurchased ...................................................      (60,956)        (1,500)         (8,971)
 Payment of installment notes, net ...............................................       (8,883)            --              --
 Other financing activities ......................................................       (1,781)           347             253
                                                                                    -----------     ----------     -----------
Net cash used in financing activities ............................................  $  (136,242)    $  (98,667)    $   (12,614)
                                                                                    -----------     ----------     -----------
Effect of exchange rate changes on cash and cash equivalents .....................        2,185         (8,619)           (822)
Net (decrease) increase in cash and cash equivalents .............................      (38,125)        50,083          88,534
Cash and cash equivalents, beginning of period ...................................      160,263        110,180          21,646
                                                                                    -----------     ----------     -----------
Cash and cash equivalents, end of period .........................................  $   122,138     $  160,263     $   110,180
                                                                                    ===========     ==========     ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid ...................................................................  $    29,439     $   39,986     $    28,612
                                                                                    ===========     ==========     ===========
 Income taxes paid ...............................................................  $    36,288     $   25,020     $    20,732
                                                                                    ===========     ==========     ===========

NONCASH INVESTING ACTIVITY:
 Common stock issued in acquisition ..............................................  $        --     $    1,126     $        --
                                                                                    ===========     ==========     ===========


                  The accompanying notes are an integral part
                   of these consolidated financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
            CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)


                                                                                    LIMITED
                                                         NON-VOTING     VOTING     PARTNERS'
                                             PREFERRED     COMMON       COMMON    CONTRIBUTED     CAPITAL
                                               STOCK        STOCK       STOCK        EQUITY       SURPLUS
                                            ----------- ------------ ----------- ------------- -------------
                                                                     (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1995 ..............    $ 66       $  4,000     $  --       $  2,536     $   57,103
                                               ====       ========     =====       ========     ==========
Net loss ..................................      --             --        --             --             --
Foreign currency translation
 adjustments ..............................      --             --        --             --             --
Minimum pension liability adjustments......      --             --        --             --             --
                                               ----       --------     -----       --------     ----------
 Comprehensive income (loss) ..............      --             --        --             --             --
Dividends paid ............................      --             --        --             --             --
Common stock/Limited Partnership
 Units issued .............................       3             --        --          4,067         13,269
Limited Partnership Units
 repurchased/capital distributions ........      --             --        --         (2,370)            --
Common stock repurchased ..................      (2)            --        --             --        (14,699)
Recapitalization redemptions ..............     (67)        (3,900)       --         (1,534)       (36,435)
Recapitalization issuances ................      --             --       427             --        326,590
Recapitalization exchanges ................      --           (100)      158         (2,914)       122,732
Mandatorily Redeemable Equity
 Securities ...............................      --             --      (474)            --       (362,790)
Equityholder loans ........................      --             --        --            215          1,055
                                               ------     --------     -----       --------     ----------
BALANCE AT DECEMBER 31, 1996 ..............    $ --       $     --     $ 111       $     --     $  106,825
                                               ======     ========     =====       ========     ==========
Net loss ..................................      --             --        --             --             --
Foreign currency translation
 adjustments ..............................      --             --        --             --             --
Minimum pension liability adjustments......      --             --        --             --             --
                                               ------     --------     -----       --------     ----------
 Comprehensive income (loss) ..............      --             --        --             --             --
Common stock issued .......................      --             --        --             --          1,501
Common stock repurchased ..................      --             --        --             --             --
Unearned compensation -- Restricted
 Stock ....................................      --             --        --             --         51,739
Common stock options exercised ............      --             --        44             --          8,711
Accretion of Mandatorily Redeemable
 Equity Securities ........................      --             --       (44)            --       (145,163)
                                               ------     --------     -----       --------     ----------
BALANCE AT DECEMBER 31, 1997 ..............    $ --       $     --     $ 111       $     --     $   23,613
                                               ======     ========     =====       ========     ==========
Net loss ..................................      --             --        --             --             --
Foreign currency translation
 adjustments ..............................      --             --        --             --             --
Minimum pension liability adjustments......      --             --        --             --             --
                                               ------     --------     -----       --------     ----------
 Comprehensive income (loss) ..............      --             --        --             --             --
Issuance of Restricted Stock ..............      --             --        --             --         94,039
Common stock options exercised and
 other ....................................      --             --        17             --          1,134
Common stock repurchased ..................      --             --        --             --             --
Issuance of common stock in initial
 public offering, net of expenses .........      --             --        69             --        158,568
Accretion of Mandatorily Redeemable
 Equity Securities ........................      --             --        (3)            --       (137,942)
Conversion of Mandatorily
 Redeemable Equity Securities .............      --             --       510             --        795,264
                                               ------     --------     -------     --------     ----------
BALANCE AT DECEMBER 31, 1998 ..............    $ --       $     --     $ 704       $     --     $  934,676
                                               ======     ========     =======     ========     ==========

                                              RETAINED AND
                                             UNDISTRIBUTED                                 ACCUMULATED
                                                EARNINGS        COMMON                        OTHER
                                              (ACCUMULATED     STOCK IN     RESTRICTED    COMPREHENSIVE
                                                DEFICIT)       TREASURY        STOCK         INCOME          TOTAL
                                            --------------- ------------- -------------- -------------- ---------------
                                                                  (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1995 ..............   $    17,636     $  (3,317)   $        --     $  (22,539)    $    55,485
                                              ===========     =========    ===========     ==========     ===========
Net loss ..................................      (238,311)           --             --             --        (238,311)
Foreign currency translation
 adjustments ..............................            --            --             --         (3,565)         (3,565)
Minimum pension liability adjustments......            --            --             --         23,063          23,063
                                              -----------     ---------    -----------     ----------     -----------
 Comprehensive income (loss) ..............      (238,311)           --             --         19,498        (218,813)
Dividends paid ............................          (696)           --             --             --            (696)
Common stock/Limited Partnership
 Units issued .............................            --            61             --             --          17,400
Limited Partnership Units
 repurchased/capital distributions ........        (3,329)           --             --             --          (5,699)
Common stock repurchased ..................        (8,863)         (123)            --             --         (23,687)
Recapitalization redemptions ..............      (265,365)        3,379             --             --        (303,922)
Recapitalization issuances ................            --            --        (85,000)            --         242,017
Recapitalization exchanges ................            --            --             --             --         119,876
Mandatorily Redeemable Equity
 Securities ...............................            --            --             --             --        (363,264)
Equityholder loans ........................            --            --             --             --           1,270
                                              -----------     ---------    -----------     ----------     -----------
BALANCE AT DECEMBER 31, 1996 ..............   $  (498,928)    $      --    $   (85,000)    $   (3,041)    $  (480,033)
                                              ===========     =========    ===========     ==========     ===========
Net loss ..................................       (23,938)           --             --             --         (23,938)
Foreign currency translation
 adjustments ..............................            --            --             --        (14,255)        (14,255)
Minimum pension liability adjustments......            --            --             --             13              13
                                              -----------     ---------    -----------     ----------     -----------
 Comprehensive income (loss) ..............       (23,938)           --             --        (14,242)        (38,180)
Common stock issued .......................            --            --             --             --           1,501
Common stock repurchased ..................            --        (8,550)            --             --          (8,550)
Unearned compensation -- Restricted
 Stock ....................................            --            --        (51,739)            --              --
Common stock options exercised ............            --            --             --             --           8,755
Accretion of Mandatorily Redeemable
 Equity Securities ........................            --            --             --             --        (145,207)
                                              -----------     ---------    -----------     ----------     -----------
BALANCE AT DECEMBER 31, 1997 ..............   $  (522,866)    $  (8,550)   $  (136,739)    $  (17,283)    $  (661,714)
                                              ===========     =========    ===========     ==========     ===========
Net loss ..................................       (86,068)           --             --             --         (86,068)
Foreign currency translation
 adjustments ..............................            --            --             --          5,767           5,767
Minimum pension liability adjustments......            --            --             --         (1,032)         (1,032)
                                              -----------     ---------    -----------     ----------     -----------
 Comprehensive income (loss) ..............       (86,068)           --             --          4,735         (81,333)
Issuance of Restricted Stock ..............            --            --        136,739             --         230,778
Common stock options exercised and
 other ....................................            --        19,935             --             --          21,086
Common stock repurchased ..................            --       (60,956)            --             --         (60,956)
Issuance of common stock in initial
 public offering, net of expenses .........            --            --             --             --         158,637
Accretion of Mandatorily Redeemable
 Equity Securities ........................      (149,358)           --             --             --        (287,303)
Conversion of Mandatorily
 Redeemable Equity Securities .............            --            --             --             --         795,774
                                              -----------     ---------    -----------     ----------     -----------
BALANCE AT DECEMBER 31, 1998 ..............   $  (758,292)    $ (49,571)   $        --     $  (12,548)    $   114,969
                                              ===========     =========    ===========     ==========     ===========

                  The accompanying notes are an integral part
                   of these consolidated financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE (1)--OPERATIONS AND BASIC OF PRESENTATION

     NATURE OF OPERATIONS: Young and Rubicam Inc. (the "Company") is a global marketing and communications enterprise with integrated services in advertising, perception management and public relations, branding consultation and design, sales promotion, direct marketing and healthcare communications.
The  Company  operates  in  the United States, Canada, Europe, Latin America and
Asia/Pacific as well as through certain affiliations in other parts of the world.

     BASIC OF PRESENTATION: On December 12, 1996, the Company effected a recapitalization (the "Recapitalization") of Young & Rubicam Inc., a New York corporation (the "Predecessor Company"). As the equity holders prior to the Recapitalization retained control of the Company, the financial statements reflect the consolidated financial position, results of operations and cash flows of the Company on a continuous basis (see Note 6). References herein to the "Company" refer to the Predecessor Company prior to December 12, 1996 and Young & Rubicam Inc. thereafter unless the context indicates otherwise. Certain reclassifications have been made to the prior years' financial statements to conform to the 1998 presentation.


NOTE (2)--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company, a Delaware corporation, and all subsidiaries in which it holds a controlling interest, including a Delaware limited partnership, Young & Rubicam L.P. Investments in affiliates in which the Company has significant influence, but not a controlling interest, are accounted for under the equity method. All significant intercompany transactions are eliminated.

     CASH EQUIVALENTS: The Company considers all highly liquid instruments with an initial maturity of three months or less to be cash equivalents at the time of purchase. The Company records book overdrafts in accounts payable. Accounts payable included $51.8 million and $41.0 million of book overdrafts as of December 31, 1998 and 1997, respectively.

     REVENUE RECOGNITION: Revenue from advertising and related services is comprised of commissions and fees derived from billings to clients for media and production activities. Public relations, sales promotion and other services are generally billed on the basis of fees. Commission revenue is recognized primarily when media placements appear on television, on radio or in print and when labor and production costs are billed. Fee revenue is recognized when services are rendered.

     DEPRECIATION AND AMORTIZATION: Depreciation and amortization are computed using the straight-line method over the estimated useful life of the respective asset. Leasehold improvements are amortized over the shorter of their estimated useful life or the remaining term of the lease. Goodwill is amortized on a straight-line basis over a period not exceeding forty years.

     INCOME TAXES: In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. The Company's practice is to provide currently for taxes that will be payable upon remittance of foreign earnings of subsidiaries and affiliates to the extent that such earnings are not considered to be reinvested indefinitely.

     STOCK-BASED COMPENSATION: SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages entities to account for employee stock options or similar equity instruments using a fair value approach. However, it also allows an entity to continue to measure compensation costs using the method prescribed by Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to continue to

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

account for such plans under the provisions of APB Opinion No. 25 and has included, in Note 18, the required SFAS 123 pro forma disclosures of net income
(loss) and earnings (loss) per share as if the fair value-based method of accounting had been applied.


     FOREIGN CURRENCY: Assets and liabilities of certain non-U.S. subsidiaries are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component of stockholders' equity. Financial results of non-U.S. subsidiaries in countries with highly inflationary economies are translated using a combination of current and historical exchange rates and recorded in general and administrative expenses. Net remeasurement losses resulting from operations in highly inflationary economies were $1.4 million, $2.6 million and $1.7 million in 1998, 1997 and 1996, respectively. Foreign currency transaction gains and losses are also recorded in general and administrative expenses. The Company recorded net foreign currency transaction losses of $12 thousand, $1.3 million and $0.9 million in 1998, 1997 and 1996, respectively.

     DERIVATIVE FINANCIAL INSTRUMENTS: Derivative financial instruments are used by the Company principally in the management of its interest rate and foreign currency exposures. The Company does not hold or issue derivative financial investments for trading purposes. Gains and losses on hedges of existing assets and liabilities are included in the carrying amounts of those assets and liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to hedges of firm commitments are also deferred and included in the basis of the transaction when it is completed. Amounts to be paid or received under interest rate swap agreements are accrued as interest and are recognized over the life of the swap agreements as an adjustment to interest expense.

     LONG-LIVED ASSETS: In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," management reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount, including associated intangible assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

     CONCENTRATIONS OF CREDIT RISK: The Company's clients are engaged in various businesses located primarily in North America, Europe, Latin America and Asia/Pacific. The Company performs ongoing credit evaluations of its clients. Allowances for credit losses are maintained at levels considered adequate by management. The Company invests its excess cash in deposits with major banks and in money market securities. These securities typically mature within 90 days and are highly rated instruments. Additionally, the Company is dependent upon a relatively small number of clients who contribute a significant percentage of revenues. The Company's largest client accounted for approximately 10%, 10% and 9% of consolidated revenues for the years ended December 31, 1998, 1997 and 1996, respectively.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECENT  ACCOUNTING  PRONOUNCEMENTS:  In June 1998, the Financial Accounting
Standards   Board   issued   Statement   No.  133,  "Accounting  for  Derivative
Instruments and Hedging Activities" ("SFAS

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

133"), which is required to be adopted in years beginning after June 15, 1999. The Company anticipates that the adoption of SFAS 133 will not have a significant effect on the financial condition of the Company.


NOTE (3)--NET LOSS PER COMMON SHARE

     Basic net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the years ended December 31, 1998 and 1997. Diluted earnings per share would reflect the dilutive effect of stock options and other stock awards granted to employees under stock-based compensation plans in periods where the effect would not be antidilutive.

     As of December 31, 1998, there were approximately 30.1 million common stock options outstanding that could potentially dilute basic earnings per share in the future that were excluded from the computation of diluted net loss per share because the effect would be antidilutive.

     In computing basic net loss per share for the year ended December 31, 1997, the Company's 11.1 million shares of restricted stock were excluded from the weighted average number of common shares outstanding. Such shares vested upon the consummation of the Company's initial public offering of common stock on May 15, 1998, a condition which was not satisfied at December 31, 1997 (see
Note 4).

     Earnings per share for the year ended December 31, 1996 cannot be computed because the Company's capital structure prior to the Recapitalization consisted of both common shares and limited partnership units in predecessor entities (see Note 6).

NOTE (4)--INITIAL PUBLIC OFFERING

     On May 15, 1998, the Company closed an initial public offering of its common stock (the "Offering"). An aggregate of 19,090,000 shares (including 2,490,000 shares subject to the underwriters' overallotment option) of the Company's common stock was offered to the public, of which 6,912,730 shares were sold by the Company and 12,177,270 shares were sold by certain selling stockholders. Net proceeds to the Company were $158.6 million, after deducting underwriting discounts and commissions and expenses paid by the Company in connection with the Offering. The Company did not receive any proceeds from the sale of common stock by the selling stockholders. The Company used the net proceeds from the Offering together with $155 million of borrowings under a new credit facility to repay all of the outstanding borrowings under its then existing $700 million senior secured credit facility.

     Upon the consummation of the Offering, 9,231,105 shares of common stock ("Restricted Stock") held in a restricted stock trust vested and resulted in non-recurring, non-cash, pre-tax compensation charges of $234.4 million which have been reflected as other operating charges in the Company's consolidated statement of operations for the year ended December 31, 1998. The Company redeemed the remaining 1,855,845 shares of Restricted Stock held in the restricted stock trust upon the consummation of the Offering. At December 31, 1997, the Company had recorded unearned compensation of $136.7 million, representing the fair value of the Restricted Stock.

NOTE (5)--COMMON STOCK DIVIDEND

     On April 6, 1998, the Board of Directors declared a stock dividend of 14 shares (the "Stock Dividend") of common stock payable for each share of common stock outstanding, which dividend became effective and was paid on May 11, 1998, the effective date of the Registration Statement filed on Form S-1 for the Offering. The Company's historical financial statements have been presented to give retroactive effect to the Stock Dividend. In addition, the number of shares of common stock the Company is authorized to issue was increased from 10,000,000 to 250,000,000 and the number of

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

authorized preferred shares was increased from 50,000 to 10,000,000. Of the authorized preferred shares, 50,000 shares have been designated as Money Market Preferred Stock and 2,500,000 shares have been designated as Cumulative Participating Junior Preferred Stock.

NOTE (6)--RECAPITALIZATION

     On December 12, 1996, the Recapitalization of Young & Rubicam Inc., a New York corporation (the "Predecessor Company") was effected, whereby (a) the Predecessor Company, Young & Rubicam Holdings Inc. ("Holdings"), or subsidiaries of the Predecessor Company (i) acquired 2,058,678 of the 2,458,102 outstanding shares of Predecessor Company common stock for an amount equal to $115 per share less the principal and accrued interest of any outstanding loans relating to such shares (which loans were thereby repaid), (ii) acquired 760,232 of the 1,869,682 outstanding Limited Partnership Units of the LP ("LPUs") together with any related subordinated promissory notes of the Predecessor Company for an amount equal to $115 per LPU less the principal and accrued interest of any outstanding loans relating to such LPUs (which loans were thereby repaid); (iii) canceled 332,636 of the 690,249 common stock options and 596,448 of the 1,600,414 LPU options (collectively, the "Nonrollover Options") and all outstanding Growth Participation Units ("GPUs") for cash consideration of $115 per unit less the aggregate option exercise price and (iv) exchanged for, or canceled in consideration of, the remaining outstanding common stock, LPUs and options on common stock and LPUs held by certain members of the management of the Predecessor Company (the "Management Investors") for 15,815,985 shares of Holdings common stock and 16,823,565 options on common stock of Holdings ("Rollover Options"); (b) Hellman & Friedman Capital Partners III, L.P. ("HFCP") and certain other investors contributed $242 million in cash to Holdings in exchange for 31,566,345 shares of Holdings common stock at a price of $7.67 per share ($115 per share prior to the Stock Dividend) and 2,598,105 options to purchase additional shares of Holdings common stock at $7.67 per share ($115 per share prior to the Stock Dividend) (the "HFCP Options"), and (c) senior secured credit facilities of $700 million were arranged.

     Common stock, LPUs, Nonrollover Options on common stock and LPUs and GPUs held by non U.S.-based equity holders were acquired or canceled prior to December 31, 1996. Payment for previously tendered Nonrollover Options and GPUs of $161.7 million held by U.S.-based equity holders occurred in March 1997.

     Under a stockholders' agreement entered into in connection with the Recapitalization (the "Stockholders' Agreement"), the Management Investors are required to deposit all Company common stock currently held or acquired in the future into a voting trust (the "Management Voting Trust") under which all rights to vote such shares are assigned to certain members of the Company's senior management as voting trustees.

     As the equity holders of the Predecessor Company retained control of the Company, the transaction has been reported as a recapitalization. The financial statements reflect the financial position, results of operations and cash flows of the Company and the Predecessor Company on a continuous basis. The excess of the Predecessor common stock and LPUs repurchase transaction amount over the stated amount of the Predecessor common stock and LPUs repurchased has been reported as a distribution to equity holders and charged to limited partners' contributed equity, capital surplus and accumulated deficit.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     As a result of the Recapitalization, the Company recorded charges of $315.4 million, primarily related to compensation. A summary of the significant Recapitalization-related charges include the following:

       (1) The cancellation of 1,244,647 GPUs outstanding for cash consideration of $115 per unit. Compensation expense of $83.1 million represents the difference between the cash consideration paid to GPU holders and the amount of previously accrued compensation under the original terms of the GPU plan.

       (2) The cancellation of 929,084 Nonrollover Options for cash consideration. The cash consideration and the associated compensation expense of $66.6 million represents the difference between the transaction price of $115 and the $40.2 million aggregate exercise price of the Nonrollover Options.

       (3) Cancellation of the remaining outstanding options and award of Rollover Options to acquire 16,823,565 shares of Company common stock at an exercise price of $1.92 per share ($28.75 per share prior to the Stock Dividend), with certain limited exceptions outside of the United States. As a result of the change in the terms of the former stock option plan, which resulted in a new measurement date, the Company recognized compensation expense of $96.7 million representing the difference between the transaction price per Rollover Option of $7.67 per share ($115 per share prior to the Stock Dividend) and the aggregate exercise price of the Rollover Options.

       (4) Professional fees and other charges amounted to approximately $69.0 million.

NOTE (7)--EQUITY IN NET ASSETS OF UNCONSOLIDATED COMPANIES

                                                            1998                   1997                    1996
                                                   ---------------------- ---------------------- -------------------------
                                                                 EQUITY                 EQUITY                   EQUITY
                                                    EQUITY IN    IN NET    EQUITY IN    IN NET    EQUITY IN      IN NET
                                      OWNERSHIP        NET       INCOME       NET       INCOME       NET         INCOME
             AFFILIATE                 INTEREST       ASSETS     (LOSS)      ASSETS     (LOSS)      ASSETS       (LOSS)
---------------------------------- --------------- ----------- ---------- ----------- ---------- ----------- -------------
                                                                       (IN THOUSANDS)
Dentsu, Y&R Partnerships ......... Generally 50%    $ 27,790    $ 2,389    $ 17,510    $  2,587    $12,954     $  (9,181)
J.M.C. Creatividad Orientada
 (Venezuela) .....................      49%            1,474        412         953      (1,515)     2,471        (2,038)
Prolam (Chile) ...................      30%            3,075        950       2,851         825      2,656           262
Eco S.A. (Guatemala) .............      40%            2,085        (75)      2,206          96      2,134            26
Cresswell, Munsell, Fultz &
 Zirbel (United States) ..........      33%            2,183        500       1,922         508      1,635           624
National Public Relations
 (Canada) ........................      22%              527        (19)        647          98        607           204
Other ............................  50% or less        1,263        550         304      (2,257)     2,762           266
                                                    --------    -------    --------    --------    -------     ---------
                                                    $ 38,397    $ 4,707    $ 26,393    $    342    $25,219     $  (9,837)
                                                    ========    =======    ========    ========    =======     =========

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     The summarized financial information below represents an aggregation of the Company's unconsolidated companies.


FINANCIAL INFORMATION


                                              1998           1997           1996
                                          ------------   ------------   ------------
                                                        (IN THOUSANDS)
     EARNINGS DATA
       Revenues .......................    $ 218,973      $ 207,668      $ 238,810
       Income from operations .........       22,320         13,768         22,132
       Net income (loss) ..............       15,424          4,347        (16,097)
     BALANCE SHEET DATA
       Current assets .................    $ 317,916      $ 321,372      $ 348,325
       Noncurrent assets ..............       60,624         40,147         33,996
       Current liabilities ............      266,090        287,101        323,406
       Noncurrent liabilities .........       17,023         13,215         11,683
       Equity .........................       95,427         61,203         47,232


NOTE (8)--ACQUISITIONS AND INVESTMENTS

     The Company acquires and makes investments in certain entities related to its business if it believes it is strategically beneficial to do so. The Company acquired, both domestically and internationally, full or partial interests in certain entities and obtained additional interests in certain partially owned entities for an aggregate purchase price of $17.6 million, $14.7 million and $26.8 million during 1998, 1997 and 1996, respectively. In 1998, acquisitions included the Company's purchase of a multi-cultural advertising agency and certain other assets located in the United States.

     In addition, effective January 1, 1997, the Company acquired an additional 37.5% equity interest in the Australian and New Zealand joint ventures with Dentsu. In consideration for this additional equity interest, the Company contributed to Dentsu 12.5% of its equity interest in its advertising and direct marketing agencies in Australia and New Zealand.


NOTE (9)--OTHER OPERATING CHARGES

     During 1998, the Company recorded $234.4 million in other operating charges incurred in connection with the Offering. During 1997 and 1996, the Company recorded $11.9 million and $17.2 million, respectively, in other operating charges for certain asset impairment writedowns.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

NOTE (10)--PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are comprised of the following:

                                                                            AS OF DECEMBER 31,
                                                                         -------------------------
                                                      USEFUL LIVES           1998          1997
                                                 ---------------------   -----------   -----------
                                                                              (IN THOUSANDS)
   Land and buildings ........................   20-40 years              $  29,706     $  29,716
   Furniture, fixtures and equipment .........   3-10 years                 252,673       235,836
   Leasehold improvements ....................   Shorter of 10 years         93,797        77,804
                                                 or life of lease
   Automobiles ...............................   3-5 years                    5,892         6,609
                                                                          ---------     ---------
                                                                            382,068       349,965
                                                                          ---------     ---------
   Less--Accumulated depreciation and
     amortization ............................                              231,655       224,951
                                                                          ---------     ---------
                                                                          $ 150,413     $ 125,014
                                                                          =========     =========

     During 1998, 1997 and 1996, depreciation expense amounted to $49.2 million, $47.6 million, and $42.0 million, respectively.


NOTE (11)--INCOME TAXES

     The components of (loss) income before income taxes are as follows:


                                   FOR THE YEAR ENDED DECEMBER 31,
                            ----------------------------------------------
                                  1998           1997            1996
                            ---------------   ----------   ---------------
                                            (IN THOUSANDS)
  Domestic ..............     $  (127,325)     $12,304       $  (242,578)
  Foreign ...............          40,328       24,000            (8,039)
                              -----------      -------       -----------
  Total .................     $   (86,997)     $36,304       $  (250,617)
                              ===========      =======       ===========


     The following summarizes the (benefit) provision for income taxes:

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                     -------------------------------------------
                                                         1998           1997           1996
                                                     ------------   -----------   --------------
                                                                   (IN THOUSANDS)
       CURRENT:
        Federal ..................................    $   3,938      $  18,195      $   16,993
        State and local ..........................        3,512          4,220           3,921
        Foreign ..................................       28,570         36,259          18,146
                                                      ---------      ---------      ----------
                                                         36,020         58,674          39,060
                                                      =========      =========      ==========
       DEFERRED:
        Federal ..................................      (28,126)         7,547         (51,363)
        State and local ..........................       (6,415)         2,472         (22,111)
        Foreign ..................................       (4,123)       (10,403)         13,803
                                                      ---------      ---------      ----------
                                                        (38,664)          (384)        (59,671)
                                                      ---------      ---------      ----------
        (Benefit) provision for income taxes .....    $  (2,644)     $  58,290      $  (20,611)
                                                      =========      =========      ==========


                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

   The reconciliation of the United States statutory rate to the effective rate is as follows:

                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------
                                                                      1998          1997           1996
                                                                 -------------   ----------   -------------
PERCENT OF (LOSS) INCOME BEFORE INCOME TAXES
 United States statutory rate ................................        (35.0)%        35.0%         (35.0)%
 Effect of Offering* .........................................         32.1            --             --
 State and local income taxes, net of federal tax effect .....        ( 6.3)         17.1          ( 4.5)
 Foreign income taxed greater than the United States
   statutory rate ............................................          7.2         107.2           15.2
 Change in valuation allowance and related components ........        ( 2.8)        (13.1)           5.9
 Amortization of goodwill ....................................          0.7           8.5            2.1
 Travel, entertainment and other non-deductible expenses .              1.2           6.2            8.4
 Other, net ..................................................        ( 0.1)        ( 0.3)         ( 0.3)
                                                                      -----         -----          -----
 Consolidated effective tax rate .............................        ( 3.0)%       160.6%         ( 8.2)%
                                                                      =====         =====          =====

----------
* Represents charges related to the Offering for which the Company has determined it will receive little or no tax benefit.


     The Company's share of the undistributed earnings of foreign subsidiaries not included in its consolidated Federal income tax return that could be subject to additional income taxes if remitted was approximately $59.1 million at December 31, 1998. No provision has been recorded for the United States in respect of foreign taxes that could result from the remittance of such undistributed earnings since the earnings are permanently reinvested outside the United States and it is not practicable to estimate the amount of such taxes. Withholding taxes of approximately $8.1 million would be payable upon remittance of all previously unremitted earnings at December 31, 1998.

     The components of the Company's net deferred income tax assets are:


                                                        AS OF DECEMBER 31,
                                                    ---------------------------
                                                        1998           1997
                                                    ------------   ------------
                                                          (IN THOUSANDS)
     Allowance for doubtful accounts ............    $   4,274      $   3,118
     Net operating loss carryforwards ...........       45,126         32,797
     Deferred compensation ......................        2,424          1,172
                                                     ---------      ---------
                                                        51,824         37,087
     Valuation allowance ........................       (5,021)        (4,255)
                                                     ---------      ---------
     Current portion ............................       46,803         32,832
     Deferred compensation ......................       53,501         40,650
     Depreciable and amortizable assets .........       30,417         30,561
     Long-term leases ...........................        7,377          7,436
     Postretirement benefits ....................        3,570          3,654
     Other non-current items ....................       11,801         11,989
     Net operating loss carryforwards ...........       65,300         42,338
     Tax credit carryforwards ...................        3,658          3,658
                                                     ---------      ---------
                                                       175,624        140,286
     Valuation allowance ........................      (16,978)       (16,094)
                                                     ---------      ---------
     Non-current portion ........................      158,646        124,192
     Net deferred income tax assets .............    $ 205,449      $ 157,024
                                                     =========      =========

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     The Company's net deferred income tax assets arise from temporary differences which represent the cumulative deductible or taxable amounts recorded in the financial statements in different years than recognized in the tax returns. The majority of the temporary differences result from expenses accrued for financial reporting purposes which are not deductible for tax purposes until actually paid and net operating losses.

     The net operating loss ("NOL") carryforwards represent the benefit recorded for U.S., state and local, and foreign NOLs. At December 31, 1998, the Company had approximately $258.3 million of NOL carryforwards for U.S. tax purposes which expire in the year 2018 and approximately $91.4 million of NOL carryforwards for foreign tax purposes with carryforward periods ranging from one year to an indefinite time. The Company had approximately $3.2 million of alternative minimum tax credits which are not subject to expiration and $0.4 million of foreign tax credits which expire in the year 2001.

     The Company is required to provide a valuation allowance against deferred income tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. Valuation allowances of $22.0 million and $20.4 million were recorded at December 31, 1998 and 1997, respectively. The valuation allowances represent a provision for uncertainty as to the realization of certain deferred tax assets, including NOL carryforwards in certain jurisdictions. The Company has concluded that based upon expected future results, it is more likely than not that the net deferred tax asset balance will be realized.


NOTE (12)--WORLDWIDE OPERATIONS

     The Company conducts and manages its business using an integrated, multi-disciplinary approach. It operates as a single agency network, allowing the Company to centrally manage and utilize its resources. The Company operates in one business segment: global marketing and communications. Amounts related to specified geographic areas are as follows:


                             UNITED STATES       EUROPE        OTHER          TOTAL
                            ---------------   -----------   -----------   -------------
                                                  (IN THOUSANDS)
   1998
   Revenues .............       $775,700       $532,404      $214,360      $1,522,464
   Total assets .........        844,070        589,128       202,057       1,635,255
   1997
   Revenues .............       $661,367       $472,225      $249,148      $1,382,740
   Total assets .........        697,250        582,424       258,133       1,537,807
   1996
   Revenues .............       $571,155       $444,644      $206,340      $1,222,139
   Total assets .........        819,828        533,318       245,666       1,598,812


NOTE (13)--EMPLOYEE BENEFITS

     The Company has a defined benefit pension plan ("the Plan") that covers all full-time U.S. employees upon commencement of employment. Contributions to the Plan are based upon current costs and prior service costs. Both costs are actuarially computed and the latter are amortized over the average remaining service period. Effective July 1, 1996, the Predecessor Company amended the Plan. Benefits credited to each employee's account under the Plan are based on 3.2% of the employee's annual compensation up to $150,000. The Plan also credits each employee's account with interest based on the average one-year U.S. Treasury Bill interest rate multiplied by the account balance at the beginning of the year. Subject to certain limitations, most vested retirement benefits

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

available under the Plan are insured by the Pension Benefit Guaranty Corporation ("PBGC"). The Company is in compliance with the minimum funding standards required by the Employee Retirement Income Security Act of 1974 ("ERISA").

     Total contributions to the Plan made in 1998 and 1997 were $10.0 million and $6.6 million, respectively. Pursuant to an agreement with the PBGC, the Company has also agreed to make contributions to the Plan in an amount required to cause the credit balance at the end of each Plan year to be at least equal to $12.5 million plus interest. The Company is not required to make any payment that would not be deductible under Internal Revenue Code section 404. The Company's credit balance maintenance requirement terminates when the Company's debt obtains specified rating levels (or, if there are no such ratings from certain major ratings agencies, when the Company meets a fixed charge coverage ratio test), but in no event earlier than December 31, 2001. In addition, such credit balance maintenance requirements terminate if the Plan's unfunded benefit liabilities are zero at the end of two consecutive Plan years.

     The Company also contributes to government mandated plans and maintains various noncontributory retirement plans at certain foreign subsidiaries, some of which are considered to be defined benefit plans for accounting purposes. Plans are funded in accordance with the laws of the countries where the plans are in effect and, in accordance with such local statutory requirements, may have no plan assets.

     A summary of the components of net periodic pension costs for the defined benefit plans is as follows:

                                                   FOR THE YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------------------------
                                                1998                               1997
                                ------------------------------------ --------------------------------
                                    U.S.      NON-U.S.      TOTAL       U.S.     NON-U.S.     TOTAL
                                ------------ ---------- ------------ ---------- ---------- ----------
                                                           (IN THOUSANDS)
Service costs for benefits
 earned during the period        $    3,801   $   543    $    4,344   $  2,671   $   550    $  3,221
Interest costs on projected
 benefit obligation ...........       9,151       722         9,873      8,804       789       9,593
Expected return on plan
 assets .......................     (10,263)       --       (10,263)    (9,281)       --      (9,281)
Amortization of prior
 service benefit ..............        (411)       --          (411)      (411)       --        (411)
Amortization of transition
 (asset)/obligation ...........         (61)       80            19        (61)       82          21
Recognized actuarial loss .....       1,910        69         1,979      1,057        68       1,125
                                 ----------   -------    ----------   --------   -------    --------
Net periodic pension cost
 of the plans .................  $    4,127   $ 1,414    $    5,541   $  2,779   $ 1,489    $  4,268
                                 ==========   =======    ==========   ========   =======    ========



                                FOR THE YEAR ENDED DECEMBER 31,
                                --------------------------------
                                              1996
                                --------------------------------
                                   U.S.     NON-U.S.     TOTAL
                                ---------- ---------- ----------
                                         (IN THOUSANDS)
Service costs for benefits
 earned during the period        $  2,834   $   674    $  3,508
Interest costs on projected
 benefit obligation ...........     8,488       893       9,381
Expected return on plan
 assets .......................    (7,561)       --      (7,561)
Amortization of prior
 service benefit ..............      (107)       --        (107)
Amortization of transition
 (asset)/obligation ...........       (61)       96          35
Recognized actuarial loss .....     2,327        92       2,419
                                 --------   -------    --------
Net periodic pension cost
 of the plans .................  $  5,920   $ 1,755    $  7,675
                                 ========   =======    ========

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

   Changes in the benefit obligation and plan assets are as follows:


                                                                                    AS OF DECEMBER 31,
                                                   -------------------------------------------------------------------------------
                                                                     1998                                    1997
                                                   -------------------------------------------------------------------------------
                                                       U.S.        NON-U.S.        TOTAL        U.S.       NON-U.S.       TOTAL
                                                   ------------ -------------- -----------  ------------ ------------ ------------
                                                                                (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year ..........  $ 130,036     $   10,753    $ 140,789    $ 114,710    $  12,198    $ 126,908
 Service costs ...................................      3,801            543        4,344        2,671          550        3,221
 Interest costs ..................................      9,151            722        9,873        8,804          789        9,593
 Foreign currency exchange rate loss/(gain) ......         --            888          888           --       (1,770)      (1,770)
 Actuarial loss/(gain) ...........................      6,958            716        7,674       10,874         (241)      10,633
 Benefits paid ...................................    (11,530)          (717)     (12,247)      (7,023)        (773)      (7,796)
                                                    ---------     ----------    ---------    ---------    ---------    ---------
Benefit obligation at end of year ................    138,416         12,905      151,321      130,036       10,753      140,789
                                                    ---------     ----------    ---------    ---------    ---------    ---------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year,
 primarily fixed income and equity securities ....    129,421             --      129,421      114,264           --      114,264
 Actual return on plan assets ....................     11,309             --       11,309       15,558           --       15,558
 Company contributions ...........................     10,000            717       10,717        6,622          773        7,395
 Benefits paid ...................................    (11,530)          (717)     (12,247)      (7,023)        (773)      (7,796)
                                                    ---------     ----------    ---------    ---------    ---------    ---------
Fair value of plan assets at end of year .........    139,200             --      139,200      129,421           --      129,421
                                                    ---------     ----------    ---------    ---------    ---------    ---------
Funded status ....................................        784        (12,905)     (12,121)        (615)     (10,753)     (11,368)
Unrecognized net transition (asset) obligation ...       (103)           425          322         (164)         471          307
Unrecognized prior service benefit ...............     (2,131)            --       (2,131)      (2,542)          --       (2,542)
Unrecognized net loss ............................     20,354          2,029       22,383       16,352        1,260       17,612
Additional liability .............................         --         (1,738)      (1,738)          --         (706)        (706)
                                                    ---------     ----------    ---------    ---------    ---------    ---------
Prepaid (accrued) pension costs for defined bene-
 fit plans .......................................  $  18,904     $  (12,189)   $   6,715    $  13,031    $  (9,728)   $   3,303
                                                      =========     ==========    =========    =========    =========    =========

     Assumptions used were:

                                                            WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31,
                                         -------------------------------------------------------------------------------------
                                                    1998                         1997                          1996
                                         --------------------------   ---------------------------   --------------------------
                                            U.S.        NON-U.S.         U.S.         NON-U.S.         U.S.        NON-U.S.
                                         ---------   --------------   ----------   --------------   ---------   --------------
Discount and settlement rate .........       7.0%     5.5%-6.0%           7.25%     6.5%-7.0%           8.0%     7.0%-8.0%
Rate of increase in compensation
 levels ..............................       5.0%     2.5%-4.0%            5.0%     3.5%-5.0%           5.5%     3.5%-5.0%
Expected long-term rate of return on
 assets ..............................       9.0%        N/A               9.0%        N/A              9.0%        N/A

     The Company recorded liabilities of $1.7 million and $0.7 million at December 31, 1998 and 1997, respectively, for the portion of its unfunded pension liabilities that had not been recognized as expense with corresponding adjustments to equity.

     Contributions to foreign defined contribution plans were $7.2 million, $7.5 million and $6.2 million in 1998, 1997 and 1996, respectively.

     The Company also has an employee savings plan that qualifies as a deferred salary arrangement under section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer a portion of their pre-tax earnings up to the Internal Revenue Service annual contribution limit. The Company currently matches 100% of each employee's contribution up to a maximum of 5% of the employee's earnings up to $150,000. Amounts expensed by the Company for its contributions to the plan were $8.4 million, $7.8 million and $7.0 million in 1998, 1997 and 1996, respectively.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     At December 31, 1998 and 1997, other non-current liabilities include $8.6 million and $7.9 million relating to postretirement and postemployment benefits other than pensions.

     The Company maintains certain deferred cash incentive plans which are either tied to operating performance or contractual deferred compensation agreements.  The  costs  of  these  compensation  plans  were  expensed over the applicable service period. At December 31, 1998 and 1997, included in non-current liabilities were deferred compensation liabilities of $30.6 million and $31.1 million, respectively.

NOTE (14)--INSTALLMENT PAYMENT OBLIGATIONS

     Effective through the closing of the Offering, pursuant to the Stockholders' Agreement, the Company was able, at its election, to pay for shares purchased from Management Investors pursuant to a call or put at the applicable call price or applicable put price in up to four equal installments. Pursuant to the Stockholders' Agreement, effective at the time of the Offering, the Company no longer had the right or obligation to pay for shares purchased from Management Investors pursuant to a call or put. The Company also accelerated the payment of substantially all of the outstanding installment notes to June 30, 1998. At December 31, 1998, other current and non-current liabilities include installment notes payable of $0.7 million and $0.4 million, respectively. At December 31, 1997, other current and non-current liabilities include installment notes payable of $3.2 million and $6.5 million, respectively.

NOTE (15)--LOANS PAYABLE

     The Company's short term loans payable are primarily advances under bank lines of credit and generally bear interest at prevailing market rates. The Company's current loans payable of $31.4 million and $10.8 million include short-term portions of long-term loans payable of $0.5 million and $1.2 million at December 31, 1998 and 1997, respectively.

     Long-term loans payable are comprised of the following at December 31:


                                                           AS OF DECEMBER 31,
                                                       --------------------------
                                                           1998          1997
                                                       -----------   ------------
                                                             (IN THOUSANDS)
       Unsecured revolving credit facility .........    $ 31,460      $      --
       Senior secured credit facility ..............          --        330,552
       Capital lease obligations ...................          34            404
       Other borrowings ............................         462            818
                                                        --------      ---------
                                                          31,956        331,774
       Less -- Current portion .....................         462          1,222
                                                        --------      ---------
                                                        $ 31,494      $ 330,552
                                                        ========      =========

     On May 15, 1998, the Company entered into a $400 million, five-year unsecured multicurrency revolving credit facility (the "Credit Facility") and used the net proceeds from the Offering together with $155 million of borrowings under the Credit Facility to repay all outstanding borrowings
outstanding   under  its  then  existing  $700  million  senior  secured  credit facility. Approximately $7.3 million of unamortized deferred financing costs related to the replaced credit facility were charged to expense and have been reflected as an extraordinary charge, net of an applicable tax benefit of approximately $2.8 million, in the Company's consolidated statement of operations for the year ended December 31, 1998.

     The Credit Facility permits borrowings of up to $400 million. Amounts due under the Credit Facility are required to be repaid on May 15, 2003. The Company is required to pay varying rates of interest, generally based on LIBOR plus an applicable margin ranging from 0.275% to 0.3%

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

depending on its leverage ratio, or the Federal Funds Rate plus 0.5%. The Company is also required to pay a facility fee depending on its leverage ratio ranging from 0.125% and 0.2% per annum. In 1998, the total facility fee under the Credit Facility was $0.4 million.

     Under the Credit Facility, the Company is subject to certain financial and operating restrictions and covenant requirements, including a maximum leverage ratio and a minimum interest coverage requirement.

     At December 31, 1998 and 1997, the Company had entered into interest rate protection agreements with respect to $31.5 million and $275 million of its indebtedness, respectively, which expire at various times through 2001 and result in the Company paying, on a quarterly basis, fixed interest amounts from 6.0% to 6.5%. The weighted average interest rate on outstanding debt, including the effect of interest rate swap contracts, was 6.27% and 6.875% for the years ended December 31, 1998 and 1997, respectively.

     The interest expense amount for the year ended December 31, 1996 includes prepayment penalties of $2.9 million related to certain prior outstanding indebtedness.

     At December 31, 1998, the Company had $543 million in availability under its commercial lines of credit ($435 million in the United States and $108 million outside the United States). Unused commercial lines of credit at December 31, 1998 were $480 million. The Company has no obligation to pay commitment fees on the Credit Facility. During 1998, the Company paid commitment fees of approximately $0.1 million on the unused portion of the replaced credit facility. At December 31, 1997, the Company had $690 million in availability under its commercial lines of credit ($449 million in the United States and $241 million outside the United States). Unused commercial lines of credit at December 31, 1997 were $349 million. The Company paid commitment fees of approximately $0.9 million in 1997.

NOTE (16)--EQUITY

     The following schedule summarizes the changes in the number of outstanding shares of preferred stock, common stock, LPUs and treasury stock:

                                                    VOTING        NON-VOTING        LIMITED
                                    PREFERRED       COMMON          COMMON       PARTNERSHIPS    COMMON STOCK
                                      STOCK         STOCK            STOCK           UNITS        IN TREASURY
                                   ----------- --------------- ---------------- -------------- ----------------
BALANCE JANUARY 1, 1996 ..........     1,324              --       16,000,000      2,032,010       13,266,072
                                       -----              --       ----------      ---------       ----------
Issued ...........................        67              --               --         83,993         (215,907)
Repurchased ......................        --              --               --       (246,321)         491,733
Recapitalization .................    (1,391)     58,469,280      (16,000,000)    (1,869,682)     (13,541,898)
                                      ------      ----------      -----------     ----------      -----------
BALANCE DECEMBER 31, 1996 ........        --      58,469,280               --             --               --
                                      ------      ----------      -----------     ----------      -----------
Issued ...........................        --       4,391,010               --             --               --
Repurchased ......................        --      (1,115,160)              --             --        1,115,160
                                      ------      ----------      -----------     ----------      -----------
BALANCE DECEMBER 31, 1997 ........        --      61,745,130               --             --        1,115,160
                                      ------      ----------      -----------     ----------      -----------
Issued -- Offering ...............        --       6,912,730               --             --               --
Issued -- Option Exercises .......        --       2,178,436               --             --       (1,599,946)
Restricted Stock Redeemed ........        --      (1,855,845)              --             --        1,855,845
Repurchased ......................        --      (2,605,882)              --             --        2,605,882
                                      ------      ----------      -----------     ----------      -----------
BALANCE DECEMBER 31, 1998 ........        --      66,374,569               --             --        3,976,941
                                      ======      ==========      ===========     ==========      ===========

     The preferred stock of the Predecessor Company was owned by members of the Predecessor Company's Board of Directors. On December 12, 1996, all outstanding Predecessor Company equity was purchased for cash or exchanged for Company common stock pursuant to the Recapitalization.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

In addition, all outstanding Predecessor Company options were canceled for cash consideration or the award of Company options and all outstanding GPUs were canceled for cash consideration (see Note 6). In addition, all treasury shares were retired.

     In connection with the consummation of the Recapitalization in December 1996, the Company created a class of preferred stock designated as Money Market Preferred Stock (the "Money Market Preferred"). The Money Market Preferred carries a variable rate dividend and is redeemable at the Company's election for $115.00 per share following the fifth anniversary of the issuance thereof. At December 31, 1998 and 1997, 50,000 shares of Money Market Preferred were authorized and 87 shares were issued and outstanding.

NOTE (17)--MANDATORILY REDEEMABLE EQUITY SECURITIES

     Concurrent with the Recapitalization, the Company entered into a stockholders' agreement which included both put rights and calls on the Company's common stock. Effective at the time of the Offering, such call and put provisions were terminated and, accordingly, the carrying value of such mandatorily redeemable equity securities was reclassified to stockholders' equity. The carrying value of the mandatorily redeemable equity securities held by the Management Investors was equivalent to the redemption value of $12.33 per share at December 31, 1997. The carrying value of the mandatorily redeemable equity securities for common shares held by HFCP was being accreted to redemption value over the six-year period from the date of the
Recapitalization. Accordingly, the carrying value of mandatorily redeemable equity securities held by HFCP was $8.47 per share at December 31, 1997.

NOTE (18)--OPTIONS

     The Company has adopted the Young & Rubicam Inc. 1997 Incentive Compensation Plan (the "ICP"). The ICP superseded the pre-existing stock option plan maintained by the Company (the "Stock Option Plan"); however, all awards granted under the Stock Option Plan will remain outstanding in accordance with their terms and will be subject to the Stock Option Plan.

     The ICP provides for grants of stock options, stock appreciation rights ("SARS"), restricted stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock or other property ("Awards"). Under the ICP, the total number of shares of Company common stock reserved and available for delivery to participants in connection with Awards is 19,125,000, plus the number of shares of Company common stock subject to awards under pre-existing plans that become available (generally due to cancellation or forfeiture) after the effective date of the ICP; provided, however that the total number of shares of Company common stock with respect to which incentive stock options may be granted shall not exceed 1,000,000. Any shares of Company common stock delivered under the ICP may consist of authorized and unissued shares or treasury shares.

     The Board of Directors is authorized to grant stock options, including incentive stock options, non-qualified stock options, and SARS entitling the participant to receive the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR. The exercise price per share subject to an option and the grant price of a SAR is determined by the Board of Directors, but must not be less than the fair market value of a share of common stock on the date of grant. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARS at or following termination of employment generally is fixed by the Board of Directors, except no option or SAR may have a term exceeding ten years.

     Generally, options granted under the ICP become exercisable over a three-year vesting period beginning on the three-year anniversary of the date of grant and expire ten years from the date of grant. However, the Board of Directors may, at its discretion, accelerate the exercisability, the lapsing

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

of restrictions, or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a "change in control" of the Company except to the extent otherwise provided in the award agreement. In addition, the Board of Directors may provide that the performance goals relating to any performance-based awards will be deemed to have been met upon the occurrence of any change in control.

     At the closing of the Recapitalization, the Board of Directors granted the Rollover Options which were immediately vested and exercisable. Each Rollover Option has an exercise price of $1.92 per share, with certain limited exceptions outside of the United States. Of the Rollover Options, 50% have a term of five years and the remaining 50% have a term of seven years. In connection with the issuance of the Rollover Options, the Company recognized compensation expense of $96.7 million.

     At the closing of the Recapitalization, the Board of Directors granted to employees options to purchase 5,200,590 shares of Company common stock at $7.67 per share. In addition, from the closing of the Recapitalization through December 31, 1997, the Board of Directors granted additional options to purchase 1,891,200 shares of Company common stock at $7.67 per share (the "Additional Options"). As a result of the granting of the Additional Options, during 1997 the Company recognized a compensation charge of $1.3 million reflecting the difference between the estimated fair market value of Company common stock on the date of grant and the exercise price of the Additional Options. All options granted to employees in connection with the Recapitalization were pursuant to and are governed by the Stock Option Plan.

     Additionally, at the closing of the Recapitalization, the Company granted to HFCP options to purchase 2,598,105 shares of Company common stock at $7.67 per share which were exercisable immediately and expire on the seventh anniversary of the closing. The HFCP Options are not governed by the Stock Option Plan.

     The Company has adopted SFAS 123 (see Note 2). In accordance with the provisions of SFAS 123, the Company applies APB Opinion No. 25, and related interpretations, in accounting for its plans. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under its plans consistent with the methodology prescribed by SFAS 123, the Company's net loss would be increased by $7.8 million, $6.3 million and $9.4 million for the years ended December 31, 1998, 1997 and 1996, respectively, and the net loss per common share would be increased by $0.13 for each of the years ended December 31, 1998 and 1997.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     These SFAS 123 pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions for the years ended December 31, 1998, 1997 and 1996, respectively:


                                          1998             1997             1996
                                    ---------------- ---------------- ----------------
     Expected term ................   6 years         10 years        5-10 years
     Risk-free rate ............... 4.26%-5.84%      5.59%-7.12%      5.92%-6.61%
     Dividend yield ...............          0%               0%               0%
     Expected volatility ..........      24.90%               0%               0%


     Since the Company's common stock was publicly traded for the first time in 1998 as a result of the Offering, it does not yet have sufficient historical information to make a reasonable assumption as to the expected volatility of its common stock price in the future. As a result, the assumption in the table above reflects the expected volatility of stock prices of entities similar to the Company. In addition, the decrease in the expected term of options for 1998 as compared to 1997 is due to the creation of an active, liquid market for the Company's common stock resulting from the Company's initial public offering in 1998.

     The weighted-average fair value and weighted average exercise price of options granted on and subsequent to the Recapitalization for which the exercise price equals the fair value of Company common stock on the grant date was $5.25 and $22.59 in 1998, respectively, $5.28 and $12.33 in 1997, respectively, and $3.69 and $7.67 in 1996, respectively. The weighted-average fair value and weighted average exercise price of options granted prior to the Recapitalization for which the exercise price equals the fair value of Company common stock on the grant date was $13.28 and $47.14 in 1996, respectively.

     In 1997 and 1996, the Company granted options to certain executives at exercise prices below the fair value of Company common stock on the date of grant. The weighted-average fair value and weighted-average exercise price of these options was $6.76 and $7.67 in 1997, respectively, and $6.30 and $1.97 in 1996, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the weighted-average fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

   Transactions involving options are summarized as follows:





                                                       OPTIONS       WEIGHTED-AVERAGE
                                                    OUTSTANDING*     EXERCISE PRICE*
                                                   --------------   -----------------
       JANUARY 1, 1996 .........................      2,426,108         $   42.99
                                                      ---------         ---------
        Granted ................................        284,773             47.14
        Exercised ..............................       (252,278)            41.94
        Cancellations ..........................       (167,940)            42.83
        Recapitalization cancellations .........     (2,290,663)            43.64
        Recapitalization grants ................     24,622,260              3.76
                                                     ----------         ---------
       DECEMBER 31, 1996 .......................     24,622,260              3.76
                                                     ----------         ---------
        Granted ................................     11,469,150             11.56
        Exercised ..............................     (4,250,790)             2.19
        Cancellations ..........................       (827,415)             4.50
                                                     ----------         ---------
       DECEMBER 31, 1997 .......................     31,013,205              6.84
                                                     ----------         ---------
        Granted ................................      2,472,933             22.59
        Exercised ..............................     (2,178,436)             3.10
        Cancelled ..............................     (1,230,060)            10.81
                                                     ----------         ---------
       DECEMBER 31, 1998 .......................     30,077,642         $    8.23
                                                     ==========         =========

----------
* Options outstanding and related weighted-average exercise prices prior to the Recapitalization have not been retroactively adjusted for the Stock Dividend.


     At December 31, 1998, 1997 and 1996, the Company had exercisable options of 14,963,354, 17,242,995, and 21,501,900, respectively.

     The following information is as of December 31, 1998:

                                        OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                             -----------------------------------------  ---------------------------
                                              WEIGHTED-
                                               AVERAGE      WEIGHTED-                   WEIGHTED-
                                 NUMBER       REMAINING      AVERAGE        NUMBER       AVERAGE
                              OUTSTANDING    CONTRACTUAL     EXERCISE    EXERCISABLE    EXERCISE
  RANGE OF EXERCISE PRICES    AT 12/31/98        LIFE         PRICE      AT 12/31/98      PRICE
---------------------------  -------------  -------------  -----------  -------------  ----------
$ 1.92 ....................   10,563,983          4.11      $   1.92     10,563,983     $   1.92
$ 7.67 ....................    8,297,586          7.24          7.67      4,369,371         7.67
$ 12.00 -- $15.00 .........    9,734,850          9.11         12.46         30,000        12.33
$ 25.00 -- $31.00 .........    1,481,223          9.95         28.55             --           --
                              ----------          ----      --------     ----------     --------
Total .....................   30,077,642          6.88      $   8.23     14,963,354     $   3.62
                              ==========          ====      ========     ==========     ========

NOTE (19)--LITIGATION, COMMITMENTS AND CONTINGENT LIABILITIES

     The Company has performed, and continues to perform, services for clients in a wide range of businesses, including tobacco products manufacturers. As a result, the Company may from time to time be joined as a defendant in litigation brought against its clients and others by third parties, including its competitors, governmental and regulatory bodies, or consumers, alleging that advertising claims made through the Company with respect to such clients' products are false, deceptive or misleading; that such clients' products are defective, injurious or pose some manner of threat to the public generally; or that marketing or communications materials created for such clients infringe upon the proprietary rights of third parties. The Company's practice is to attempt to minimize such potential liabilities through insurance coverage and/or indemnification provisions in its agreements with clients and others.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     The Company is also named as party in litigation matters which arise from time to time in the ordinary course of its business, including without limitation claims by former employees for money damages and other relief based upon the circumstances or consequences of their separation from employment. The Company believes that it has meritorious defenses to these claims, and is contesting such claims vigorously. In addition, the Company is covered by insurance with respect to some of such claims. Accordingly, the Company does not expect such current matters to have a material adverse effect on its consolidated financial position, results of operations or cash flows.

     Net rental expense was $75.5 million, $74.4 million, and $62.9 million in 1998, 1997 and 1996, respectively. Future minimum rental commitments as of December 31, 1998 are as follows:

                                     (IN THOUSANDS)
            1999 ................     $ 68,060
            2000 ................       54,613
            2001 ................       50,137
            2002 ................       47,056
            2003 ................       41,114
            Thereafter ..........      131,018


     Certain leases contain renewal options calling for increased rentals. Others contain certain escalation clauses relating to taxes and other operating expenses.

     The Company had outstanding guarantees of $8.6 million and $7.6 million at December 31, 1998 and 1997, respectively, primarily in support of credit lines of unconsolidated companies.

     The Company and its corporate affiliates conduct business in various developing countries in Asia, Africa, Latin America and Eastern Europe, where the systems and bodies of commercial law and trade practices arising thereunder are in a continuing state of evolution. Commercial laws in such countries are often vague, arbitrary, contradictory, inconsistently administered and retroactively applied. Under such circumstances, it is difficult for the Company to determine with certainty at all times the exact requirements of such local laws. Nevertheless, the Company believes that any difficulty in compliance with local laws in such developing countries will not have a materially adverse impact on the consolidated financial position, results of operations or cash flows of the Company.


NOTE (20)--FAIR VALUE OF FINANCIAL INSTRUMENTS AND HEDGING ACTIVITY

     At December 31, 1998 and 1997, the carrying value of the Company's financial instruments approximated fair value in all material respects.

     The Company enters into interest rate protection agreements with off-balance sheet risk in order to reduce its exposure to changes in interest rates on its variable rate long-term debt. These interest rate protection agreements included interest rate swaps, interest rate floors and interest rate caps. At December 31, 1998 and 1997, the Company had entered into interest rate protection agreements with respect to $31.5 million and $275 million of its indebtedness.

     The Company enters into forward foreign exchange contracts to hedge certain assets and liabilities which are recorded in a currency different from that in which they settle. These contracts are generally entered into in order to hedge intercompany transactions. Gains and losses on these contracts generally offset losses and gains on the related foreign currency denominated intercompany transactions. The gains and losses on these positions are deferred and included in the basis of the transaction upon settlement. The terms of these contracts are generally a one-month maturity. At December 31, 1998, the Company had contracts for the sale of $19.4 million and the purchase of $6.1 million of foreign currencies at fixed rates, compared to contracts for the sale of $18.5 million and the purchase of $12.8 million of foreign currencies at December 31, 1997.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


     Management believes that any losses resulting from market risk would not have a material adverse impact on the consolidated financial position, results of operations or cash flows of the Company.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                   EARNINGS PER SHARE
                                                  INCOME (LOSS)   BEFORE EXTRAORDINARY
                                  INCOME (LOSS)       BEFORE             CHARGE                           COMMON STOCK
                                       FROM       EXTRAORDINARY  -----------------------   NET INCOME  -------------------
      QUARTER         REVENUES      OPERATIONS        CHARGE        BASIC      DILUTED       (LOSS)       HIGH       LOW
------------------- ------------ --------------- --------------- ----------- ----------- ------------- ---------- --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1998
1st ...............  $  348,173    $   25,333      $   12,190     $   0.24    $   0.19    $   12,190   $ --       $ --
2nd(1)(2) .........     372,128      (190,472)       (145,391)       (2.45)      (2.45)     (149,824)  33 1/16    26 1/2
3rd ...............     375,419        42,178          24,306         0.36        0.29        24,306   35 7/8     28 3/8
4th ...............     426,744        51,450          27,260         0.41        0.34        27,260   33 5/8     19 3/4
                     ----------    ----------      ----------                             ----------
Year ..............   1,522,464       (71,511)        (81,635)       (1.34)      (1.34)      (86,068)  35 7/8     19 3/4
                     ==========    ==========      ==========                             ==========
1997
1st ...............  $  298,206    $   14,093      $    4,089     $   0.09    $   0.07    $    4,089
2nd ...............     345,474        35,156          13,516         0.29        0.22        13,516
3rd ...............     333,387        (4,302)         (5,700)       (0.12)      (0.12)       (5,700)
4th ...............     405,673        25,782         (35,843)       (0.77)      (0.77)      (35,843)
                     ----------    ----------      ----------                             ----------
Year ..............   1,382,740        70,729         (23,938)       (0.51)      (0.51)      (23,938)
                     ==========    ==========      ==========                             ==========

----------
(1) Income from operations for the second quarter of 1998 includes $234.4 million of non-recurring, non-cash, pre-tax compensation charges recognized upon the consummation of the Offering resulting from the vesting of shares of restricted stock allocated to employees. Net income for the second quarter of 1998 also includes an extraordinary charge of $4.4 million, which is net of a tax benefit of $2.8 million, due to the write-off of unamortized deferred financing costs related to the Company's replaced credit facility.

(2) The high and low prices of common stock reflect amounts from the period commencing upon the consummation of the Offering on May 12, 1998, the first day of public trading, through June 30, 1998.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                    MARCH 31,       DECEMBER 31,
                                                                                      1999              1998
                                                                                 --------------   ---------------
                                                                                  (UNAUDITED)
                                                                                   (IN THOUSANDS, EXCEPT SHARE
                                                                                      AND PER SHARE AMOUNTS)
CURRENT ASSETS
 Cash and cash equivalents ...................................................    $    63,209       $   122,138
 Accounts receivable, net of allowance for doubtful accounts of $18,485
   and $17,938 at March 31, 1999 and December 31, 1998, respectively.                 866,609           835,284
 Costs billable to clients ...................................................         63,874            55,187
 Other receivables ...........................................................         46,693            37,177
 Deferred income taxes .......................................................         46,831            46,803
 Prepaid expenses and other assets ...........................................         34,839            25,979
                                                                                  -----------       -----------
    Total Current Assets .....................................................      1,122,055         1,122,568
                                                                                  -----------       -----------
NONCURRENT ASSETS
 Property and equipment, net .................................................        148,488           150,413
 Deferred income taxes .......................................................        150,231           158,646
 Goodwill, less accumulated amortization of $76,959 and $84,292 at
   March 31, 1999 and December 31, 1998, respectively ........................        123,302           120,075
 Equity in net assets of and advances to unconsolidated companies ............         36,630            38,397
 Other assets ................................................................         41,919            45,156
                                                                                  -----------       -----------
    Total Noncurrent Assets ..................................................        500,570           512,687
                                                                                  -----------       -----------
    Total Assets .............................................................    $ 1,622,625       $ 1,635,255
                                                                                  ===========       ===========
CURRENT LIABILITIES
 Loans payable ...............................................................    $    52,699       $    31,365
 Accounts payable ............................................................        931,378         1,008,624
 Accrued expenses and other liabilities ......................................        184,487           203,099
 Accrued payroll and bonuses .................................................         50,370            77,078
 Income taxes payable ........................................................         19,783            19,290
                                                                                  -----------       -----------
   Total Current Liabilities .................................................      1,238,717         1,339,456
                                                                                  -----------       -----------
NONCURRENT LIABILITIES
 Loans payable ...............................................................        151,338            31,494
 Deferred compensation .......................................................         31,353            30,635
 Other liabilities ...........................................................        110,838           114,128
                                                                                  -----------       -----------
   Total Noncurrent Liabilities ..............................................        293,529           176,257
                                                                                  -----------       -----------
Commitments and Contingencies ................................................
Minority Interest ............................................................          4,028             4,573
                                                                                  -----------       -----------
Stockholders' Equity .........................................................
 Money Market Preferred Stock - cumulative variable dividend;
   liquidating value of $115 per share; one - tenth of one vote per share;
   authorized - 50,000 shares; issued and outstanding - 87 shares ............              -                 -
 Cumulative Participating Junior Preferred Stock - minimum $1.00 dividend; liquidating value of $1.00 per share; 100 votes per share;
   authorized - 2,500,000 shares; issued and outstanding - 0 shares ..........              -                 -
 Common stock, par value $.01 per share; authorized - 250,000,000 shares; issued and outstanding - 65,886,003 shares and 66,374,569 shares at March 31, 1999 and December 31, 1998, respectively
   (excluding 4,322,392 shares and 3,976,941 shares in treasury) .............            702               704
 Capital surplus .............................................................        926,840           934,676
 Accumulated deficit .........................................................       (738,592)         (758,292)
 Cumulative translation adjustment ...........................................        (18,024)          (10,810)
 Pension liability adjustment ................................................         (1,738)           (1,738)
                                                                                  -----------       -----------
                                                                                      169,188           164,540
Common stock in treasury, at cost ............................................        (82,837)          (49,571)
                                                                                  -----------       -----------
   Total Stockholders' Equity ................................................         86,351           114,969
                                                                                  -----------       -----------
   Total Liabilities and Stockholders' Equity ................................    $ 1,622,625       $ 1,635,255
                                                                                  ===========       ===========



   The accompanying notes are an integral part of these financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS






                                                                        THREE MONTHS ENDED MARCH 31,
                                                                       -------------------------------
                                                                            1999             1998
                                                                       --------------   --------------
                                                                       (IN THOUSANDS, EXCEPT SHARE AND
                                                                             PER SHARE AMOUNTS)
Revenues ...........................................................    $   383,873      $   348,173
Compensation expense, including employee benefits ..................        235,018          213,598
General and administrative expenses ................................        114,297          109,242
                                                                        -----------      -----------
Operating expenses .................................................        349,315          322,840
                                                                        -----------      -----------
Income from operations .............................................         34,558           25,333
Interest expense, net ..............................................         (1,646)          (5,575)
Other income .......................................................              -              827
                                                                        -----------      -----------
Income before income taxes .........................................         32,912           20,585
Income tax provision ...............................................         13,494            8,852
                                                                        -----------      -----------
                                                                             19,418           11,733
Equity in net (loss) income of unconsolidated companies ............            (16)             115
Minority interest in net loss of consolidated subsidiaries .........            299              342
                                                                        -----------      -----------
Net income .........................................................    $    19,701      $    12,190
                                                                        -----------      -----------
Earnings per share:
 Basic .............................................................    $      0.30      $      0.24
                                                                        ===========      ===========
 Diluted ...........................................................    $      0.24      $      0.19
                                                                        ===========      ===========
Weighted average shares outstanding (Note 3):
 Basic .............................................................     66,324,420       50,762,144
                                                                        ===========      ===========
 Diluted ...........................................................     81,892,192       64,453,134
                                                                        ===========      ===========



  The accompanying notes are an integral part of these financial statements.

                 YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES
                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          THREE MONTHS ENDED MARCH 31,
                                                                         -------------------------------
                                                                              1999             1998
                                                                         --------------   --------------
                                                                                 (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ...........................................................     $   19,701       $   12,190
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Depreciation and amortization .......................................         15,769           14,180
 Deferred income tax expense .........................................          8,280            3,777
 Equity in net loss (income)of unconsolidated companies ..............             16             (115)
 Dividends from unconsolidated companies .............................            905              252
 Minority interest in net loss of consolidated subsidiaries ..........           (299)            (342)
Change in assets and liabilities, excluding effects from
 acquisitions, dispositions and foreign exchange:
 Accounts receivable .................................................        (29,034)         (22,261)
 Costs billable to clients ...........................................         (9,306)         (21,508)
 Other receivables ...................................................         (9,527)          (5,031)
 Prepaid expenses and other assets ...................................         (5,895)          (1,163)
 Accounts payable ....................................................        (69,759)         (43,672)
 Accrued expenses and other liabilities ..............................        (18,868)         (34,377)
 Accrued payroll and bonuses .........................................        (26,616)         (16,556)
 Income taxes payable ................................................          1,167           (5,007)
 Deferred compensation ...............................................            355            1,478
 Other ...............................................................         (1,359)          (4,021)
                                                                           ----------       ----------
Net cash used in operating activities ................................     $ (124,470)      $ (122,176)
                                                                           ----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property and equipment .................................     $  (14,788)      $   (7,889)
 Acquisitions, net of cash acquired ..................................         (8,669)               -
 Investment in net assets of and advances to unconsolidated
   companies .........................................................         (1,912)          (1,030)
 Proceeds from notes receivable ......................................            322              339
                                                                           ----------       ----------
Net cash used in investing activities ................................     $  (25,047)      $   (8,580)
                                                                           ----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES: ................................
 Proceeds from loans payable, net ....................................        131,772           24,972
 Common stock issued .................................................          1,134            1,287
 Common stock repurchased ............................................        (42,403)               -
 Payments of deferred compensation ...................................              -           (1,190)
 Payment of installment notes, net ...................................              -           (2,100)
 Other financing activities ..........................................            (59)            (277)
                                                                           ----------       ----------
Net cash provided by financing activities ............................     $   90,444       $   22,692
                                                                           ----------       ----------
Effect of exchange rate changes on cash and cash equivalents .........            144           (1,234)
Net decrease in cash and cash equivalents ............................        (58,929)        (109,298)
Cash and cash equivalents, beginning of period .......................        122,138          160,263
                                                                           ----------       ----------
Cash and cash equivalents, end of period .............................     $   63,209       $   50,965
                                                                           ==========       ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid .......................................................     $    2,939       $    9,157
                                                                           ==========       ==========
 Income taxes paid ...................................................     $    4,960       $    9,237
                                                                           ==========       ==========


   The accompanying notes are an integral part of these financial statements.

              YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES NOTES
                TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - OPERATIONS AND BASIS OF PRESENTATION:

     NATURE OF OPERATIONS: Young & Rubicam Inc. (the "Company") is a global marketing and communications enterprise with integrated services in advertising, perception management and public relations, branding consultation and design, sales promotion, direct marketing and healthcare communications.
The Company operates in the United States, Canada, Europe, Latin America and the Asia/Pacific region as well as through certain affiliations in other parts of the world.

     BASIS  OF  PRESENTATIONS: The accompanying unaudited consolidated financial statements of the Company have been prepared pursuant to the rules of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. In the opinion of management, the accompanying financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the results for the periods presented. Certain reclassifications have been made to the prior years' financial statements to conform to the 1999 presentation.

     The results of operations for the interim periods presented are not necessarily indicative of the results expected for the full year.


NOTE 2 - USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 3 - EARNINGS PER COMMON SHARE:

     Basic net earnings per share is calculated by dividing net income by the weighted average shares of common stock outstanding during the three months ended March 31, 1999 and 1998. Diluted earnings per share reflects the dilutive effect of stock options, primarily stock options granted to employees under stock-based compensation plans. Shares used in computing basic and diluted earnings per share were as follows:

                                             THREE MONTHS ENDED MARCH 31,
                                              --------------------------
                                                  1999           1998
                                              ------------   -----------
Basic - weighted average shares ...........   66,324,420     50,762,144
Dilutive effect of stock options ..........   15,567,772     13,690,990
                                              ----------     ----------
Diluted - weighted average shares .........   81,892,192     64,453,134
                                              ==========     ==========

NOTE 4 - COMPREHENSIVE INCOME

     The   following  table  sets  forth  total  comprehensive  income  and  its components:


                                                   THREE MONTHS ENDED MARCH 31,
                                                     -----------------------
                                                        1999         1998
                                                         (IN THOUSANDS)
Net income .......................................    $ 19,701     $ 12,190
Foreign currency translation adjustments .........      (7,214)      (2,054)
                                                      --------     --------
Total comprehensive income .......................    $ 12,487     $ 10,136
                                                      ========     ========


NOTE 5 - SUBSEQUENT EVENTS


     ACQUISITION: On   May   21,   1999,   the  Company  acquired  KnowledgeBase
Marketing, Inc., a leading customer relationship marketing service that specializes in gathering and analyzing marketing data, in a stock and cash transaction valued at approximately $175 million. In connection with this acquisition, the Company issued an aggregate of 2.1 million shares of common stock and agreed to grant options to purchase up to an aggregate of 275,000 additional shares of common stock.

     CASH DIVIDEND: On April 29, 1999, the Company announced that the Board of Directors declared a cash dividend of $0.025 per common share, payable on June 15, 1999 to all stockholders of record as of June 1, 1999.

YOUNG & RUBICAM INC. AND SUBSIDIARY COMPANIES                    SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                 ADDITIONS
                                                       -----------------------------
                                           BALANCE AT   CHARGED TO                                 BALANCE AT
                                            BEGINNING    COSTS AND     CHARGED TO                    END OF
DESCRIPTION                                 OF PERIOD    EXPENSES    OTHER ACCOUNTS   DEDUCTIONS     PERIOD
----------------------------------------- ------------ ------------ ---------------- ------------ -----------
YEAR ENDED DECEMBER 31, 1998
Allowance for Doubtful Accounts .........    $14,125      $ 9,404         --            $ 5,591     $17,938
                                             =======      =======         ==            =======     =======
YEAR ENDED DECEMBER 31, 1997
Allowance for Doubtful Accounts .........    $ 9,849      $14,269         --            $ 9,993     $14,125
                                             =======      =======         ==            =======     =======
YEAR ENDED DECEMBER 31, 1996
Allowance for Doubtful Accounts .........    $11,526      $11,411         --            $13,088     $ 9,849
                                             =======      =======         ==            =======     =======

================================================================================
      NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ONLY THE SHARES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.



               ------------------------------------------------
                               TABLE OF CONTENTS
               ------------------------------------------------

                                                     PAGE
                                                  ----------

Prospectus Summary ............................        1
Risk Factors ..................................        7
Recent Developments ...........................       14
Use of Proceeds ...............................       14
Price Range of Common Stock and
   Dividend Policy ............................       14
Capitalization ................................       15
Selected Consolidated Financial Data ..........       16
Management's Discussion and
   Analysis of Financial Condition and
   Results of Operations ......................       18
Business ......................................       27
Management ....................................       38
Certain Transactions ..........................       54
Principal Stockholders ........................       55
Selling Stockholders ..........................       57
Description of Capital Stock ..................       63
Shares Eligible for Future Sale ...............       77
Certain U.S. Tax Consequences to
   Non-United States Holders ..................       79
Underwriting ..................................       81
Legal Matters .................................       85
Experts .......................................       85
Available Information .........................       85
Index to Consolidated Financial
   Statements .................................       F-1


================================================================================


                               [GRAPHIC OMITTED]



                               15,000,000 SHARES
                                 COMMON STOCK




                       --------------------------------
                                   PROSPECTUS
                       --------------------------------



                            BEAR, STEARNS & CO. INC.


                          DONALDSON, LUFKIN & JENRETTE

                                 ---------------

                              GOLDMAN, SACHS & CO.


                           ING BARING FURMAN SELZ LLC


                           MORGAN STANLEY DEAN WITTER


                              SALOMON SMITH BARNEY



                                     , 1999



================================================================================

                                                      [INTERNATIONAL COVER PAGE]

                    SUBJECT TO COMPLETION, DATED MAY 24, 1999


PROSPECTUS

                               15,000,000 SHARES

                               [GRAPHIC OMITTED]

                                  COMMON STOCK
                             -------------------

     This is an offering of 15,000,000 shares of common stock of Young & Rubicam Inc. This prospectus relates to an international offering of 3,000,000 shares outside the United States and Canada. In addition, 12,000,000 shares are being offered in a concurrent offering in the United States and Canada.

     All of the 15,000,000 shares of common stock offered by this prospectus are being sold by the selling stockholders named in this prospectus. Young & Rubicam will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.


     The last reported sale price of the common stock, which is listed on the New York Stock Exchange under the symbol "YNR", on May 21, 1999, was $40.62 per share.


     INVESTING IN COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                                                     Per
                                                    Share         Total
                                                 -----------   ----------
Public offering price ........................   $             $
Underwriting discount ........................   $             $
Proceeds to the selling stockholders .........   $             $

                             -------------------

     The U.S. underwriters may purchase up to an additional 2,250,000 shares from selling stockholders to cover over-allotments. Young & Rubicam Inc. has agreed to pay expenses incurred by the selling stockholders in connection with the offerings, other than the underwriting discount.

     The underwriters expect to deliver the shares in New York, New York on , 1999.

                              -------------------
BEAR, STEARNS INTERNATIONAL LIMITED
                                 CAZENOVE & CO.
                                                   DONALDSON, LUFKIN & JENRETTE
                              -------------------
GOLDMAN SACHS INTERNATIONAL
           ING BARINGS
                    MORGAN STANLEY DEAN WITTER
                                              SALOMON SMITH BARNEY INTERNATIONAL


                    The date of this prospectus is    , 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THIS PROSPECTUS IS DELIVERED IN FINAL FORM. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                 [INTERNATIONAL BACK COVER PAGE]
================================================================================
       NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ONLY THE SHARES OFFERED BY THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.



                 --------------------------------------------
                               TABLE OF CONTENTS
                 --------------------------------------------

                                                 PAGE
                                             ------------

Prospectus Summary .......................         1
Risk Factors .............................         7
Recent Developments ......................        14
Use of Proceeds ..........................        14
Price Range of Common Stock and
   Dividend Policy .......................        14
Capitalization ...........................        15
Selected Consolidated Financial Data.             16
Management's Discussion and
   Analysis of Financial Condition and
   Results of Operations .................        18
Business .................................        27
Management ...............................        38
Certain Transactions .....................        54
Principal Stockholders ...................        55
Selling Stockholders .....................        57
Description of Capital Stock .............        63
Shares Eligible for Future Sale ..........        77
Certain U.S. Tax Consequences to
   Non-United States Holders .............        79
Underwriting .............................        81
Legal Matters ............................        85
Experts ..................................        85
Available Information ....................        85
Index to Consolidated Financial
   Statements ............................        F-1


================================================================================


================================================================================

                               [GRAPHIC OMITTED]

                               15,000,000 SHARES
                                 COMMON STOCK




                       ---------------------------------
                                   PROSPECTUS
                       ---------------------------------





                       BEAR, STEARNS INTERNATIONAL LIMITED


                                 CAZENOVE & CO.


                          DONALDSON, LUFKIN & JENRETTE


                             -----------------------


                           GOLDMAN SACHS INTERNATIONAL


                                   ING BARINGS


                           MORGAN STANLEY DEAN WITTER


                       SALOMON SMITH BARNEY INTERNATIONAL




                                     , 1999



================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the common stock being registered, other than underwriting discounts and commissions.




Securities and Exchange Commission registration fee .................    $ 203,378
National Association of Securities Dealers, Inc. filing fee .........       30,500
Legal fees and expenses .............................................      250,000
Accounting fees and expenses ........................................      125,000
Printing and engraving expenses .....................................      350,000
Registrar and transfer agent's fee ..................................       25,000
Miscellaneous .......................................................       41,122
                                                                         ---------
 Total ..............................................................    $ 900,000
                                                                         =========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article XI of Young & Rubicam Inc.'s Amended and Restated Certificate of Incorporation provides substantially as follows:

     Section 1. Elimination of Certain Liability of Directors. A director of the Company shall not be personally liable to Y&R or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 2. Indemnification and Insurance.

     (a) Right to indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the

General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Company may, by action of the Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

     (d) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

     Section 145 of the General Corporation Law of the State of Delaware provides as follows:

       (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

       (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

       (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

       (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

       (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

       (f) The indemnification and advancement of expenses provided by, or granted under, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

       (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

       (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have respect to such constituent corporation if its separate existence had continued.

       (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "servicing at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

       (j) The indemnification and advancement of expense proved by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

       (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     Section 5 of the Management Voting Trust Agreement provides substantially as follows:

     The Company hereby agrees to assume liability for and does hereby indemnify, protect, save and hold harmless the Voting Trustees and their successors, assigns, agents and servants to the full extent lawful from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever ("Losses") that may be imposed, incurred by or asserted against the Voting Trustees or any of them individually in any way relating to or arising under the Management Voting Trust Agreement or the enforcement of any of the terms thereof or in any way relating to or arising out of the administration of the trusts created thereby or the action or inaction of the Management Voting Trust thereunder, unless the Company shall sustain the burden of proving by clear and convincing evidence that such Losses were proximately caused by an act or omission on the part of such Voting Trustee or Voting Trustees that was not taken in good faith or that was not reasonably believed to be in or not opposed to the best interests of the Company and the Management Investors as a group. The Company shall advance to any Voting Trustee all reasonable expenses in connection with litigation arising under the Management Voting Trust Agreement or the enforcement of any of  the  terms  thereof  or  in  any  way  relating  to  or  arising  out of the administration of the trusts created thereby or the action or inaction of the Management Voting Trust thereunder, including, but not limited to, expenses in connection with litigation in which such Voting Trustee purports to seek to enforce any portion of the Management Voting Trust Agreement. A Voting Trustee shall be required to execute an undertaking agreeing to repay the Company the amount so advanced in the event it is ultimately determined that such Voting Trustee is not entitled to indemnification with respect to such Losses, but the Voting Trustee shall not be required to give a bond or any security for the advancement of such expenses. To the extent insurance is available on commercially reasonable terms, the Company will procure and maintain (for the benefit of the Company and the Voting Trustees) insurance covering the Voting Trustees at least to the extent their conduct would give rise to indemnification under the Management Voting Trust Agreement. The provisions contained in this indemnification section shall survive the termination of the Management Voting Trust Agreement.

     The Restricted Stock Plan and the Management Stock Option Plan each provide that no member of the Compensation Committee of the board of directors or of the board of directors shall be liable for any action or determination made in good faith with respect to such plan or any grant under such plan. The Restricted Stock Plan and the Management Stock Plan each provide that to the fullest extent permitted by law, the Company shall indemnify and save harmless each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person, or such person's testator or intestate, is or was a member of the Compensation Committee of the board of directors. The 1997 ICP provides that no member of the Compensation Committee or any officer or employee of the Registrant or an affiliate acting at the direction or on behalf of the Compensation Committee shall be personally liable for any action or determination taken or made in good faith with respect to the 1997 ICP, and shall, to the extent permitted by law, be fully indemnified and protected by the Registrant with respect to any such action or determination.

     Young & Rubicam Inc. also carries liability insurance covering officers and directors.

     Pursuant to the proposed form of Underwriting Agreement, the Underwriters have agreed to indemnify the directors and officers of Young & Rubicam Inc. in certain circumstances.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


       In December 1996, in connection with its recapitalization, Y&R (1) issued and sold 30,228,195 shares of common stock to the H&F investors, other investors not affiliated with Y&R and one entity affiliated with an independent member of the board of directors for cash consideration of $231,749,495, (2) issued and sold 17,154,135 shares of common stock to 182 employees in exchange for a combination of cash, notes, shares of common stock, $.25 par value, of Young & Rubicam Inc., a New York corporation, and limited partnership units of Young & Rubicam L.P., a Delaware limited partnership, (3) granted 16,823,565 rollover options to its employees in consideration of the surrender for cancellation of all or a portion of their outstanding employee options, and (4) granted 5,200,590 executive options to its employees without consideration pursuant to the management stock option plan.


     In August 1997, two members of management of Y&R purchased an aggregate of 12,900 shares of common stock for an aggregate purchase price of $98,900. In October 1997, four members of management of Y&R purchased an aggregate of 36,000 shares of common stock for an aggregate purchase price of $276,000. In November 1997, Y&R purchased additional equity interests in two of its Argentine subsidiaries using an aggregate of 91,320 shares of common stock as part of the consideration.


     During 1997, management investors whose employment with Y&R was terminated exercised rollover options to purchase an aggregate of 463,065 shares of common stock at $1.92 per share, or an aggregate of $887,541. All of these shares of common stock were repurchased by Y&R pursuant to the call provisions of the stockholders' agreement at a price equal to $7.67 per share.

     In December 1997, Y&R issued and sold 4,250,790 shares of common stock to its employees for an aggregate amount of $9,314,483 pursuant to the exercise of rollover options and executive options. In March 1998, Y&R issued and sold 135,885 shares of common stock to its employees for an aggregate amount of $864,196 pursuant to the exercise of rollover options and executive options.


     In March 1999, Y&R purchased additional equity interests in a Dutch subsidiary using an aggregate of 27,465 shares of common stock as part of the consideration.


     All of the sales of Y&R securities described above were deemed to be exempt from the registration requirements under the Securities Act pursuant to Section 4(2) thereof, or in reliance on Rule 701 promulgated under Section 3(b) thereof or Regulation D or Regulation S thereunder. Each recipient of such securities represented in each transaction such recipient's intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities and appropriate legends were affixed to the share certificates issued in such transactions.

     On  May  21,  1999,  Y&R  issued   2,100,980  shares  of  common  stock  to
stockholders of KnowledgeBase Marketing in reliance on Section 3(a)(10) of the Securities Act.

ITEM 16. EXHIBITS.

     (a) Exhibits




 1.1    Form of Underwriting Agreement.

 3.1    Amended  and  Restated   Certificate  of   Incorporation  of  Registrant
        (incorporated   by  reference  from  Exhibit  4.4  to  the  Registration
        Statement on Form S-8 (File No. 333-57605) filed by the Company).

 3.2 Amended and Restated Bylaws of Registrant (incorporated by reference from Exhibit 4.5 to the Registration Statement on Form S-8 (File No.
        333-57605) filed by the Company).

 4.1 Specimen Certificate of Common Stock of Registrant (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-1
        (File No. 333-46929) filed by the Company).

 4.2 Rights Agreement, dated as of May 1, 1998 (incorporated by reference from Exhibit 4.9 to the Registration Statement on Form S-8 (File No.
        333-57605) filed by the Company).

 4.3    Certificate of Designation  for  Registrant's  Cumulative  Participating
        Junior Preferred Stock (incorporated by reference from Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 333-66883) filed by the
        Company).

 5.1    Opinion  of  Cleary,  Gottlieb,   Steen  &  Hamilton,   counsel  to  the
        Registrant,  as to the  legality  of the  shares of Common  Stock  being registered.

 9.1    Management  Voting  Trust  Agreement,  dated  as of  December  12,  1996
        (incorporated   by  reference  from  Exhibit  9.1  to  the  Registration
        Statement on Form S-1 (File No. 333-46929) filed by the Company).

 9.2    Young & Rubicam  Inc.  Restricted  Stock  Trust  Agreement,  dated as of
        December 12, 1996  (incorporated  by  reference  from Exhibit 9.2 to the
        Registration  Statement  on Form S-1 (File No.  333-46929)  filed by the
        Company).

10.1 Stockholders' Agreement, dated as of May 8, 1998 (incorporated by reference from Exhibit 4.8 to the Registration Statement on Form S-8
        (File No. 333-57605) filed by the Company).

10.2 Contribution Agreement dated October 30, 1996 (incorporated by reference from Exhibit 10.3 to the Registration Statement on Form S-1 (File No.
        333-46929) filed by the Company).

10.3 Young & Rubicam Holdings Inc. Restricted Stock Plan (incorporated by reference from Exhibit 10.4 to the Registration Statement on Form S-1
        (File No. 333-46929) filed by the Company).

10.4 Young & Rubicam Holdings Inc. Management Stock Option Plan (incorporated by reference from Exhibit 10.5 to the Registration Statement on Form S-1
        (File No. 333-46929) filed by the Company).

10.5 Young & Rubicam Inc. 1997 Incentive Compensation Plan (incorporated by reference from Exhibit 10.6 to the Registration Statement on Form S-1
        (File No. 333-46929) filed by the Company).

10.6 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with Peter Georgescu (incorporated by reference from Exhibit 10.7 to the Registration Statement on Form S-1 (File No.
        333-46929) filed by the Company).

10.7 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1995, with Peter Georgescu (incorporated by reference from
        Exhibit  10.8 to the  Registration  Statement  on  Form  S-1  (File  No.
        333-46929) filed by the Company).


10.8 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1986, with Peter Georgescu (incorporated by reference from
        Exhibit  10.9 to the  Registration  Statement  on  Form  S-1  (File  No.
        333-46929) filed by the Company).

10.9 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with John P. McGarry, Jr. (incorporated by reference from Exhibit 10.10 to the Registration Statement on Form S-1
        (File No. 333-46929) filed by the Company).

10.10 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1986, with John P. McGarry, Jr. (incorporated by reference from Exhibit 10.11 to the Registration Statement on Form S-1 (File No.
        333-46929) filed by the Company).

10.11 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 31, 1994, with John P. McGarry, Jr. (incorporated by reference from Exhibit 10.12 to the Registration Statement on Form S-1
        (File No. 333-46929) filed by the Company).

10.12 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with Edward Vick (incorporated by reference from
        Exhibit  10.13  to the  Registration  Statement  on Form S-1  (File  No.
        333-46929) filed by the Company).

10.13 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1995, with Edward Vick (incorporated by reference from
        Exhibit  10.14  to the  Registration  Statement  on Form S-1  (File  No.
        333-46929) filed by the Company).

10.14 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with Alan J. Sheldon (incorporated by reference from Exhibit 10.15 to the Registration Statement on Form S-1 (File No.
        333-46929) filed by the Company).

10.15 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1995, with Alan J. Sheldon (incorporated by reference from
        Exhibit  10.16  to the  Registration  Statement  on Form S-1  (File  No.
        333-46929) filed by the Company).

10.16 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1988, with Alan J. Sheldon (incorporated by reference from
        Exhibit  10.17  to the  Registration  Statement  on Form S-1  (File  No.
        333-46929) filed by the Company).

10.17   Registration   Rights   Agreement,   dated  as  of  December   12,  1996
        (incorporated  by  reference  from  Exhibit  10.18  to the  Registration
        Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.18   Letter  Agreement  dated as of October 16,  1997 by and between  Young &
        Rubicam  Inc.  and  Michael J. Dolan  (incorporated  by  reference  from
        Exhibit  10.19  to the  Registration  Statement  on Form S-1  (File  No.
        333-46929) filed by the Company).

10.19   Letter Agreement dated June 28, 1996 by and between Young & Rubicam Inc.
        and Michael J. Dolan (incorporated by reference from Exhibit 10.20 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the
        Company).

10.20 Lease agreement for 230 Park Avenue South (incorporated by reference from Exhibit 10.21 to the Registration Statement on Form S-1 (File No.
        333-46929) filed by the Company).

10.21   H&F Option  Agreement,  dated as of  December  12,  1996,  among Young &
        Rubicam  Holdings  Inc., a New York  corporation  ("Holdings"),  Young &
        Rubicam Inc., a New York corporation, Young & Rubicam Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings, and Hellman &
        Friedman  Capital  Partners III, L.P.  (incorporated  by reference  from
        Exhibit  10.22  to the  Registration  Statement  on Form S-1  (File  No.
        333-46929) filed by the Company).

10.22   H&F Option  Agreement,  dated as of  December  12,  1996,  among Young &
        Rubicam  Holdings  Inc., a New York  corporation  ("Holdings"),  Young &
        Rubicam Inc., a New York corporation, Young & Rubicam Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings, and H&F Orchard
        Partners III, L.P.  (incorporated by reference from Exhibit 10.23 to the
        Registration  Statement  on Form S-1 (File No.  333-46929)  filed by the
        Company).

10.23   Form of  Young &  Rubicam  Inc.  Key  Corporation  Managers  Bonus  Plan
        (incorporated  by  reference  from  Exhibit  10.24  to the  Registration
        Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.24   Amendment No. 1 to Restricted  Stock Trust  Agreement  dated as of March
        13,  1998   (incorporated   by  reference  from  Exhibit  10.25  to  the
        Registration  Statement  on Form S-1 (File No.  333-46929)  filed by the
        Company).

10.25 Young & Rubicam Inc. Deferred Compensation Plan (incorporated by reference from Exhibit 10.26 to the Registration Statement on Form S-1
        (File No. 333-46929) filed by the Company).

10.26 Amendment No. 1 to Young & Rubicam Inc. Deferred Compensation Plan effective as of November 19, 1997 (incorporated by reference from Exhibit 10.26 to the Annual Report on Form 10-K (File No. 001--14093) filed by the Company).

10.27 Amendment No. 2 to Young & Rubicam Inc. Deferred Compensation Plan effective as of January 1, 1999 (incorporated by reference from Exhibit
        10.27 to the Annual Report on Form 10-K (File No. 001--14093) filed by the Company).

10.28 Young & Rubicam Inc. Grantor Trust Agreement (incorporated by reference from Exhibit 10.27 to the Registration Statement on Form S-1 (File No.
        333-46929) filed by the Company).

10.29   Amendment  to Young & Rubicam  Inc.  1997  Incentive  Compensation  Plan
        (incorporated  by  reference  from  Exhibit  10.28  to the  Registration
        Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.30   Credit  Agreement  (incorporated  by reference from Exhibit 10.28 to the
        Registration  Statement  on Form S-1 (File No.  333-66883)  filed by the
        Company).

10.31   Young & Rubicam Inc. Director Deferred Fee Plan.

10.32   Amendment No. 1 to the Young & Rubicam Inc. Grantor Trust Agreement.

21.1 List of Subsidiaries (incorporated by reference from Exhibit 10.28 to the Registration Statement on Form S-1 (File No. 333-66883) filed by the
        Company).

23.1    Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Cleary, Gottlieb, Steen & Hamilton (included in opinion filed as Exhibit 5.1).

24.1    Powers of Attorney (included on signature pages).*

---------------

* Previously filed.




     (b) Financial Statement Schedules

     All   required   financial   statement   schedules   are  included  in  the
consolidated financial statements included in the prospectus.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (b) (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 24, 1999.

                                        YOUNG & RUBICAM INC.

                                        By: /s/ STEPHANIE W. ABRAMSON
                                           ------------------------------------

                                           Name: Stephanie W. Abramson
                                           Title: Executive Vice President and
                                                  General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                               TITLE                         DATE
-----------------------------   ----------------------------------------   -------------
            *                   Chairman of the Board and Chief            May 24, 1999
---------------------------       Executive Officer
   Peter A. Georgescu             (principal executive officer)


           *                    Vice Chairman, Chief Financial Officer     May 24, 1999
---------------------------       and Director
    Michael J. Dolan              (principal financial officer)


           *                    Senior Vice President, Finance             May 24, 1999
---------------------------       (principal accounting officer)
   John A. Wozniak


          *                     Chief Operating Officer                    May 24, 1999
---------------------------        and Director
   Edward H. Vick


          *                     Executive Vice President                   May 24, 1999
---------------------------        and Director
 Thomas D. Bell, Jr.


          *                     Director                                   May 24, 1999
---------------------------
  F. Warren Hellman


          *                     Director                                   May 24, 1999
---------------------------
   Richard S. Bodman


          *                     Director                                   May 24, 1999
---------------------------
 Philip U. Hammarskjold


          *                     Director                                   May 24, 1999
---------------------------
  John F. McGillicuddy


          *                     Director                                   May 24, 1999
---------------------------
  Alan D. Schwartz

*By: /s/ STEPHANIE W. ABRAMSON
     -------------------------
    Name: Stephanie W. Abramson
     Title: Attorney-in-Fact

                                 EXHIBIT INDEX






 EXHIBIT
   NO.                   DESCRIPTION
   ---                   -----------

 1.1    Form of Underwriting Agreement.

 3.1    Amended  and  Restated   Certificate  of   Incorporation  of  Registrant
        (incorporated   by  reference  from  Exhibit  4.4  to  the  Registration
        Statement on Form S-8 (File No. 333-57605) filed by the Company).

 3.2 Amended and Restated Bylaws of Registrant (incorporated by reference from Exhibit 4.5 to the Registration Statement on Form S-8 (File No. 333-57605) filed by the Company).

 4.1 Specimen Certificate of Common Stock of Registrant (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

 4.2 Rights Agreement, dated as of May 1, 1998 (incorporated by reference from Exhibit 4.9 to the Registration Statement on Form S-8 (File No. 333-57605) filed by the Company).

 4.3 Certificate of Designation for Registrant's Cumulative Participating Junior Preferred Stock (incorporated by reference from Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 333-66883) filed by the Company).

 5.1    Opinion  of  Cleary,  Gottlieb,   Steen  &  Hamilton,   counsel  to  the
        Registrant, as to the legality of the shares of Common Stock being registered.

 9.1    Management  Voting  Trust  Agreement,  dated  as of  December  12,  1996
        (incorporated   by  reference  from  Exhibit  9.1  to  the  Registration
        Statement on Form S-1 (File No. 333-46929) filed by the Company).

 9.2 Young & Rubicam Inc. Restricted Stock Trust Agreement, dated as of December 12, 1996 (incorporated by reference from Exhibit 9.2 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.1 Stockholders' Agreement, dated as of May 8, 1998 (incorporated by reference from Exhibit 4.8 to the Registration Statement on Form S-8 (File No. 333-57605) filed by the Company).

10.2 Contribution Agreement dated October 30, 1996 (incorporated by reference from Exhibit 10.3 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.3 Young & Rubicam Holdings Inc. Restricted Stock Plan (incorporated by reference from Exhibit 10.4 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.4 Young & Rubicam Holdings Inc. Management Stock Option Plan (incorporated by reference from Exhibit 10.5 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.5 Young & Rubicam Inc. 1997 Incentive Compensation Plan (incorporated by reference from Exhibit 10.6 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.6 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with Peter Georgescu (incorporated by reference from Exhibit 10.7 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.7 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1995, with Peter Georgescu (incorporated by reference from
        Exhibit 10.8 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.8 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1986, with Peter Georgescu (incorporated by reference from
        Exhibit 10.9 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.9 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with John P. McGarry, Jr. (incorporated by reference from Exhibit 10.10 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.10 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1986, with John P. McGarry, Jr. (incorporated by reference from Exhibit 10.11 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.11 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 31, 1994, with John P. McGarry, Jr. (incorporated by reference from Exhibit 10.12 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.12 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with Edward Vick (incorporated by reference from
        Exhibit 10.13 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.13 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1995, with Edward Vick (incorporated by reference from
        Exhibit 10.14 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.14 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of December 19, 1997, with Alan J. Sheldon (incorporated by reference from Exhibit 10.15 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.15 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1995, with Alan J. Sheldon (incorporated by reference from
        Exhibit 10.16 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.16 Young & Rubicam Inc. Select Executive Retirement Income Plan, dated as of January 1, 1988, with Alan J. Sheldon (incorporated by reference from
        Exhibit 10.17 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.17   Registration   Rights   Agreement,   dated  as  of  December   12,  1996
        (incorporated by reference from Exhibit 10.18 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.18 Letter Agreement dated as of October 16, 1997 by and between Young & Rubicam Inc. and Michael J. Dolan (incorporated by reference from
        Exhibit 10.19 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.19 Letter Agreement dated June 28, 1996 by and between Young & Rubicam Inc. and Michael J. Dolan (incorporated by reference from Exhibit 10.20 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.20 Lease agreement for 230 Park Avenue South (incorporated by reference from Exhibit 10.21 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.21 H&F Option Agreement, dated as of December 12, 1996, among Young & Rubicam Holdings Inc., a New York corporation ("Holdings"), Young & Rubicam Inc., a New York corporation, Young & Rubicam Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings, and Hellman & Friedman Capital Partners III, L.P. (incorporated by reference from
        Exhibit 10.22 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.22 H&F Option Agreement, dated as of December 12, 1996, among Young & Rubicam Holdings Inc., a New York corporation ("Holdings"), Young & Rubicam Inc., a New York corporation, Young & Rubicam Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings, and H&F Orchard Partners III, L.P. (incorporated by reference from Exhibit 10.23 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.23 Form of Young & Rubicam Inc. Key Corporation Managers Bonus Plan (incorporated by reference from Exhibit 10.24 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.24 Amendment No. 1 to Restricted Stock Trust Agreement dated as of March 13, 1998 (incorporated by reference from Exhibit 10.25 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.25 Young & Rubicam Inc. Deferred Compensation Plan (incorporated by reference from Exhibit 10.26 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.26 Amendment No. 1 to Young & Rubicam Inc. Deferred Compensation Plan effective as of November 19, 1997 (incorporated by reference from Exhibit 10.26 to the Annual Report on Form 10-K (File No. 001--14093) filed by the Company).

10.27 Amendment No. 2 to Young & Rubicam Inc. Deferred Compensation Plan effective as of January 1, 1999 (incorporated by reference from Exhibit
        10.27 to the Annual Report on Form 10-K (File No. 001--14093) filed by the Company).

10.28 Young & Rubicam Inc. Grantor Trust Agreement (incorporated by reference from Exhibit 10.27 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.29 Amendment to Young & Rubicam Inc. 1997 Incentive Compensation Plan (incorporated by reference from Exhibit 10.28 to the Registration Statement on Form S-1 (File No. 333-46929) filed by the Company).

10.30 Credit Agreement (incorporated by reference from Exhibit 10.28 to the Registration Statement on Form S-1 (File No. 333-66883) filed by the Company).

10.31   Young & Rubicam Inc. Director Deferred Fee Plan.

10.32   Amendment No. 1 to the Young & Rubicam Inc. Grantor Trust Agreement.

21.1 List of Subsidiaries (incorporated by reference from Exhibit 10.28 to the Registration Statement on Form S-1 (File No. 333-66883) filed by the Company).

23.1    Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Cleary, Gottlieb, Steen & Hamilton (included in opinion filed as Exhibit 5.1).

24.1    Powers of Attorney (included on signature pages).*

---------------

* Previously filed.